Filed Pursuant to Rule 424(b)(4)
Registaration No. (333-135911)
PROSPECTUS

DEBT RESOLVE, INC.

2,483,819 Shares of Common Stock

This prospectus relates to 2,483,819 shares of common stock, par value $.001 per share, of Debt Resolve, Inc. for the sale from time to time by certain selling stockholders of our securities, or by their pledgees, donees, transferees or other successors in interests. You can find detailed information on the selling stockholders and the transactions in which they acquired our securities in the section entitled “Selling Stockholders” beginning on page SS-73 of this prospectus.

In connection with the private financings, all of the investors entered into “lock-up agreements” with us that prohibit those investors from, directly or indirectly, offering, selling, pledging or otherwise transferring or disposing of any of the shares of our common stock underlying the convertible promissory notes and warrants for a period of six months after the effective date of a registration statement under the Securities Act covering those shares. Therefore, the secondary offering to which this prospectus relates will not begin until the expiration of the six month period after the effective date of the registration statement of which this prospectus is a part.

The distribution of shares offered hereby may be effected in one or more transactions that may take place on the American Stock Exchange, the over-the-counter market or wherever the shares are then traded or quoted, including ordinary brokers’ transactions, in privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders.

The selling stockholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, with respect to the shares offered by this prospectus, and any profits realized or commissions received may be deemed underwriting compensation. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

On  November 1, 2006, a registration statement under the Securities Act with respect to an initial public offering by us of 2,500,000 shares of common stock, was declared effective by the U.S. Securities and Exchange Commission. We will receive approximately $10,650,000 of net proceeds from the offering (assuming no exercise of the underwriters’ over-allotment option) after payment of underwriting discounts and commissions and estimated expenses of the offering.
________________

These securities involve a high degree of risk. See “Risk Factors” beginning on page SS-10 of this prospectus. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 1, 2006

SS-i

You should rely only on the information contained in this prospectus in deciding whether or not to purchase our shares. We have not authorized anyone to provide you with information different from that contained in this prospectus.

SS-ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in our common stock. Before making a decision to purchase our shares, you should read this entire prospectus, including the financial statements and related notes, and risk factors.

Overview

We are a development stage company whose business is comprised of two segments focused on serving the consumer credit industry. First, we license our proprietary software solution, the DebtResolve® system, which services the collection of defaulted consumer credit over the Internet. Second, we formed our wholly-owned subsidiary, DRV Capital LLC, to pursue the proprietary purchase and collection of distressed consumer receivable portfolios. According to a U.S. Federal Reserve Statistical Release dated May 5, 2006, consumer credit extended to individuals totaled $2.2 trillion as of March 31, 2006. Consumer revolving credit, of which the bulk amount relates to consumer credit card debt, approximated $806 billion.

We believe that our combined businesses should allow us to operate as a more efficient debt collection and resolution provider. The DebtResolve system permits a creditor to collect defaulted debts faster than with traditional methods, through the use of the Internet. Additionally, the debt portfolios which we intend to purchase through DRV Capital can be processed through the DebtResolve system, allowing us to constantly test and improve the system, which we plan to continuously upgrade as a result of what we learn from processing our own portfolios of debt through the DebtResolve system. At the same time, we expect that the costs of collecting on our purchased debts should be less because we will use the DebtResolve system and can rely less on human collectors and their associated overhead.

Our DebtResolve system is a comprehensive suite of proprietary service modules that enable our creditor clients to settle and collect debts online. The system is offered through an application service provider, or ASP, model that enables our clients to introduce this collections option with zero modifications to their existing collections systems. We believe our system offers debt collectors a less intrusive and expensive way of pursuing delinquent debts. We currently have contracts in place with 14 clients, including four banks and 10 collection agencies. Use of the DebtResolve system has initiated with nine of these clients. However, our revenues to date have been minimal, and we do not expect to generate material revenues until late 2007. We are likely to continue to operate at a loss until our business can mature.

DRV Capital LLC is focused on the proprietary purchase and collection of distressed consumer debt portfolios. Through DRV Capital LLC, we will seek to acquire these portfolios at a substantial discount (greater than 95%) to their face value and collect a significant percentage over a three-year period. To date, DRV Capital has not purchased any portfolios, nor has it generated any revenues for us. We plan to make our first purchase of distressed consumer debt portfolios in the fourth quarter of 2006.

The market in purchased consumer debt appears to be significant. The Kaulkin Report (March 2006), a collections industry publication, reported that U.S. debt buyers are now active in the purchase of an estimated $100 billion, face value, of credit card debt in 2005. There are specific risks associated with the purchase, collection and resale of debt portfolios; we may be unable to purchase debt on favorable terms, we may pay too much for a pool of debt, or we may recover less than anticipated from a purchased portfolio.

Despite the magnitude of defaulted consumer debt, we believe that the collections industry has taken limited advantage of new technologies, relying instead on traditional mail and phone calls. However, given the level of uncollected defaulted consumer debt, we believe these traditional methods have not proven effective in settling and collecting a significant amount of defaulted consumer debt. Moreover, according to an October 2004 report on a survey of 1,000 consumers conducted by FiSite Research, an independent financial services research company, 84% of respondents rated the concept of an online collection service as excellent or good, and 83% chose the Internet as their preferred means to resolve a debt, as compared to a call from a collections agent. We believe that an Internet-based system like ours will result in more efficient and effective debt collection and resolution.

The DebtResolve system enables our clients to introduce this collections option with no modifications to their existing collections computer systems. By using the Internet, we believe that the DebtResolve system provides our clients a less intrusive way of pursuing delinquent debts, which is also secure, less expensive and more efficient than traditional labor-intensive methods. We believe that a key advantage of our online DebtResolve system, both for our consumer creditor clients and consumer debtors, is that it allows debtors to maintain their personal dignity while working through what is often a troubling and embarrassing matter.

Our 14 contracts with users of the DebtResolve system relate to defaulted credit card receivables and other consumer debt and provide us with a fee based on the amount of debt collected (ranging from 4% to 15% of the collected amounts, with the average approximating 10%) or recurring license fees coupled with other transaction fees. In establishing our fees, we consider the expected account volumes and balances, the age and other characteristics of the consumer debt and our relationship with the creditor client involved. While set-up fees were often waived and lower fees set for early adopters, it is currently our policy to charge set-up fees and to write contracts, whenever feasible, for license fees rather than contingency fees. Even with the foregoing agreements in place, we cannot assure you that the collections industry will accept our software solution or that it will result in more efficient and effective debt collection and resolution.

Under the terms of our written contracts with our clients, we create a series of web pages using our DebtResolve system that are branded with the client’s trademarks and logos. We host the resulting customized client website on servers that we maintain. The client may opt to have our software installed on their site or to allow us to service their accounts on our site. To date, all of our clients have elected to have us host their transactions. Using the service option, the client periodically forwards to us debtor account information, and sets settlement parameters using a desktop portal. The client does not need any software for utilization of the customized DebtResolve system. The only license the client receives is to use, and for its debtors to use, the DebtResolve system during the term of the contract. Upon sending debtor account information to us, the client is responsible for contacting the debtors and inviting them to the client-branded website, where they can work through the automated negotiation and make payments online. Following the initial term, which is negotiated between us and the client, the contract typically renews automatically.

The DebtResolve System

Our DebtResolve system brings creditors and consumer debtors together online to resolve defaulted consumer debt through a series of steps. The process is initiated when one of our clients electronically forwards to us a file of debtor accounts and sets rules or parameters for handling each class of accounts. The client then invites its customer (the debtor) to visit a client-branded website, developed and hosted by us, where the customer is presented with an opportunity to satisfy the defaulted debt through the DebtResolve system. Through the website, the debtor is allowed to make three or four offers, or select other options, to settle or resolve the obligation. If the debtor makes an offer acceptable to our creditor client, payment can then be collected directly through the DebtResolve system and deposited into the client’s own account. We then bill our client for the applicable fee. The entire resolution process is accomplished in real-time, online.

We believe the DebtResolve system offers significant benefits to our creditor clients, enabling them to:

•	improve liquidation rates on certain portfolios of debt

•	reduce the cost of collecting defaulted consumer debt by minimizing the need for collectors on the phone,

•	easily implement and test different collection strategies, potentially increasing current rates of return on defaulted consumer debt,

•	achieve real-time settlements with consumer debtors,

•	add a new and cost-effective communication channel for better communication with debtors,

•	appeal to new segments of debtors who do not respond to traditional collection techniques,

•	improve compliance with applicable federal and state debt collection laws and regulations through the use of a controlled script, and

•	preserve and enhance client brand name by providing a positive tool for communicating with consumers.

Through formal focus groups and one-on-one user studies conducted by us with consumer debtors who would be potential candidates to use the DebtResolve system, we designed the system to be user-friendly and easily navigated. We believe the main advantages to consumer debtors in using the DebtResolve system are:

•	greater feeling of dignity and control over the debt collection process,

•	confidentiality, security, ease of use and 24-hour access, and

•	a less threatening experience than dealing directly with debt collectors.

Despite these advantages, we face the following challenges, as more fully described below under “Risk Factors”:

•	neither we nor any other company has established a firm foothold in the potential new market for online debt collection,

•	effective utilization of our system will require a change in thinking on the part of the debt collection industry, and

•	the market for online collection of defaulted consumer debt may never develop to the extent that we envision or that is required for us to become a viable, long-term business.

Due to our limited operating history, we do not have sufficient data to quantify if, and to what extent, our DebtResolve system offers long-term benefits to clients. For example, although we have data to suggest that our clients and consumer debtors may find online debt collection to be preferable to traditional methods, we cannot say for certain whether our DebtResolve system actually reduces the collection cost of defaulted consumer debt over the long run or will potentially increase the current rates of return on defaulted consumer debt. We expect, over time, that we will accumulate a sufficient amount of such data so we can reach meaningful conclusions on these and related matters, but we are too early in our business to be able to do so at this time.

Our ability to compete in our sector depends in part on the strength of our proprietary rights in our technologies. We consider our intellectual property to be critical to our viability. However, we license technology for our DebtResolve system from James D. Burchetta and Charles S. Brofman, the co-chairmen of our company, whose patented technology is now, and is anticipated to continue to be, incorporated into our service offerings as a key component. This license presents the possibility of a conflict of interest if issues arise with respect to the licensed intellectual property, including the prosecution or defense of intellectual property infringement claims, where our interests may diverge from those of Messrs. Burchetta and Brofman. Further, the license limits usage of the technology to the settlement and collection of credit card receivables and other consumer debt and specifically excludes the settlement and collection of insurance claims, tax and other municipal fees. These limitations on usage of the licensed technology could constrain the expansion of our business by limiting the different types of debt for which our DebtResolve system can potentially be used, and limiting the potential clients that we could service. The terms of our license agreement are described under “Business - Technology License and Proprietary Technology.”

Growth Strategy

Our goal is to make the DebtResolve system a key collection tool at all stages of delinquency across all categories of consumer debt. The key elements of our business growth strategy are:

•
Accelerate our marketing efforts. Initially, we have marketed our DebtResolve system to credit issuers, their collection agencies and the buyers of their defaulted debt in the United States and the United Kingdom. In 2006, we have also targeted additional markets in the United States and abroad. We believe that our system will be especially valuable for the collection of low balance debt, such as that held by utilities, telecommunication companies and online service providers, particularly where the email address of the debtor is available, where the cost of traditionally labor intensive collection efforts may exceed the value collected. Other markets in the United States may include student loan debt and automobile loans.

•
Expand our service offerings. In 2007, we plan to build a scoring model based on aggregate customer data collected. This scoring model will identify customers based on their propensity to use the Internet versus other channels offered and, we believe, will help our creditor clients determine to what degree settlement should be offered as an option.

•
Seek strategic acquisitions. We may seek to make strategic acquisitions of businesses, assets and technologies that complement our business. We may seek to enter the Accounts Receivables Management (ARM) business through the acquisition of a collection agency or other ARM firm. We believe that there are significant potential benefits for our entry into the ARM business. By using our Internet-based system to collect defaulted consumer debt, a collection agency owned by us could achieve operating efficiencies that would potentially outperform competitors in the ARM business. An ARM operation could also serve as a platform to test new products and determine the most effective uses of the DebtResolve system. However, we have no experience in acquiring other companies, and we may not be able to buy an ARM company or we may pay too much for such an acquisition. We have no commitments or agreements as of the date of this prospectus with regard to any acquisitions or investments.

•
Develop best practices. By using our DebtResolve system to help collect the portfolios we intend to purchase through DRV Capital LLC, we also seek to develop best practices for using our DebtResolve system to collect past-due debt.

Through our recently-formed subsidiary, DRV Capital LLC, we intend to seek the purchase of debt portfolios which are particularly appropriate for processing through our DebtResolve system, such as balances of Internet service providers, or ISPs. Successful processing of such debt will be used to enhance our sales efforts as we demonstrate results from using the DebtResolve system. As of the date of this prospectus, we have no commitments or agreements with regard to any acquisitions of portfolios of debt, although we expect to commence one or more of such purchases in the fourth quarter of 2006.

We believe our business growth will be facilitated by the fact that we have already established “proof of concept” of our system with our initial national clients, the increasing level of consumer debt both in the United States and internationally, the significant level of charge-offs by consumer debt originators and recent major changes in consumer bankruptcy laws. The Bankruptcy Abuse Prevention and Consumer Protection Act, which became effective in October 2005, significantly limits the availability of relief under Chapter 7 of the U.S. Bankruptcy Code, where consumer debts can be discharged without any effort at repayment. Under this new law, consumer debtors with some ability to repay their debts are either barred from bankruptcy relief or forced into repayment plans under Chapter 13 of the U.S. Bankruptcy Code. In addition, this law imposes mandatory budget and credit counseling as a precondition to filing bankruptcy. We expect that these more stringent requirements will make bankruptcy a much less attractive option for most consumer debtors to resolve outstanding debt and will increase the pool of accounts suitable for the DebtResolve system and potentially lead more creditors to utilize our system.

Our business growth, however, may be limited by a number of factors that we currently face, including:

•	our limited operating history and novelty of our business model, which may limit our ability to evaluate our potential for executing our business strategy,

•	the sales and acceptance cycle, while gaining some speed, has proven to be slow with the largest target clients such as major banks,

•	our history of significant losses,

•
our working capital deficit, limited cash balances and debt obligations, and the resulting paragraph from our independent registered public accounting firm in its report for the year ended December 31, 2005 expressing substantial doubt about our ability to continue as a going concern, and

•	our ability to continue as a going concern based on these factors and other risks we face in our business as described under “Risk Factors.”

Private Financings

We completed three private financing transactions in June 2006, in June and September 2005, and in April 2005, in which we raised total gross proceeds of $6,176,762 from accredited investors. A summary of the financings is set forth in the table below:

Date of Financing Closing:	April 21, 2005	June 28, 2005/September 6, 2005	June 26, 2006
Financing Description:	7% Convertible Promissory Notes and associated Warrants	7% Senior Convertible Promissory Notes and associated Warrants	15% Senior Secured Convertible Promissory Notes (and one 15% Senior Secured Promissory Note) and associated Warrants
Amount Raised:	$800,000	$1,895,000	$3,481,762
Interest Rate (per annum):	7%	7%	15%
Percent Convertible:	115% of note principal	50% of note principal and accrued interest	50% of the note principal (except for the one non-convertible senior secured promissory note)
Convertible Shares to be Issued at Close of our Concurrent Public Offering:	216,472	387,014	383,119
Conversion Price:	$4.25	$2.67	$3.50
Number of Associated Warrants:	94,120	222,955	1,123,675
Warrant Exercise Price:	$2.45	$2.52	$0.01

The remainder of the un-converted principal and/or accrued interest on the promissory notes purchased in our April 2005, June/September 2005 and June 2006 private financings will be repaid in cash from the proceeds of our concurrent public offering of 2,500,000 shares of common stock. The June 2006 private financing promissory notes contain a provision that in the event their repayment occurs after August 30, 2006, which will be the case, they are repayable at 107.5% of the principal amount plus accrued interest to the date of repayment. Of the June 2006 private financing promissory notes which are convertible, 57.5% of the principal amount will be repaid in cash from the proceeds of our concurrent public offering. The investors in these financings have entered into agreements with us to not publicly sell any of the shares of our common stock underlying the convertible promissory notes and warrants during the six-month period after the closing of our concurrent public offering of 2,500,000 shares of common stock. See also “Description of Securities” for a more detailed discussion of the securities issued in these financings.

Maxim Group LLC acted as the placement agent in the June/September 2005 private financing and received placement fees of $142,800 and non-accountable expenses of $53,550. In addition, Maxim Group LLC received a warrant to purchase up to 33,600 shares of our common stock. Maxim Group LLC and Capital Growth Financial, LLC acted as the placement agents in the June 2006 private financing and received placement fees of $256,675 and non-accountable expenses of $54,143. In addition, Maxim Group LLC and Capital Growth Financial, LLC received placement agent warrants to purchase up to an aggregate of 31,508 shares of our common stock at $3.33 per share; however, Maxim Group LLC subsequently relinquished warrants to purchase 8,644 shares, its portion of the placement agent warrants.

Corporate Information

We were incorporated as a Delaware corporation in April 1997 under our former name, Lombardia Acquisition Corp. In 2000, we filed a registration statement on Form 10-SB with the Securities and Exchange Commission, or SEC, and became a reporting, non-trading public company. Through February 24, 2003, we were inactive and had no significant assets, liabilities or operations. On February 24, 2003, James D. Burchetta and Charles S. Brofman, directors of our company, and Michael S. Harris, a former director of our company, purchased 2,250,000 newly-issued shares of our common stock, representing 84.6% of the then outstanding shares. We received an aggregate cash payment of $22,500 in consideration for the sale of such shares to Messrs. Burchetta, Brofman and Harris. Our board of directors was then reconstituted and we began our current business and product development. On May 7, 2003, following approvals by our board of directors and holders of a majority of our outstanding shares of common stock, our certificate of incorporation was amended to change our corporate name to Debt Resolve, Inc. and increase the number of our authorized shares of common stock from 20,000,000 to 50,000,000 shares. On August 16, 2006, following approvals by our board of directors and holders of a majority of our outstanding shares of common stock, our certificate of incorporation was amended to increase the number of our authorized shares of common stock from 50,000,000 to 100,000,000 shares. On August 25, 2006, following approvals by our board of directors and holders of a majority of our outstanding shares of common stock, our certificate of incorporation was amended to effect a 1-for-10 reverse stock split of our outstanding shares of common stock, which reduced our outstanding shares of common stock from 29,703,900 to 2,970,390 shares. All historical share and per share data throughout this prospectus have been retroactively restated to give effect to this reverse stock split.

Our principal executive offices are located at 707 Westchester Avenue, Suite L7, White Plains, New York 10604, and our telephone number is (914) 949-5500. Our website is located at “http://www.debtresolve.com.” Information contained in our website is not part of this prospectus.

THE OFFERING

Securities offered	2,483,819 shares of common stock

Common stock outstanding before the offering	2,970,390 shares (1)(2)

Common stock to be outstanding after the offering	6,456,995 shares (2)(3)

Use of proceeds	We will receive none of the proceeds from the sale of the shares by the selling stockholders, except upon exercise of the warrants, which would be used for working capital and general corporate purposes.

American Stock Exchange symbol	DRV

Risk factors	As part of your evaluation of our company, you should take into account not only our business plan and strategy, but also special risks we face in our business, including:
• our limited operating history,

• our history of significant losses,

• our business is in the development stage and it may be difficult to assess and evaluate our company based upon our financial statements,

• our business is dependent on technology licensed from our co-chairmen, which may create conflicts of interest,

• our working capital deficit, and

• our accounting firm’s concern about our ability to continue as a going concern.

For a detailed discussion of these and other risks, see “Risk Factors” beginning on page SS-10.
___________________
(1)
Does not include 986,605 shares of our common stock issuable upon the conversion of the principal on $800,000 of our 7% convertible promissory notes issued in our April 2005 private financing, 50% of the principal and accrued interest to November 6, 2006 on $1,895,000 of our 7% senior convertible promissory notes issued in our June/September 2005 private financing and 50% of the principal on $2,681,762 of our 15% senior secured convertible promissory notes issued in our June 2006 private financing.

(2)
On August 25, 2006, we effected a 1-for-10 reverse stock split of our outstanding shares of common stock, which reduced our outstanding shares of common stock from 29,703,900 to 2,970,390 shares. All share and per share information in this prospectus have been retroactively restated to give effect to this reverse stock split.

(3)
Includes the issuance of 986,605 shares of our common stock upon the conversion, contemporaneously with the closing of our concurrent public offering of 2,500,000 shares of common stock, of the principal on $800,000 of our 7% convertible promissory notes issued in our April 2005 private financing, 50% of the principal and accrued interest to November 6, 2006 on $1,895,000 of our 7% senior convertible promissory notes issued in our June/September 2005 private financing and 50% of the principal on $2,681,762 of our 15% senior secured convertible promissory notes issued in our June 2006 private financing.

Except as set forth in our financial statements or as otherwise specifically stated, all information in this prospectus assumes:

•
no exercise of the underwriters’ over-allotment option to purchase up to 375,000 additional shares of our common stock, or the underwriters’ warrant to purchase up to 225,000 shares of our common stock in our concurrent public offering of 2,500,000 shares of common stock,

•
the exclusion of 1,690,000 shares of common stock reserved for issuance upon the exercise of outstanding stock options and warrants with a weighted average exercise price of $4.98 per share, and 900,000 shares of common stock reserved for issuance of stock options, stock appreciation rights, restricted stock and other awards available for future grant under our 2005 Incentive Compensation Plan (of which 900,000 reserved shares, stock options to purchase 330,000 shares are to be issued at the closing of our concurrent public offering of 2,500,000 shares of common stock to two of our employees),

•
the exclusion of 304,366 shares of common stock reserved for issuance upon the exercise of warrants that will be issued prior to the closing of our concurrent public offering of 2,500,000 shares of common stock to investors who invested prior to 2005 with an exercise price of $1.00 per share,

•
the exclusion of 330,000 shares of common stock reserved for issuance upon the exercise of stock options that will be issued at the closing of our concurrent public offering of 2,500,000 shares of common stock to two of our employees with an exercise price of $5.00 per share,

•
the exclusion of 1,517,434 shares of our common stock reserved for issuance upon the exercise of outstanding stock options issued to James D. Burchetta and Charles S. Brofman as part of their patent license agreement with us with an exercise price of $5.00 per share,

•	the exclusion of 94,120 shares of common stock issuable upon the exercise of warrants issued in connection with our private financing in April 2005 with an exercise price of $2.45 per share,

•	the exclusion of 222,955 shares of common stock issuable upon the exercise of warrants issued in connection with our private financing in June/September 2005 with an exercise price of $2.52 per share,

•	the exclusion of 1,123,675 shares of common stock issuable upon the exercise of warrants issued in connection with our private financing in June 2006, with an exercise price of $0.01 per share,

•
the exclusion of 33,600 shares of common stock issuable upon the exercise of warrants issued to Maxim Group LLC in connection with acting as the placement agent in our June/September 2005 private financing with an exercise price of $2.41 per share,

•
the exclusion of 22,864 shares of common stock issuable upon the exercise of warrants issued to Capital Growth Financial, LLC in connection with acting as the placement agent in our June 2006 private financing with an exercise price of $3.33 per share, and

•
the issuance of 986,605 shares of our common stock upon the conversion, contemporaneously with the closing of our concurrent public offering of 2,500,000 shares of common stock, of the principal on $800,000 of our 7% convertible promissory notes issued in our April 2005 private financing, 50% of the principal and accrued interest through November 6, 2006 on $1,895,000 of our 7% senior convertible promissory notes issued in our June/September 2005 private financing and 50% of the principal on $2,681,762 of our 15% senior secured convertible promissory notes issued in our June 2006 private financing.

SELECTED SUMMARY FINANCIAL DATA

The following table summarizes the relevant financial data for our business and should be read with our financial statements and related notes, which are included in this prospectus.

	Year ended December 31,		Six months ended June 30,
	2004	2005	2005 (unaudited)	2006 (unaudited)
Statement of operations data:
Revenues	$2,787	$23,599	$2,527	$54,290
Total operating expenses	2,676,630	3,353,660	1,468,525	2,346,419
Loss from operations	(2,673,843)	(3,330,061)	(1,465,998)	(2,292,129)
Total other income (expense)	4,845	(2,073,481)	(147,214)	(1,253,568)
Net loss	$(2,668,998)	$(5,403,542)	$(1,613,212)	$(3,545,697)
Basic and diluted net loss per common share	$(0.92)	$(1.82)	$(0.54)	$(1.17)
Basic and diluted weighted average number of common shares outstanding (1)	2,913,374	2,966,590	2,962,727	3,034,344
_______________

(1)  On August 25, 2006, we effected a 1-for-10 reverse stock split of our outstanding shares of common stock. All shares and per share information herein have been retroactively restated to give effect to this reverse stock split. As adjusted, they reflect the issuance of 986,605 shares of common stock to holders of convertible notes and 2,500,000 shares of common stock issued in our concurrent public offering of 2,500,000 shares of common stock.

The following table summarizes our balance sheet data as of June 30, 2006 as reported and as adjusted. The as adjusted information gives effect to:

•	receipt of net proceeds of approximately $10,650,000 from the sale of 2,500,000 shares of our common stock at an offering price of $5.00 per share in our concurrent public offering,

•	the issuance to James D. Burchetta and Charles S. Brofman of stock options to purchase an estimated 1,517,434 shares of our common stock as part of their patent license agreement with us, and

•
the conversion into 986,605 shares of our common stock of the principal on $800,000 of our 7% convertible promissory notes issued in our April 2005 private financing, 50% of the principal and accrued interest through November 6, 2006 on $1,895,000 of our 7% senior convertible promissory notes issued in our June/September 2005 private financing and 50% of the principal on $2,681,762 of our 15% senior secured convertible promissory notes issued in our June 2006 private financing.

	As of June 30, 2006
Balance sheet data:	Actual (unaudited)	As Adjusted (unaudited)

Cash and cash equivalents	$647,346	$7,499,899
Working capital	(3,594,288)	6,841,970
Total assets	1,469,783	7,773,090
Total liabilities	4,292,536	708,831
Total stockholders’ (deficiency) equity$	$(2,822,753)	7,064,259

RISK FACTORS

An investment in our shares of common stock involves a high degree of risk and should not be purchased by anyone who cannot afford to lose their entire investment. You should consider carefully the material risks set forth in this section, together with the other information contained in this prospectus, before making a decision to invest in our shares. Our business, operating results and financial condition could be seriously harmed and you could lose your entire investment by the occurrence of any of the following material risks.

Risks Related to Our Business

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern.

As of June 30, 2006, our total stockholders’ deficiency was $2,822,753 and we had a working capital deficit of $3,594,288. Primarily as a result of our losses, limited cash balances and debt obligations, our independent registered public accounting firm has included in its report for the year ended December 31, 2005 an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is contingent upon, among other factors, the closing of our concurrent public offering of 2,500,000 shares of common stock or obtaining alternate financing. If we are not able to complete our concurrent public offering of 2,500,000 shares of common stock or obtain alternate financing, we may be forced to cease our operations.

We have a limited operating history on which to evaluate our potential for executing our business strategy. This makes it difficult to evaluate our future prospects and the risk of success or failure of our business.

We began our operations in February 2003 and your evaluation of our business and prospects will be based on our limited operating history. Consequently, our historical results of operations may not give you an accurate indication of our future results of operations or prospects. You must consider our business and prospects in light of the risks and difficulties we will encounter as an development stage company in a new and rapidly evolving market. We may not be able to address these risks and difficulties, which makes it difficult to evaluate our future prospects and the viability of our business.

We have experienced significant and continuing losses from operations. From inception through June 30, 2006, we have incurred accumulated net losses of $14,530,046. If such losses continue, we may not be able to continue our operations and you may lose your entire investment.

We incurred net losses of $3,545,697 in the six months ended June 30, 2006, $5,403,542 for the year ended December 31, 2005 and $2,668,998 for the year ended December 31, 2004. From inception to date, our operations have been funded almost entirely through the proceeds of approximately $2,491,742 that we have received from the issuance of our common stock in private placements, $2,695,000 that we have received from the issuance of our 7% convertible promissory notes in two private financings in 2005, $2,681,762 that we have received from the issuance of our 15% senior secured convertible promissory notes in our June 2006 private financing, and $800,000 that we have received from the issuance of our 15% senior secured promissory note in our June 2006 private financing, all of which promissory notes mature on December 31, 2006. From inception through June 30, 2006, we incurred accumulated net losses of $14,530,046. If we continue to experience losses, we may not be able to continue our operations and you may lose your entire investment.

If we do not begin to generate meaningful revenues, we will need to seek additional financing which we may be unable to obtain on favorable terms when required, or at all, and we may therefore be unable to continue funding our operations.

We currently anticipate that the net proceeds of our concurrent public offering of 2,500,000 shares of common stock, together with our available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures through at least the 18 months following the closing of our concurrent public offering. However, we will likely need to raise additional funds prior to the end of this period or at a later date. We cannot be certain that additional financing will be available to us on favorable terms when required, or at all, and we may therefore be unable to continue our operations.

We were recently required to restate our financial results due to insufficient controls over financial reporting. No assurances can be given that we will be able to remedy these deficiencies or that similar restatements will not be required in the future.

On August 16, 2005, our independent auditors reported to our audit committee certain matters involving internal controls that our independent auditors considered to be reportable conditions and a material weakness under standards established by the American Institute of Certified Public Accountants. The reportable conditions and material weakness related to the March 31, 2005 and December 31, 2004 and December 31, 2003 financial closing process and inadequate reviews and approvals of transactions and accounting entries, as well as errors which resulted in financial reports that required the restatement of the financial reports for these periods.  During the year ended December 31, 2005, we further determined that we improperly calculated and disclosed the expense of options granted to non-employees. We used the minimum value method instead of the fair value method. Accordingly, we filed on March 30, 2006 an amended Form 10-KSB for the year ended December 31, 2004 to report the corrected expense of these options for the years ended December 31, 2004 and 2003. In addition, this report included amended data for the first three quarterly periods of the year ended December 31, 2005. Although our management has demonstrated certain improvements in controls over the preparation of our financial reports, these reported conditions and material weaknesses also existed in part as of June 30, 2006. Because we have had ineffective disclosure controls over such a long period of time, we have recently concentrated on putting processes in place to remedy these deficiencies, as discussed below. We cannot assure you that we will not be faced with similar or other financial reporting deficiencies in the future.  Any such deficiencies may require us to restate our financial results again, which could adversely effect the credibility of our reported results and the price of our common stock.

Given these reportable conditions and material weakness, our Chief Executive Officer and our Chief Financial Officer concluded that our disclosure controls and procedures were not effective at the “reasonable assurance” level due to reporting errors which occurred with respect to our financial reports at the end of the fourth quarter of 2004, each quarter in 2005 and the two quarters ended June 30, 2006. Our management has since devoted additional resources to resolving questions that arose during these reviews and restatements. As a result, our executive and financial officers have, as required, certified that our financial statements for the six months ended June 30, 2005 and 2006, as well as our financial statements for the year ended December 31, 2005 and our restated financial statements for the years ended December 31, 2004 and 2003, fairly present, in all material respects, our financial condition and results of operations. Our management believes that the reportable conditions noted above stem from our operational growth. Our management has worked closely with our audit committee to develop improved internal controls, including hiring additional accounting staff and documenting accounting control procedures. Our management believes that this new infrastructure will assist in alleviating these weaknesses going forward, but we cannot assure you that weaknesses will never occur.

If we are unable to retain current clients and attract new clients, or if our clients do not actively submit defaulted consumer debt accounts on our DebtResolve system, we will not be able to generate revenues or continue our business.

We expect that our revenue will come from taking a fee equal to a percentage of defaulted consumer debt accounts that are settled and collected through our online DebtResolve system, or from recurring license fees for the use of our system coupled with other transaction fees. We depend on our creditor clients, who include banks, lenders, credit card issuers, third-party collection agencies and purchasers of charged-off debt, to initiate the process by submitting defaulted consumer debt accounts on our system along with the settlement offers. We cannot be sure that we will be able to retain our existing clients, and enter into new relationships with creditor clients in the future. In addition, we cannot be certain that we will be able to establish these creditor client relationships on favorable economic terms. Finally, we cannot control the number of accounts that our clients will submit on our system or whether the use of our system will result in any increase in recovery over traditional collection methods. If our client base, and their corresponding claims submission, does not increase significantly or experience favorable results, we will not be able to generate sufficient revenues to continue and sustain our business.

If we are unable to implement our marketing program, we will not be able to grow our client base and generate revenues.

Marketing our services in order to grow our client base of consumer creditors and generate revenues is crucial to the viability of our business. Currently, we are targeting our marketing efforts towards the settlement and collection of defaulted consumer debt accounts generated primarily in the United States. To grow our business, we will have to achieve market penetration in this segment and expand our service offerings and client base to include other segments and international creditor clients. We have limited previous experience marketing our services and may not be able to implement our sales and marketing initiatives. We may be unable to hire, retain, integrate and motivate sales and marketing personnel. Any new sales and marketing personnel may also require a substantial period of time to become effective. There can be no assurance that our marketing efforts will result in our obtaining new creditor clients or that we will be able to grow the base of creditors and consumers who use our services.

We may not be able to protect the intellectual property rights upon which our business relies, including our licensed patents, trademarks, domain name, proprietary technology and confidential information, which could result in our inability to utilize our technology platform, licensed patents or domain name, without which we may not be able to provide our services.

Our ability to compete in our sector depends in part upon the strength of our proprietary rights in our technologies. We consider our intellectual property to be critical to our viability. We do not hold patents on our consumer debt-related product, but rather license technology for our DebtResolve system from James D. Burchetta and Charles S. Brofman, the co-chairmen of our company, whose patented technology is now, and is anticipated to continue to be, incorporated into our service offerings as a key component. Unauthorized use by others of our proprietary technology could result in an increase in competing products and a reduction in our sales. We rely on patent, trademark, trade secret and copyright laws to protect our licensed and proprietary technology and other intellectual property. We cannot be certain, however, that the steps that we have taken to protect our proprietary rights to date will provide meaningful protection from unauthorized use by others. If we must pursue litigation in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others, we may not prevail and we are likely to incur substantial expenditures and divert valuable resources in the process. In addition, many foreign countries’ laws may not protect us from improper use of our proprietary technologies. Consequently, we may not have adequate remedies if our proprietary rights are breached or our trade secrets are disclosed.

If we are unable to build brand awareness for our company and our services, demand for our services will be limited.

We believe that building brand awareness of our DebtResolve system is important to increase demand for our services. Furthermore, we believe that brand awareness is a key differentiating factor among providers of online services, and given this, we believe that brand awareness will become increasingly important as competition is introduced in our target market. In order to increase brand awareness, we must devote significant time and resources in our marketing efforts, provide high-quality client support and increase the number of creditors and consumers using our services. While we may maintain a “Powered by Debt Resolve” logo on each screen that consumers view when they log on to the DebtResolve system, this logo may be inadequate to build brand awareness among consumers. If initial users do not perceive our services to be of high quality, the value of our brand could be diluted, which could decrease the attractiveness of our services to creditors and consumers. If we fail to promote and maintain our brand, our ability to generate revenues could be negatively affected. Moreover, if we incur significant expenses in promoting our brand and are unable to generate a corresponding increase in revenue as a result of our branding efforts, our operating results would be negatively impacted.

The intellectual property rights that we license from our co-founders are limited in industry scope, and it is possible these limits could constrain the expansion of our business.

We do not hold patents on our consumer debt-related product, but rather license technology for our DebtResolve system from James D. Burchetta and Charles S. Brofman, the co-chairmen of our company, whose patented technology is now, and is anticipated to continue to be, incorporated into our service offerings as a key component. This license agreement limits usage of the technology to the creation of software and other code enabling an automated system used solely for the settlement and collection of credit card receivables and other consumer debt and specifically excludes the settlement and collection of insurance claims, tax and other municipal fees of all types. The terms of the license agreement, which was amended and restated in June 2005, are described under “Business - Technology License and Proprietary Technology.” These limitations on usage of the licensed technology could constrain the expansion of our business by limiting the different types of debt for which our DebtResolve system can potentially be used, and limiting the potential clients that we could service.

In the future, we may be subject to intellectual property rights claims, which are costly to defend, could require us to pay damages and could limit our ability to use certain technologies in the future and thereby result in loss of clients and revenue.

Litigation regarding intellectual property rights is common in the Internet and technology industries. We expect that Internet technologies and software products and services may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products and services in different industry segments overlaps. Under our license agreement, we have the right and obligation to control and defend against third-party infringement claims against us with respect to the patent rights that we license. Any claims relating to our services or intellectual property could result in costly litigation and be time consuming to defend, divert management’s attention and resources, cause delays in releasing new or upgrading existing products and services or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on acceptable terms, if at all. There can be no assurance that our services or intellectual property rights do not infringe the intellectual property rights of third parties. A successful claim of infringement against us and our failure or inability to license the infringed or similar technology or content could prevent us from continuing our business.

Potential conflicts of interest exist with respect to the intellectual property rights that we license from our co-founders, and it is possible our interests and their interests may diverge.

We do not hold patents on our consumer debt-related product, but rather license technology for our DebtResolve system from James D. Burchetta and Charles S. Brofman, the co-chairmen of our company, whose patented technology is now, and is anticipated to continue to be, incorporated into our service offerings as a key component. This license agreement presents the possibility of a conflict of interest in the event that issues arise with respect to the licensed intellectual property rights, including the prosecution or defense of intellectual property infringement actions, where our interests may diverge from those of Messrs. Burchetta and Brofman. The license agreement provides that we will have the right to control and defend or prosecute, as the case may require, the patent rights licensed to us subject, in the case of pleadings and settlements, to the reasonable consent of Messrs. Burchetta and Brofman. Our interests with respect to such pleadings and settlements may be at odds with those of Messrs. Burchetta and Brofman, requiring them to recuse themselves from our decisions relating to such pleadings and settlements, or even from further involvement with our company. The terms of the license agreement, which was amended and restated in June 2005, are described under “Business - Technology License and Proprietary Technology.”

Upon completion of our concurrent public offering of 2,500,000 shares of common stock, Messrs. Burchetta and Brofman will beneficially own approximately 26.3% of our outstanding shares of common stock. They have controlled our company since its inception. Under the terms of our license agreement, Messrs. Burchetta and Brofman will be entitled to receive stock options to purchase shares of our common stock if and to the extent the licensed technology produces specific levels of revenue for us. They will not be entitled receive any stock options for other debt collection activities such as off-line settlements. Messrs. Burchetta and Brofman will be substantially responsible for selecting the business direction we take, the products and services we may develop and the mix of businesses we may pursue. The license agreement may present Messrs. Burchetta and Brofman with conflicts of interest.

We have not made any previous acquisitions, and we may fail to successfully integrate acquisitions and reduce our operating expenses.

The integration of the businesses, assets and technologies we may acquire is critical to our strategy. Integrating the management and operations of these businesses, assets and technologies is time consuming, and we cannot guarantee we will achieve any of the anticipated synergies and other benefits expected to be realized from acquisitions. We have no experience with making acquisitions and we expect to face one or more of the following difficulties:

•	difficulty integrating the products, services, financial, operational and administrative functions of acquired businesses, especially those larger than us,

•	delays in realizing the benefits of our strategies for an acquired business which fails to perform in accordance with expectations,

•	diversion of management’s attention from our existing operations since acquisitions often require substantial management time, and

•	acquiring businesses with unknown liabilities, software bugs or adverse litigation and claims.

We may pay too much for, or collect too little on, defaulted consumer debt portfolios that we may purchase.

Through our subsidiary, DRV Capital LLC, we intend to pursue the acquisition of defaulted consumer debt portfolios to process through our DebtResolve system, an area in which we have little experience. These are consumer debt portfolios that the credit originator has deemed uncollectible and has charged-off, generally after making numerous attempts to collect on them. We may not be able to consummate any acquisitions of defaulted consumer debt portfolios on favorable terms, if at all, and our inexperience may impair our ability to manage and collect on such consumer debt portfolios. These defaulted consumer debt portfolios are difficult to collect and we may not collect even a sufficient amount to cover the cost of acquiring them. Also, as we have no experience with pricing defaulted consumer debt portfolios, we may pay too much for these portfolios and, consequently, we may not generate a profit from these consumer debt portfolio acquisitions.

As we pursue the acquisition of defaulted consumer debt portfolios, we are likely to face new risks, any of which could have a negative impact on our debt purchasing and our overall business.

As we pursue the acquisition of defaulted consumer debt portfolios to process through our DebtResolve system, we will: (i) have to expand our operations, (ii) face new operational risks that we cannot predict at this time, (iii) become subject to increased government regulation and (iv) be subject to material changes in our financial statements and financial reporting. Specifically:

•
our expansion into this line of business could result in the need to enter into potentially complex financing arrangements, resulting in the need to manage those relationships and the potential interest rate risk and credit risk associated with them,

•	accounting for this activity would require that we become familiar with the applicable accounting regulations, with which we are not currently familiar,

•
our accounting will also become more complex, requiring combining the results of our proposed debt-buying subsidiary with our consolidated financial statements, which will require us to initiate segment reporting, and

•
we would incur additional costs associated with the start-up of our proposed debt-buying subsidiary, including legal, filing fees and other start-up costs associated with establishing this potential line of business.

We anticipate that we will enter into arrangements with financial partners who will provide the bulk of the funding for our debt purchases; however, as of the date of this prospectus, we have not finalized any financing arrangements to allow us to engage in the debt purchasing business, and we cannot assure you that such financing will be available on suitable terms, if at all.

If any of these or similar risks materialize, we may have to scale back or eliminate our proposed debt portfolio acquisitions and business.

Acquiring defaulted consumer debt portfolios also involves potentially significant legal and regulatory issues that we have not previously dealt with and which we may not be able to adequately address.

As we pursue the acquisition of defaulted consumer debt portfolios to process through our DebtResolve system, we will potentially have significant legal issues that we have not previously dealt with:

•	federal, state, local and foreign laws may limit our ability to recover and enforce any acquired defaulted consumer debt portfolios regardless of any act or omission on our part,

•
some laws and regulations applicable to credit originators may preclude us from collecting on defaulted consumer debt portfolios we may purchase if the credit originator previously failed to comply with applicable law in generating or servicing those consumer debt receivables,

•	collection laws and regulations may also directly apply to our business,

•
additional consumer protection and privacy protection laws may be enacted that would impose additional requirements on the enforcement of and collection on defaulted consumer debt, and any new laws, rules or regulations that may be adopted, as well as existing consumer protection and privacy protection laws, may adversely affect our ability to collect on any acquired defaulted consumer debt portfolios, and

•
federal and state governmental bodies are considering, and may consider in the future, other legislative proposals that would regulate the collection of any acquired defaulted consumer debt portfolios, and although we cannot predict if or how any future legislation would impact this proposed expansion of our business, our failure to comply with any current or future laws or regulations applicable to us could limit our ability to collect on any acquired defaulted consumer debt portfolios.

If we cannot compete against competitors that enter our market, demand for our services will be limited, which would likely result in our inability to continue our business.

We are aware of two companies that have announced software offerings that may be competitive with the DebtResolve system and which may compete with us for market share. Incurrent Solutions, Inc., a division of Online Resources Corp., announced a collection offering in fall 2004, and Apollo Enterprises Solutions, LLC announced an online collection offering in fall 2004. Their offerings are described under “Business - Competition.” Additional competitors could emerge in the online defaulted consumer debt market. These and other possible new competitors may have substantially greater financial, personnel and other resources, greater adaptability to changing market needs, longer operating histories and more established relationships in the banking industry than we currently have. In the future, we may not have the resources or ability to compete. As there are few significant barriers for entry to new providers of defaulted consumer debt services, there can be no assurance that additional competitors with greater resources than ours will not enter our market. Moreover, there can be no assurance that our existing or potential creditor clients will continue to use our services on an increasing basis, or at all. If we are unable to develop and expand our business or adapt to changing market needs as well as our competitors are able to do, now or in the future, we may not be able to continue our business.

We are dependent upon maintaining and expanding our computer and communications systems. Failure to do so could result in interruptions and failures of our services which would make our services less attractive to consumers, and therefore subject us to lost revenue as a result of a possible loss of creditor clients.

Our ability to provide high-quality client support largely depends on the efficient and uninterrupted operation of our computer and communications systems to accommodate our creditor clients and the consumers who use our system. In the terms and conditions of our standard form of licensing agreement with our clients, we agree to make commercially reasonable efforts to maintain uninterrupted operation of our DebtResolve system 99.99% of the time, except for scheduled system maintenance. In the normal course of our business, we must record and process significant amounts of data quickly and accurately to access, maintain and expand our DebtResolve system. Any failure of our information systems, software or backup systems would interrupt our operations and could cause us to lose clients. We are exposed to the risk of network and Internet failure, both through our own systems and those of our service providers. While our utilization of redundant transmission systems can improve our network’s reliability, we cannot be certain that our network will avoid downtime. Substantially all of our computer and communications hardware systems are hosted in leased facilities with AT&T Corp. in New Jersey, and under the terms of our hosting service level agreement with AT&T, AT&T will provide network connectivity availability 99.9% of the time from the connection off their backbone to our hosted infrastructure. Our disaster recovery plan may not be adequate and our business interruption insurance may not adequately compensate us for losses that could occur as a result of a network-related business interruption. The occurrence of a natural disaster or unanticipated problems at our facilities or those of our service providers could cause interruptions or delays in use of our DebtResolve system and loss of data. Additionally, we rely on third parties to facilitate network transmissions and telecommunications. We cannot assure you that these transmissions and telecommunications will remain either reliable or secure. Any transmission or telecommunications problems, including computer viruses and other cyberattacks, particularly if those problems persist or recur frequently, could result in lost business from creditor clients and consumers. Network failures of any sort could seriously affect our client relations, potentially causing clients to cancel or not renew contracts with us. In addition, we may be unable to renegotiate our hosting contract with AT&T on suitable terms and may be required to find another hosting vendor. While hosting services have become commodities, the necessity of locating a new vendor, negotiating a new contract, and making the transition could divert management’s attention from operating and growing the business.

We may not be able to anticipate, manage or adopt technological advances within our industry, which could result in our services becoming obsolete and no longer in demand.

Our business relies on computer and telecommunications technologies. Our ability to integrate these technologies into our business is essential to our competitive position and our ability to execute our business strategy. Computer and telecommunications technologies are evolving rapidly and are characterized by short product life cycles. We may not be able to anticipate, manage or adopt technological changes on a timely basis. While we believe that our existing information systems are sufficient to meet our current demands and continued expansion, our future growth may require additional investment in these systems so we are not left with obsolete computer and telecommunications technologies. We depend on having the capital resources necessary to invest in new technologies for our business. We cannot assure you that adequate capital resources will be available to us at the appropriate time.

James D. Burchetta and Richard G. Rosa possess specialized knowledge about our business and we would be adversely impacted if either one were to become unavailable to us.

We believe that our ability to execute our business strategy will depend to a significant extent upon the efforts and abilities of James D. Burchetta, our Chief Executive Officer, and Richard G. Rosa, our Senior Vice President and Chief Technology Officer. Mr. Burchetta, who is a licensor of key intellectual property to us, has knowledge regarding online debt collection technology and business contacts that would be difficult to replace. Mr. Rosa has technical expertise regarding our system that our other officers do not possess. If Messrs. Burchetta or Rosa were to become unavailable to us, our operations would be adversely affected. We are in the process of obtaining “key-man” life insurance for our benefit in the amount of $1,000,000 on the lives of each of Messrs. Burchetta and Rosa, but not for any other officer. This insurance may be inadequate to compensate us for the loss of either Mr. Burchetta or Mr. Rosa. Moreover, we have no insurance to compensate us for the loss of any other of our named executive officers or key employees.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could prevent us from producing reliable financial reports or identifying fraud. In addition, current and potential stockholders could lose confidence in our financial reporting, which could have an adverse effect on our stock price.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud, and a lack of effective controls could preclude us from accomplishing these critical functions. Commencing the year ending December 31, 2007, we will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. Assigned to accounting issues at present are only our Chief Financial Officer and one temporary accountant, which may be deemed to be inadequate. Although we intend to augment our internal controls procedures and expand our accounting staff, there is no guarantee that this effort will be adequate.

During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to maintain the adequacy of our internal accounting controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. Failure to achieve and maintain an effective internal control environment could cause us to face regulatory action and also cause investors to lose confidence in our reported financial information, either of which could have an adverse effect on our stock price.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses, which as a smaller public company may be disproportionately high.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act, and related SEC regulations and stock market rules, have created uncertainty for us. These new and changing laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards will likely result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. In particular, our efforts to comply with Section 404 of the Sarbanes-Oxley Act and the related regulations regarding our required assessment of our internal controls over financial reporting and our independent registered public accounting firm’s audit of that assessment will require the commitment of significant financial and managerial resources. We expect these efforts to require the continued commitment of significant resources.

Further, our board members, chief executive officer and chief financial officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could slow down our business and potentially cause us to not comply with the requirement of the American Stock Exchange, or AMEX, that a majority of our board of directors must be composed of “independent directors,” which is defined under AMEX rules generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. While a company listing in connection with an initial public offering is not required to have a majority of independent directors until one year after listing, it must phase in the members of its audit, compensation, and nominations and governance committees with one independent member upon listing, a majority of independent members within 90 days after listing, and all independent members within one year after listing. Currently, only two of our five directors are considered to be “independent,” and we may not be able to attract or retain additional independent directors to join our board and board committees, which could potentially cause AMEX to delist our stock. If we are unable to fully comply with new or changed laws, regulations and standards, or if our efforts differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our reputation may be negatively affected and our stock price may suffer.

Risks Related to Our Industry

Our clients’ ability to recover and enforce defaulted consumer debt may be limited under federal, state, local and foreign laws, which would negatively impact our revenues.

Federal, state, local and foreign laws may limit our creditor clients’ ability to recover and enforce defaulted consumer debt regardless of any act or omission on their part or our part. Additional consumer protection and privacy protection laws may be enacted that would impose additional requirements on the enforcement and collection of consumer debt. Any new laws, rules or regulations that may be adopted, as well as existing consumer protection and privacy protection laws, may adversely affect our ability to settle defaulted consumer debt accounts on behalf of our clients and could result in decreased revenues to us. We cannot predict if or how any future legislation would impact our business or our clients. In addition, we cannot predict how foreign laws will impact our ability to expand our business internationally, and the cost of such expansion. Our failure to comply with any current or future applicable laws or regulations could limit our ability to settle defaulted consumer debt claims on behalf of our clients, which could adversely affect our revenues.

Government regulation and legal uncertainties regarding consumer credit and debt collection practices may require us to incur significant expenses in complying with any new regulations.

A number of our existing and potential creditor clients, such as banks and credit card issuers, operate in highly regulated industries. We are indirectly impacted by consumer credit and debt collection practices laws, both in the United States and abroad. The relationship of a consumer and a creditor is extensively regulated by federal, state, local and foreign consumer credit and protection laws and regulations. Governing laws include the Fair Debt Collection Practice Act, Fair Credit Reporting Act, the Federal Truth-In-Lending Act, the Fair Credit Billing Act and the Gramm-Leach-Bliley Act, as well as applicable comparable statutes in the states in which consumers reside. Failure of these parties to comply with applicable federal, state, local and foreign laws and regulations could have a negative impact on us. For example, applicable laws and regulations may limit our ability to collect amounts owing with respect to defaulted consumer debt accounts, regardless of any act or omission on our part. We cannot assure you that any indemnities received from the financial institutions which originated the consumer debt account will be adequate to protect us from liability to consumers. Further, any collection agency or similar ARM business we may acquire will be subject to Federal and state laws and regulations, as well as state licensing requirements, which are routinely imposed on such businesses. Any new laws or rulings that may be adopted, and existing consumer credit and protection laws, may adversely affect our ability to collect and settle defaulted consumer debt accounts. In addition, any failure on our part to comply with such requirements could adversely affect our ability to settle defaulted consumer debt accounts and result in liability. In addition, state or foreign regulators may take the position that our system effectively constitutes the collection of debts that is subject to licensing and other laws regulating the activities of collection agencies, or that purchasers of debt must be licensed as debt collectors.If so, we may need to obtain licenses from such states, or such foreign countries where we may engage in business. Until licensed, we will not be able to lawfully deal with consumers in such states or foreign countries. Moreover, we will likely have to incur expenses in obtaining licenses, including applications fees and post statutorily required bonds for each license.

We face potential liability that arises from our handling and storage of personal consumer information concerning disputed claims and other privacy concerns.

Any penetration of our network security or other misappropriation of consumers’ personal information could subject us to liability. Other potential misuses of personal information, such as for unauthorized marketing purposes, could also result in claims against us. These claims could result in litigation. In addition, the Federal Trade Commission and several states have investigated the use by certain Internet companies of personal information. Legislation has been introduced in the U.S. Senate that would mandate data-security management steps for many businesses and a nationwide standard for notifying consumers of security breaches. The legislation would require companies that store information on more than 10,000 people to create a data privacy and protection program, including assessing, maintaining and controlling risks to data privacy and security. Businesses would have to provide employee training, perform vulnerability tests and ensure that third-party service providers have adequate security programs. We could incur unanticipated expenses, especially in connection with our settlement database, if and when new regulations regarding the use of personal information are enacted.

In addition, pursuant to the Gramm-Leach-Bliley Act, our financial institution clients must require us to include in their contracts with us that we have appropriate data security standards in place. The Gramm-Leach-Bliley Act stipulates that we must protect against unauthorized access to, or use of, consumer debtor information that could be detrimentally used against or result in substantial inconvenience to any consumer debtor. Detrimental use or substantial inconvenience is most likely to result from improper access to sensitive consumer debtor information because this type of information is most likely to be misused, as in the commission of identity theft. We believe we have adequate policies and procedures in place to protect this information; however, if we experience a data security breach that results in any penetration of our network security or other misappropriation of consumers’ personal information, or if we have an inadequate data security program in place, our financial institution clients may consider us to be in breach of our agreements with them.

Government regulation and legal uncertainties regarding the Internet may require us to incur significant expenses in complying with any new regulations.

The laws and regulations applicable to the Internet and our services are evolving and unclear and could damage our business. Due to the increasing popularity and use of the Internet, it is possible that laws and regulations may be adopted, covering issues such as user privacy, pricing, taxation, content regulation, quality of products and services, and intellectual property ownership and infringement. This legislation could expose us to substantial liability or require us to incur significant expenses in complying with any new regulations. Local telephone carriers have petitioned the Federal Communications Commission to regulate the Internet and to impose access fees. Increased regulation or the imposition of access fees could substantially increase the costs of communicating on the Internet, potentially decreasing the demand for our services. A number of proposals have been made at the federal, state and local level and in foreign countries that would impose additional taxes on the sale of goods and services over the Internet. Such proposals, if adopted, could adversely affect us. Moreover, the applicability to the Internet of existing laws governing issues such as personal privacy is uncertain. We may be subject to claims that our services violate such laws. Any new legislation or regulation in the United States or abroad or the application of existing laws and regulations to the Internet could adversely affect our business.

Risks Related to the Offering

There has previously been no active public market for our common stock and our stockholders may not be able to resell their shares at or above the price at which they purchased them, or at all.

Prior to our concurrent public offering of 2,500,000 shares of common stock, there has been no active public market for our common stock. We cannot predict the extent to which a trading market will develop or how liquid that market may become. The initial public offering price in our concurrent public offering of 2,500,000 shares of common stock may not be indicative of prices that will prevail in the trading market. The trading price of our common stock following our concurrent public offering of 2,500,000 shares of common stock is therefore likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, some of which are beyond our control. These factors include:

•	quarterly variations in our results of operations or those of our competitors,

•	announcements by us or our competitors of acquisitions, new products or services, significant contracts, commercial relationships or capital commitments,

•	disruption to our operations or our data centers,

•	declines in accounts submitted by our creditor clients for settlement through our DebtResolve system,

•	declines in collections through our DebtResolve system,

•	commencement of, or our involvement in, litigation,

•	any major change in our board of directors or management,

•	changes in governmental regulations or in the status of our regulatory approvals, and

•	general economic market conditions and other factors, including factors unrelated to our own operating performance.

In addition, the stock market in general and, in particular, stock prices for technology-based companies have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the underlying companies. Such fluctuations may be even more pronounced in the trading market shortly following our concurrent public offering of 2,500,000 shares of common stock. These broad market and industry factors may seriously impact negatively the market price of our common stock, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

If we cannot meet the continuing listing requirements of the American Stock Exchange and related rules, such exchange may delist our securities, which could negatively affect the price of our securities and your ability to sell our securities.

Simultaneously with the closing of our concurrent public offering of 2,500,000 shares of common stock, our shares of common stock are expected to trade on AMEX. In the future, we may not be able to meet the continuing listing requirements of AMEX, which require, among other things, a majority of “independent” directors on our board of directors and timely filing of our quarterly and annual reports with the SEC. AMEX will consider the suspension in trading in, or removal from listing of, our securities when, in the opinion of AMEX our financial condition or operating results appear to be unsatisfactory (for example, if we do not have at least $4,000,000 in stockholders’ equity and have net losses or losses from continuing operations in the last five fiscal years), the public distribution or aggregate market value of our securities has become so reduced as to make further dealings on AMEX inadvisable (for example, if the number of our publicly-held shares, excluding any held by affiliates and controlling stockholders, is less than 200,000, our total number of public stockholders is less than 300 or the aggregate market value of our publicly-held shares is less than $1,000,000 for 90 days), we have disposed of our principal operating assets or ceased to be an operating company, we fail to comply with our listing agreements with AMEX, or any other event occurs or any condition exists that makes further dealings on AMEX unwarranted. If we are unable to satisfy AMEX criteria for continued listing, our common stock could be subject to delisting. Trading, if any, of our common stock would thereafter be conducted in the National Association of Securities Dealers, Inc.’s “over-the-counter bulletin board” or on the “pink sheets.” As a consequence of any such delisting, the public price of our common stock could be adversely affected and a stockholder would likely find it more difficult to dispose of, or to obtain accurate quotations as to the prices of, our common stock.

You may suffer substantial dilution in the shares you purchase.

The exercise of outstanding and reserved stock options to purchase 3,437,434 shares of common stock and warrants to purchase 2,126,580 shares of common stock, and future stock issuances as well as additional potential future issuances of stock options under our licensing agreement, may result in significant further dilution to investors. Of these securities, we expect to issue stock options to purchase shares of common stock and warrants to purchase shares of common stock prior to the completion of our concurrent public offering of 2,500,000 shares of common stock.

There may be substantial sales of our common stock after the expiration of lock-up periods, which could cause our stock price to fall.

After our concurrent public offering of 2,500,000 shares of common stock, 6,456,995 shares of our common stock will be outstanding. All of the shares of our common stock sold in our concurrent public offering of 2,500,000 shares of common stock will be freely tradable, except for shares purchased by any of our existing “affiliates,” as that term is defined in Rule 144 under the Securities Act, which generally includes executive officers, directors and 10% stockholders. Of the 6,456,995 shares of our common stock to be outstanding at the closing of our concurrent public offering of 2,500,000 shares of common stock, 4,787,652 shares (including 2,936,802 shares issuable upon the exercise of outstanding options and warrants) will be locked-up as a result of agreements that existing stockholders have signed restricting their ability to transfer our stock for 12 months after the date of this prospectus, and 2,357,877 shares (including 1,420,132 shares issuable upon the exercise of outstanding warrants) being registered for sale under this prospectus will be similarly locked-up for six months after the date of this prospectus (except that 15,824 of such shares held by an affiliate of Maxim Group LLC will be locked-up for two years). Also, the 225,000 shares of common stock issuable upon exercise of the underwriters' warrant will be locked-up for two years after the date of this prospectus. In addition, the potential future exercise of stock options to purchase our common stock, including stock options that may be earned by Messrs. Burchetta and Brofman as part of our license agreement with them, could result in our issuing a significant number of additional shares of common stock. Sales of a substantial number of shares of our common stock could cause the price of our common stock to fall and could impair our ability to raise capital by selling additional securities.

You will have limited ability to influence corporate matters and any actions you may not agree with may be implemented by our management without your consent.

Our executive officers, directors and 5% stockholders will control approximately 28.6% of our outstanding shares following the closing of our concurrent public offering of 2,500,000 shares of common stock. If these stockholders act together, they may be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all our stockholders.

Our common stock may be considered a “penny stock” and may be difficult to trade.

The SEC has adopted regulations which generally define “penny stock” as an equity security with a market or exercise price of less than $5.00 per share, subject to specific exemptions. The offering price of our shares in our concurrent public offering of 2,500,000 shares of common stock is $5.00 per share. The market price of our common stock is likely to fluctuate and could drop below $5.00 per share in the future and, consequently, may be designated as a “penny stock” according to SEC rules. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser,

•	receive the purchaser’s written agreement to a transaction prior to sale,

•
provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies, and

•
obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

If our common stock becomes subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities. In addition, you may find it difficult to obtain accurate quotations of our common stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.

We do not anticipate paying dividends in the foreseeable future, and the lack of dividends may have a negative effect on the price of our common stock.

We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, do not anticipate paying any cash dividends on shares of our common stock in the foreseeable future

We could issue “blank check” preferred stock without stockholder approval with the effect of diluting then current stockholder interests and impairing their voting rights, and provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

Our certificate of incorporation authorizes the issuance of up to 10,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. In addition, advanced notice is required prior to stockholder proposals.

Delaware law also could make it more difficult for a third party to acquire us. Specifically, Section 203 of the Delaware General Corporation Law may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

NOTE ON FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus are forward-looking statements that involve risks and uncertainties. In some cases, you can identify forward-looking statements by our use of words such as “may,” “could,” “should,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue” or the negative or other variations of these words and other similar words. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other factors include, among others, those discussed in more detail under the heading “Risk Factors” and elsewhere in this prospectus.

Our forward-looking statements are based on our current expectations, intentions and beliefs as of the date of this prospectus. Although we believe that the expectations reflected in our forward-looking statements are reasonable as of the date of this prospectus, we cannot guarantee future results, acquisitions of new creditor clients, settlement volumes or amounts, levels of activity, performance or achievements or other future events. You should not place undue reliance on our forward-looking statements. Some of the important factors that could cause our actual results, performance or financial condition to differ seriously from expectations are:

•	changes in the business practices of credit originators in terms of outsourcing defaulted consumer debt settlement and collection to third-party service providers,

•	market acceptance of our DebtResolve system,

•	changes in government regulations that affect our ability to collect sufficient amounts for our clients on defaulted consumer debt,

•	our ability to launch, fund and operate our new debt purchasing business,

•	our ability to employ and retain qualified employees,

•	changes in the credit or capital markets, which affect our ability to borrow money or raise capital to service defaulted consumer debt or purchase portfolios of defaulted consumer debt,

•	the degree and nature of our competition,

•	our ability to comply with the provisions of the Sarbanes-Oxley Act of 2002 and other regulatory requirements,

•	our ability to make strategic acquisitions or purchase defaulted consumer debt portfolios at appropriate prices, if at all,

•	the sufficiency of our funds generated from operations, existing cash and available borrowings to finance our current operations, and

•	the other factors referenced in this prospectus, such as those described under “Risk Factors,” “Management’s Discussion and Analysis or Plan of Operation” and “Business.”

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the shares offered for sale by them under this prospectus. We will receive none of the proceeds from the sale of the shares by the selling stockholders, except upon exercise of the warrants currently outstanding. In that case, we could receive a maximum of $989,944 (94,120 shares at $2.45 per share, 222,955 shares at $2.52 per share, 1,123,675 shares at $.01 per share, 33,600 shares at $2.41 per share and 22,864 shares at $3.33 per share), which would be used for working capital and general corporate purposes.

We will bear all expenses incident to the registration of the shares of our common stock under federal and state securities laws other than expenses incident to the delivery of the shares to be sold by the selling stockholders. Any transfer taxes payable on these shares and any commissions and discounts payable to underwriters, agents, brokers or dealers will be paid by the selling stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and related notes included in this prospectus. This discussion includes forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under “Risk Factors” and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

We are a development stage company. Since our inception, we have devoted substantially all of our efforts to planning, research and development activities, and raising capital. In February 2004, we implemented the DebtResolve system on a test basis with a collection agency. In June and November 2004, we implemented our system with our second and third clients, respectively, and began generating nominal revenue based on a percentage of the amount of debt collected by these clients. To date, we have 14 clients under contract, nine of which have commenced operations with us.

Since completing initial product development in early 2004, we have marketed our service primarily to consumer credit card issuers, collection agencies and the buyers of defaulted debt in the United States and Europe. We intend to market our service to other segments served by the collections industry worldwide. For example, we believe that our system will be especially valuable for the collection of low balance debt, such as that held by utility companies and online service providers, where the cost of traditionally labor intensive collection efforts may exceed the value collected. We also intend to pursue past-due Internet-related debt, such as that held by sellers of sales and services online. We believe that consumers who incurred their debt over the Internet will be likely to respond favorably to an Internet-based collection solution. In addition, creditors of Internet-related debt usually have access to debtors’ e-mail addresses, facilitating the contact of debtors directly by e-mail. We believe that expanding to more recently past-due portfolios of such debt will result in higher settlement volumes, improving our clients’ profitability by increasing their collections while reducing their cost of collections. We do not anticipate any material incremental costs associated with developing our capabilities and marketing to these creditors, as our existing DebtResolve system can already handle this type of debt and we make contact with these creditors in our normal course of business

We have prepared for our entry into the European debt collection market by reviewing our mode of business and modifying our contracts to comply with appropriate European privacy, debtor protection and other applicable regulations. We expect that, initially, our expenses associated with servicing United Kingdom and other European clients will be minimal, consisting primarily of travel expense to meet with those clients and additional legal fees, as our European contracts, although already written to conform to European regulations, may require further customization. We have begun identifying and preliminarily negotiating with companies that have the capability to provide local, outsourced European customer service support for us on an as-needed basis, the expense of which will be variable with the level of business activity. We may incur additional costs, which we cannot anticipate at this time, if we determine to expand into Canada and other foreign countries. In other areas of the world, including Japan, Korea and Israel, we are exploring partnerships for sales distribution to expand our market presence without adding substantial overhead or other costs, but have not yet entered into any agreement or commitment with any such company.

Our revenues to date have been nominal. We have financed our activities to date through the proceeds from sales of our common stock in private placement financings and the proceeds from the issuance of our convertible promissory notes in three private financings, as well as our management’s contributions of cash and the forgiveness of royalty and consulting fees. In connection with our marketing and client support goals, we expect our operating expenses to be approximately $1,000,000 per quarter, and to increase as we employ additional technicians, sales staff, accountants and client support representatives. We expect that salaries and other compensation expenses will continue to be our largest category of expense, while travel, legal and other sales and marketing expenses will increase as we expand our sales, marketing and support capabilities. Our web hosting expense will also grow in tandem with expanded usage, but will be a minor expense compared to expected revenues associated with that growth. Effective utilization of our system will require a change in thinking on the part of the collection industry, but we believe the effort will result in new collection benchmarks. We intend to provide detailed advice and hands-on assistance to clients to help them make the transition to our system.

Our current contracts provide that we will earn revenue in one of two ways: based on a percentage of the amount of debt collected from accounts submitted on our DebtResolve system or based on recurring license fees coupled with other transaction fees. Under the “percent of debt collected” method, revenue is recognized when the settlement amount of debt is collected by our client. The material risk that we face by relying on the “percent of debt collected” model is that if the clients do not successfully settle and collect debt through our system, we may not generate any revenue from the clients or recoup the real and opportunity costs of implementing our system for those clients. Under the “licensing method” method, revenue is recognized monthly when such revenue is due and payable by our client. The material risk that we face by relying on the “licensing” model is that we may have received more revenue if we had used the “percentage of debt collected” method. While the “percent of debt collected” model is used for revenue recognition on existing contracts and will continue to be used going forward most contracts currently in process include provisions for set-up fees, and base revenue on a monthly licensing fee per account with a small transaction fee on debt settlement.

In all cases, it is our policy to charge a set-up fee for the implementation and customization of our system for each client. However, for the early adopters of our system, we waived set-up fees and certain other transactional fees because their use of our system and feedback were important in the early stages of the system. We no longer waive set-up fees and other transactional fees for new clients as a matter of course.

Our original contracts were all written for clients who are using our first module, DR Settle. For the collection of early-stage debt through our DR Prevent module, we anticipate using a fee model based on the number of accounts which the client sends to the DebtResolve system, plus transaction fees for either log-ins or successful payments. As we expand our knowledge of the industry, we have become aware that different revenue models may be more appropriate for the individual circumstances of our potential clients, and our expanded choice of revenue models reflects that knowledge. Some of our current contracts provide for license fees.

We have also made plans to enter into the business of purchasing and collecting debt. Through a subsidiary we have formed for this purpose, DRV Capital LLC, we plan to buy portfolios of charged-off debts at a significant discount to their face value and, through subcontracted, licensed debt collectors, attempt to collect on that debt by utilizing both our DebtResolve system and also traditional collection methods. We believe that there will be two benefits from this operation. First, we expect to earn revenues from this venture, by buying and settling these consumer debts, and especially opportunistic, Internet-related debt, such as debts associated with ISPs and e-commerce merchants. Second, we believe that we will develop a new paradigm for the collection of such debts, as well as develop “best practice” usage methods, which we can then share with our core clients.

Our plans call for us to finance these charged-off debt portfolios using funds borrowed from investment partners, enabling us to diversify our investment and potentially mitigate risks in this sector by taking small percentage positions in many larger pools. Investment partners in charged-off debt portfolios would typically include large financial institutions, hedge funds and private investment companies. We anticipate that we will enter into arrangements with financial partners who will provide the bulk of the funding for our debt purchases. In May 2006, we signed a preliminary, non-binding term sheet with a possible financial partner; however, however, as of the date of this prospectus, we have not finalized any financing arrangements to allow us to engage in the debt purchasing business, and we cannot assure you that such financing will be available on suitable terms, if at all. Revenue streams associated with this business will include servicing fees earned and paid, collections of principal in excess of the price paid, interest earned on purchased debt and paid to investment partners and, from time to time, gains on the resale of remaining balances. We may also expect to earn increased revenues from the use of our DebtResolve system by the agencies subcontracted to collect the debts. We expect that revenues earned from our proposed debt purchase and collection business will develop slowly, over several months or longer, beginning from the time we first capitalize our subsidiary, which is expected to be sometime in late 2006. We have already hired experienced staff and incurred certain legal expenses to prepare for entering this business. Until we achieve certain scale in these operations, we expect early revenues will at first only cover those costs.

Our financial statements were prepared using principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. We had $647,346 in cash at June 30, 2006. Our working capital deficit at June 30, 2006 was $3,594,288. In June 2006, we issued $2,681,762 of our 15% senior secured convertible promissory notes and $800,000 of our 15% senior secured promissory notes, and in June/September 2005 and April 2005, we issued $2,695,000 of our 7% convertible promissory notes as part of three separate private financing arrangements. We believe that our working capital as of the date of this prospectus (without including the proceeds of our concurrent public offering of 2,500,000 shares of common stock) is not sufficient to fund our plan of operations for the next twelve months. While revenues and cash from revenues may increase during the coming months, we do not expect this growth, even when combined with our cash management efforts and the proceeds from the June 2006 financing, to be sufficient to satisfy our near term cash requirements. Thus, our ability to continue as a going concern is contingent upon the successful completion of our concurrent public offering of 2,500,000 shares of common stock or obtaining alternate financing. These factors raise substantial doubt as to our ability to continue as a going concern. Our most recent independent registered public accounting firm’s report contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. The financial statements do not include adjustments to the value or classification of our assets and liabilities that we may need to make if we are unable to continue operating as a going concern.

Plan of Operation

Six Months ended June 30, 2006 Compared to Six Months ended June 30, 2005

Revenues

Revenue totaled $54,290 and $2,527 for the six months ended June 30, 2006 and 2005, respectively. We earned revenue during the six months ended June 30, 2006 from collection agencies, a lender and a bank that implemented our online system. Of the revenue earned in 2006, $14,583 was earned from licensing fees, $3,600 was earned from start-up fees, $363 of income was fees charged to clients for expenses incurred and $35,745 was based on a percentage of the amount of debt collected from accounts placed on our online system. Revenue in 2005 was based solely on a percentage of the amount of debt collected from accounts placed on our online system.

Costs and Expenses

Payroll and related expenses. Payroll and related expenses totaled $1,201,739 for the six months ended June 30, 2006, an increase of $664,612 over payroll and related expenses of $537,127 for the six months ended June 30, 2005, due primarily to an increase in staffing, net of a reduction in imputed salary expense, due to a change in the employment agreement with a key executive of ours. For the six months ended June 30, 2005, the imputed salary expenses were $112,500 for the minimum base salary amounts under the employment agreements with our Chief Executive Officer and the General Counsel. No salary payments were made to these executives during the six months ended June 30, 2005, and we recorded their imputed compensation as a capital contribution. In 2006, the Chief Executive Officer’s salary was paid and/or accrued. The General Counsel is no longer with us. The increase in staffing in 2006 compared to 2005 includes a Chief Financial Officer, a sales staff, additional programmers and client services staff to accommodate our possible business growth. Salary expense for the six months ended June 30, 2006 was $984,208, an increase of $616,375 over salary expense of $367,833 in 2005. In addition, 2006 expenses include higher social security and other payroll taxes ($73,701), relocation costs ($21,535), 401(k) match expense ($30,261) and higher health insurance costs ($73,858), associated with increased staffing levels.

General and administrative expenses. General and administrative expenses including stock-based compensation totaled $1,117,213 for the six months ended June 30, 2006, an increase of $200,754 compared to general and administrative expenses of $916,459 for the six months ended June 30, 2005. The increase in 2006 compared to 2005 is due primarily to the increase in legal fees, which were $384,680 for the six months ended June 30, 2006, an increase of $352,928 compared to such expenses of $31,752 during the six months ended June 30, 2005. Higher expenses in most other general and administrative categories included consulting fees of $78,867 for the six months ended June 30, 2006, which was $64,997 higher than consulting fees of $13,870 for the six months ended June 30, 2005; travel related expense of $112,797 for the six months ended June 30, 2006, which was $62,369 higher than travel related expenses of $50,428 for the six months ended June 30, 2005 due to a larger sales force; occupancy costs of $70,925 for the six months ended June 30, 2006, which was $42,401 higher than occupancy costs of $28,524 for the six months ended June 30, 2005 due to the move to a new office; telecommunication expenses of $115,619 for the six months ended June 30, 2006, which was $21,026 higher than telecommunication expense of $94,593 for the six months ended June 30, 2005 due to higher client web hosting services; audit and accounting fees, which increased to $126,625 for the six months ended June 30, 2006, up $32,537 from $94,088 of such fees for the six months ended June 30, 2005; and marketing expenses, which increased to $44,050 for the six months ended June 30, 2006, up $16,363 from $27,687 of such expenses for the six months ended June 30, 2005. These expenses were partially offset by the decline in stock-based compensation expenses, which were $498,172 for the six months ended June 30, 2005, but were $112,812 for the six months ended June 30, 2006, a decrease of $385,360, as well as a decrease of approximately $6,000 in other, miscellaneous general and administrative expenses.

Interest income (expense). Interest expenses totaled $219,063 for the six months ended June 30, 2006, compared to interest expense of $28,679 for the six months ended June 30, 2005. Interest expense for the six months ended June 30, 2006 includes interest accrued on our 7% convertible notes and 12% convertible notes, as well as interest accrued on $875,000 in other short term notes. Interest expense for 2005 included interest accrued on only a portion of the 7% convertible notes.

Amortization of deferred debt discount. Amortization expense of $898,134 was incurred for the six months ended June 30, 2006 for the amortization of the value of the beneficial conversion feature and deferred debt discount associated with our convertible note offerings. This expense was $117,540 for the six months ended June 30, 2005. The increase is due to additional convertible note offerings and partial period amortization during the earlier period.

Amortization of deferred financing costs. Amortization expense of $139,371 was incurred for the six months ended June 30, 2006 for the amortization of deferred financing costs associated with our convertible note offerings. The amortization of the deferred financing costs for the six months ended June 30, 2005 were $995.

Year ended December 31, 2005 Compared to Year Ended December 31, 2004

Revenues

We earned nominal revenues of $23,599 for the year ended December 31, 2005, an increase of $20,812 over revenues of $2,787 for the year ended December 31, 2004. All of the revenue earned in 2005 was earned based on a percentage of the amount collected from accounts submitted on our DebtResolve system by our clients. An additional $3,600 was received in set-up fees, which will be recognized when we have delivered completed programming to the client.

Up to December 2005, all of our contracts provided that we would earn revenue based on a percentage of the amount of debt collected from accounts submitted on our DebtResolve system. Although other revenue models have been proposed, all revenue earned to that date was determined using this method, and such revenue is recognized when the settlement amount of debt is collected by our client. For the early adopters of our system, we waived set-up fees and other transactional fees that we anticipate charging on a going-forward basis. While the percent of debt collected method will continue to be a revenue recognition method going forward, other payment models are also being offered to clients and could possibly become our preferred revenue model. Most contracts currently in process include set-up fees and base revenue on a monthly licensing fee per account with a small transaction fee on settlement or other successful resolution.

Costs and expenses

Payroll and related expenses. Payroll and related expenses totaled $1,516,467 for the year ended December 31, 2005, an increase of $610,030 over payroll and related expenses of $906,437 for the year ended December 31, 2004. The increase was due primarily to an increase in the number of employees in 2005, net of a decrease in waived compensation to executives due to modifications to their employment agreements. A substantial portion of the payroll and related expenses of $906,437 for the year ended December 31, 2004 consisted of compensation incurred in connection with employment agreements with members of our executive management team. Three executives waived the entire amount of their compensation during 2004 and were not paid, resulting in a capital contribution of $412,500. In the year ended December 31, 2005, two of our executives waived $112,500 in compensation, which was recorded as imputed compensation and a contribution to capital.

General and administrative expenses. General and administrative expenses, including stock-based compensation, totaled $1,798,099 for the year ended December 31, 2005, an increase of $111,941 compared to general and administrative expenses of $1,686,158 for the year ended December 31, 2004. General and administrative expenses in the year ended December 31, 2005 consisted of $469,014 for service fees, including legal, consulting and accounting fees, $209,510 for telecommunication costs, including web hosting services, $66,816 for marketing expenses, $154,935 for travel-related expenses, $92,678 for rent and occupancy expenses, $88,230 for insurance and $82,672 for other general expenses including computer software and office supplies. Also recorded in this category was $634,244 in stock-based compensation expense for options and warrants granted in payment for consulting services.

General and administrative expenses, including stock-based compensation of $1,686,158 for the year ended December 31, 2004 consisted of $285,677 for service fees, including legal, consulting and accounting fees, $158,346 for telecommunication costs, including web hosting services, $123,013 for marketing expenses, $95,440 for travel-related expenses, $72,721 for rent and occupancy expenses, and approximately $82,000 for other general expenses including computer software and office supplies. Also recorded in this category was $869,190 in stock-based compensation expense for options and warrants granted in payment for consulting services.

Terminated offering costs. We incurred $736,037 in costs associated with our efforts to raise capital in the public equity markets. We withdrew our Registration Statement on Form SB-2 on February 10, 2006 and charged the accumulated costs to terminated offering costs during the year ended December 31, 2005.

Amortization of deferred debt discount. For the year ended December 31, 2005, we incurred expense of $1,078,952 in the amortization of deferred debt discount and beneficial conversion feature of convertible notes, and $148,215 in the amortization of deferred financing costs.

Interest expense. We incurred $112,777 in net interest expense for the year ended December 31, 2005, consisting of interest income of $4,538 and interest expense on convertible notes of $100,038, and $17,277 in other, miscellaneous interest expense items.

Research and development expenses. Commencing February 2004, costs incurred in connection with the operation, maintenance, modification and customization of our DebtResolve system were charged to expense as incurred, but were not classified as research and development expenses. In January 2004, we substantially completed development and began marketing our services. As a result, there were no expenses recorded to research and development in the year ended December 31, 2005. Research and development expenses totaled $46,022 for the year ended December 31, 2004. These expenses consisted of payroll and related expenses and consulting fees incurred in connection with employees and consultants involved in the development of our DebtResolve system.

Off-Balance Sheet Arrangements

We have not entered into any transactions with unconsolidated entities in which we have financial guarantees, subordinated retained interests, derivative instruments or other contingent arrangements that expose us to material continuing risks, contingent liabilities or any other obligations under a variable interest in an unconsolidated entity that provides us with financing, liquidity, market risk or credit risk support.

Liquidity and Capital Resources

Our financial statements were prepared using principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. We had $647,346 in cash at June 30, 2006. Our working capital is not sufficient to fund our plan of operations for the next 12 months. We are filing the registration statement of which this prospectus is a part with SEC with the intention of raising additional capital in the public equity markets, but we cannot assure you that we will be able to raise sufficient additional capital as needed to execute our business plan.

On August 25, 2006, we effected a 1-for-10 reverse stock split. All share and per share information herein have been retroactively restated to reflect this reverse stock split.

On June 26, 2006, we closed our June 2006 private financing. Including $977,012 of principal and accrued interest rolled in from existing noteholders, we raised a total of $3,481,762 under this private financing. Of this total, $800,000 was invested by a lead investor, CAMOFI Master LDC, to which we issued a non-convertible 15% senior secured promissory note, repayable the earlier of December 31, 2006 or at the time of the closing of our concurrent public offering of 2,500,000 shares of common stock. The remainder of the notes issued in connection with this financing were 15% senior secured convertible promissory notes. An aggregate of 383,119 shares of our common stock are issuable upon the conversion, at a conversion price equal to 70% of an initial public offering price of $5.00 per share, on 50% of the $2,681,762 principal amount of the convertible notes. In addition, for each dollar of note principal amount, each investor was issued 3.333 three-year warrants to purchase shares of our common stock at $0.01 per share. An aggregate of 1,123,675 shares of our common stock are issuable upon the exercise of these warrants. The remainder of the un-converted principal, including an additional 7.5% of the principal amount, and accrued interest on the convertible promissory notes purchased in the June 2006 private financing will be repaid in cash from the proceeds of our concurrent public offering of 2,500,000 shares of common stock.

The associated Registration Rights Agreement requires us to file a registration statement by November 10, 2006 with respect to the shares of common stock into which the notes and warrants are convertible or exercisable, respectively. In the event the registration statement including the shares of our common stock reserved for issuance upon the conversion or exercise of the convertible notes and warrants, respectively, is not declared effective by November 10, 2006, we will be required to pay liquidated damages to the investors. Such damages will be paid in cash in an amount equal to 1½% of the investors’ subscription amount for the first 30 days (or part thereof) after July 31, 2006, and an additional 1½% for any subsequent 30-day period (or part thereof) thereafter, subject to a maximum aggregate penalty of 10%. In connection with the Securities Purchase Agreement, our co-chairmen agreed to pledge 1,650,000 shares owned or controlled by them, to secure payment of all the obligations due under the notes. Such shares are to be held in escrow until all amounts due under the notes are paid in full. Maxim Group LLC and Capital Growth Financial, LLC acted as the placement agents in the June 2006 private financing. They were paid cash fees and non-accountable expense allowances aggregating to $310,818 and issued three-year warrants to purchase 31,508 shares of our common stock at an exercise price of $3.33 per share. Of these warrants, Maxim Group LLC relinquished warrants to purchase 8,644 shares, its portion of such warrants.

Subsequent to June 30, 2006, we borrowed $300,000 from an investor of ours and $200,000 from a member of our advisory board. The borrowings each carry  interest rates of 15% and 18%, respectively, a maturity of one year, and are prepayable at any time at the option of the borrower and by agreement in the event of a public offering by us at 110% of the amount borrowed. The $300,000 borrowing also carries the personal guarantees of our co-chairmen. The money is being used to fund our operating expenses until such time as we complete our concurrent public offering of 2,500,000 shares of common stock.

We need to raise additional funds to support our operations, through our concurrent public offering of 2,500,000 shares of common stock or by other means, and we will likely need to raise additional funds in the future to support our business. If we are unable to raise sufficient additional capital, either presently or in the future as required, we will have to develop and implement a plan to eliminate staff and overhead until sufficient additional capital is raised or revenue generated to support further operations. These factors continue to raise substantial doubt about our ability to continue as a going concern.

We intend to use the net proceeds of our concurrent public offering of 2,500,000 shares of common stock, which we expect to be approximately $10,650,000, as follows: approximately $2,000,000 for acquisitions of or investments in defaulted consumer debt portfolios, as well as potential strategic acquisitions including acquisitions of complementary businesses, assets and technologies; approximately $3,712,149 for repayment of principal and/or accrued interest on promissory notes issued in our April 2005, June/September 2005 and June 2006 private financings; approximately $1,500,000 for research and product development; approximately $1,500,000 for marketing and business development; and the remainder, or approximately $1,937,851, for working capital and general corporate purposes, including payment of short-term notes. We currently anticipate that the net proceeds of our concurrent public offering of 2,500,000 shares of common stock, together with our available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures through at least the 18 months following the closing of our concurrent public offering of 2,500,000 shares of common stock.

Of the approximate $7,000,000 of the net proceeds of our concurrent public offering of 2,500,000 shares of common stock not allocated to repayment of outstanding promissory notes, we expect to use approximately $1,000,000 per quarter to pay for operating expenses that we expect to incur per quarter for the year following our concurrent public offering of 2,500,000 shares of common stock. Approximately $600,000 of this quarterly expense will be salary and compensation expense related to current and new employees, whose functions include business development, marketing, accounting and client support; research and development; and corporate administration. The remainder is expected to be used for additional expenses associated with sales efforts and servicing our customer base as well as for general corporate administration including legal, audit and consulting services to meet the requirements of the Sarbanes Oxley Act, as well as listing expenses and other expenses of being a publicly-traded company.

We have made certain commitments which require us to make payments going forward. Our web hosting agreement with AT&T Corp. is currently in effect on a month-to-month basis, and based on current volumes, we expect to incur expenses over the next few months of $15,000 to $18,000 per month. While our web hosting arrangements include significant excess capacity at this time, as our client base grows, we will need to add additional web space to accommodate this growth, and will incur corresponding expense. This additional web hosting expense will not be significant; however, we will also have to add staff to provide our planned levels of client support. These increased web hosting and salary expenses are expected to be paid by revenues earned from new clients. We have also entered into a non-cancelable, five-year operating lease for our office facilities, which will be in effect until July 31, 2010. Aggregate minimum lease payments over the 60 months of the lease total $616,452, of which we have prepaid $80,000 as a deposit. We have, in consideration for our technology license agreement, issued stock options and made a commitment to issue additional stock options to purchase shares of our common stock to the licensors, our two co-chairmen. This will result in the recognition of royalty fee expense over the term of the related patent, but this will not be a cash obligation.

We also anticipate additional increased costs and cash requirements associated with the start-up of our debt-buying subsidiary. Before we begin to recognize revenue from this subsidiary, we will incur some legal, filing fees and other start-up costs associated with establishing this potential line of business. We will have to make significant capital investments to purchase defaulted consumer debt portfolios as part of this potential line of business, and we have allocated up to $2,000,000 of the proceeds of our concurrent public offering of 2,500,000 shares of common stock for this purpose and other possible strategic acquisitions that we may identify. We have no commitments or agreements as of the date of this prospectus with regard to any acquisition or investments.

Controls and Procedures

Disclosure Controls and Procedures

As of the conclusion of the six months ended June 30, 2006, we have evaluated the effectiveness of the design and operation of our disclosure controls and procedures, or disclosure controls. This controls evaluation was done under the supervision and participation of our management, including our Chief Executive Officer, or CEO, who is the our principal executive officer, and our Chief Financial Officer, or CFO, who is our principal financial officer.

Disclosure controls means controls and other procedures of ours that are designed with the objective of ensuring that information required to be disclosed in our reports filed under the Securities Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls include, without limitation, controls and procedures designed to ensure that the information required to be disclosed by us in the reports that we file or submit under the Securities Exchange Act is accumulated and communicated to our management including, without limitation, our CEO and CFO, as appropriate to allow timely decisions regarding required disclosure.

Based on their evaluations as of the conclusion of the six months ended June 30, 2006, our CEO and CFO concluded that our disclosure controls were not effective at the “reasonable assurance” level. The ineffectiveness of our disclosure controls is due to the matters described below in “Internal Control over Financial Reporting.” Our CEO and CFO also concluded that our disclosure controls and procedures were not effective for the years ended December 31, 2004 and 2005 and the first and second quarters of 2006.

Our management, including our CEO and CFO, does not expect that our disclosure controls will prevent all error and fraud. A control system no matter how well conceived and operated can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Because of the inherent limitations of all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within our company have been detected.

Our CEO’s and CFO’s evaluation of our disclosure controls included a review of the controls’ objective and design, the controls’ implementation by us and the effect of the controls on the information generated for use in this prospectus and periodic SEC reports. In the course of the controls evaluation, our management sought to identify data errors, controls problems or acts of fraud and to confirm that appropriate corrective action, including process movements, were being undertaken. This type of evaluation will be done on a quarterly basis so that the conclusions concerning controls effectiveness can be reported in our quarterly reports on Form 10-QSB and annual reports on Form 10-KSB. The overall goals of these various review and evaluation activities are to monitor our disclosure controls and to make modifications as necessary. In this regard, our intent is that the disclosure controls will be maintained as dynamic controls systems that change (including improvements and corrections) as conditions warrant.

Internal Control over Financial Reporting

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We maintain a system of internal control over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

•	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets,

•
provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors, and

•	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements.

We maintain accounting records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets. We have also established policies and procedures, including access controls, to provide reasonable assurance that transactions are recorded only as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures are made only in accordance with authorizations of management and directors. Access to assets is permitted only in accordance with management’s general or specific authorization. In addition, the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Due primarily to our small size and early stage of development, however, as of June 30, 2006, we have not yet achieved effective levels of performance with respect to accounting knowledge regarding complex transactions and effective cross-training to facilitate timely detection of minor errors in reporting.

It is the responsibility of our management to establish and maintain adequate internal control over financial reporting. However, due to our small size and limited financial resources, our CEO and CFO have been the only employees principally involved in accounting and financial reporting. At the time of the material weakness noted below, only our CFO and a part-time bookeeper or accountant were employed by us, and there was limited opportunity for a review and approval process. Our audit committee has recognized that, as a result, there was inadequate segregation of duties within the accounting function, leaving most aspects of financial reporting in the hands of our CEO and CFO. Despite our efforts, our accounting staff was inadequate. Recently, however, we have hired a Controller experienced with SEC accounting. Based on staffing improvements, procedures already in place and the fact that, except for the items noted below, no other material errors or irregularities were noted during repeated reviews, our audit committee has expressed its belief that there have been no irregularities in our financial reporting or in the protection of our assets.

Our independent registered public accounting firm has reported to our audit committee certain matters involving internal controls that this firm considered to be reportable conditions and a material weakness, under standards established by the American Institute of Certified Public Accountants. The reportable conditions and material weakness relate to the March 31, 2005, December 31, 2004 and December 31, 2003 financial close process and inadequate reviews and approvals of transactions and accounting entries as well as errors, related primarily to the accounting for stock options granted to consultants and advisory board members in lieu of compensation, which resulted in financial reports that are being restated for these periods. Subsequently, during the year ended December 31, 2005, we further determined that we had improperly calculated and disclosed the expense of options granted to non-employees. We had used the minimum value method instead of the fair value method. During those time periods, only a CFO and a part-time bookkeeper or accountant provided the bulk of accounting controls and reports, with inadequate review and advisement concerning advanced accounting topics. The combination of this absence of a review and approval process, combined with the reporting errors, were sufficient to be deemed a material weakness. The adjustments related to these matters have been made by us in connection with the restatement of the audited financial statements for the years ended December 31, 2004 and 2003 and the quarterly financial statements for the three months ended March 31, 2005.

On April 14, 2006, we filed our annual report on Form 10-KSB for the year ended December 31, 2005. This report included the corrected expense of options granted to non-employees for the year ended December 31, 2004 and amended data for the first three quarterly periods of the year ended December 31, 2005. Although our management has demonstrated certain improvements in controls over the preparation of our financial reports, as described above, these reported conditions and material weaknesses still exist, as the addition to our accounting staff is new to our company and new review procedures are incomplete and not all have been fully implemented. Our management expects that additional staff and advisors will be hired subsequent to our concurrent pubic offering. Our management expects that most issues will be resolved by the time of the financial close process related to the filing of our annual report on Form 10-KSB for the year ending December 31, 2006. As a result, our management believes that we will be able to conclude in our report on Form 10-KSB for the year ending December 31, 2006 that both our disclosure controls and internal control over financial reporting are effective at the “reasonable assurance” level. Our independent registered public accounting firm was not involved in this conclusion, nor have they provided the attestation required by Item 308(b) of Regulation S-B.

Given these reportable conditions and material weakness, our management has devoted additional resources to investigating issues that arose during the audit review described above. Our management believes that the reportable conditions noted above stem from our operational growth. Beginning during the summer of 2005, our management committed to working with our audit committee to develop improved internal controls, including hiring additional accounting staff and advisors and documenting written accounting control procedures. We have also begun to prepare to meet the more rigid requirements of Section 404 of the Sarbanes-Oxley Act of 2002, performing analysis of the controls over expenditures and revenue recognition, and researching potential consultants. Going forward, our management anticipates that the changes already begun, as well as other planned improvements, will correct any material issues. Recently, we have begun to document and apply transactional and periodic controls procedures, permitting a better review and approval process and improved quality of accounting reports. Our management believes that this new infrastructure will assist in alleviating control weaknesses going forward. As a result, we believe that our financial statements for the six months ended June 30, 2006 and 2005 and the year ended December 31, 2005, fairly present, in all material respects, our financial condition and results of operations.

Commencing the year ending December 31, 2007, we will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. Our accounting staff is small, and although we recently began to augment our internal controls procedures and expand our accounting staff, there is no guarantee that this effort will be adequate. During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to maintain the adequacy of our internal accounting controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. Failure to achieve and maintain an effective internal control environment could also cause investors to lose confidence in our reported financial information.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. These estimates and assumptions are based on our management’s judgment and available information and, consequently, actual results could be different from these estimates. The significant accounting policies that we believe are the most critical to aid in fully understanding and evaluating our reported financial results are as follows:

Going concern

The financial statements included in this prospectus have been prepared in conformity with accounting principles generally accepted in the United States, which contemplate our continuation as a going concern. As of June 30, 2006, we had incurred an accumulated deficit of $14,530,046 and our working capital was not sufficient to fund our plan of operations for the next twelve months. In separate private financing transactions in April 2005 and June/September 2005, we received proceeds from the issuance of our 7% convertible promissory notes in the total aggregate principal amount of $2,695,000. All existing April 2005 private financing noteholders have agreed to extend the maturity date of their notes to December 31, 2006. In addition, in compliance with the requirements of the June/September 2005 private financing agreements, we obtained the consent of a majority of those noteholders to complete our June 2006 private financing and they have agreed to extend the maturity date of their notes to December 31, 2006.

During the year ended December 31, 2005, we entered into a non-binding letter of intent with an investment banking firm to explore the possibility of raising additional capital in the public equity markets. On September 30, 2005, we filed a registration statement on Form SB-2 with the SEC. We withdrew that registration statement on February 10, 2006. During the three months ended March 31, 2006, we raised $525,000 through the issuance of short-term promissory notes with an interest rate of 2-1/2% per month, and with original maturities from April 30, 2006 to May 17, 2006.

Prior to the filing the registration statement of which this prospectus is a part, we completed a private financing consisting of the issuance of senior convertible and non-convertible promissory notes. On January 20, 2006, we entered into an agreement with Capital Growth Financial, LLC, or CGF, whereby CGF agreed to serve as our placement agent for a private financing consisting of the issuance of senior convertible promissory notes. As of March 31, 2006, we had raised $300,000 under the original terms of this offering. Subsequent to March 31, 2006, the original investors agreed to modify the terms of their investment to conform to the May 2006 Private Placement Term Sheet Supplement. In addition, the holders of our short-term notes and shareholder notes agreed to roll their existing notes’ principal balance and accrued interest through June 26, 2006 into the June 2006 private financing. A total of $977,012 in the June 2006 private financing consisted of such roll-over transactions. Subsequent to March 31, 2006, we raised approximately $2,204,750 under the June 2006 private financing, not including the roll-over transactions. Under the terms of the June 2006 private financing, the 15% senior secured convertible promissory notes are convertible into approximately 383,119 shares of our common stock at the time of a public offering at a conversion price equal to 70% of an initial public offering price of $5.00 per share. These noteholders have also been issued warrants to purchase 857,008 shares of our common stock at a price of $0.01 per share. In addition, the holder of a 15% senior secured promissory note in the amount of $800,000 has been issued a warrant to purchase 266,667 shares of our common stock at a price of $0.01 per share. The total amount of the June 2006 private financing was $3,481,762. However, we cannot assure you that we will be able to raise sufficient additional capital as needed to execute our business plan. We still have not recorded any significant revenue, and our working capital is not sufficient to fund our plan of operations for the next twelve months.

CGF and Maxim Group acted as placement agents in the June 2006 private financing and were paid cash fees and non-accountable expense allowances of $310,818 in total and placement agent warrants to purchase 31,508 shares of our common stock, of which warrants Maxim Group subsequently relinquished warrants to purchase 8,644 shares.

Effective August 24, 2006, we engaged EKN Financial Services, Inc. as the new managing underwriter of our concurrent public offering of 2,500,000 shares of common stock. Maxim Group LLC, our previous managing underwriter, has agreed to participate as a co-underwriter, underwriting and placing up to 50% of the shares offered in our concurrent public offering of 2,500,000 shares of common stock. In October 2006, National Securities Corporation agreed to be a co-underwriter of our concurrent public offering of 2,500,000 shares of common stock.

Revenue recognition

We earned revenue during 2005 and 2004 from several collection agencies and lenders that implemented our online system. Our preliminary contracts provide for revenue based on a percentage of the amount of debt collected from accounts submitted on the DebtResolve system. Although other revenue models have been proposed, most revenue earned to date has been determined using this method, and such revenue is recognized when the settlement amount of debt is collected by the client. For the early adopters of our system, we waived set-up fees and other transactional fees that we anticipate charging in the future. While the percent of debt collected will continue to be a revenue recognition method going forward, other payment models are also being offered to clients and may possibly become our preferred revenue model. Dependent on the structure of future contracts, revenue may be derived from a combination of set up fees or monthly licensing fees with transaction fees upon debt settlement or other successful resolution.

In recognition of the principles expressed in Staff Accounting Bulletin 104 (“SAB 104”), that revenue should not be recognized until it is realized or realizable and earned, and given the element of doubt associated with collectability of an agreed settlement on past due debt, at this time we uniformly postpone recognition of all contingent revenue until our client receives payment from the debtor. As is required by SAB 104, revenues are considered to have been earned when we have substantially accomplished the agreed-upon deliverables to be entitled to payment by the client. For most current active clients, these deliverables consist of the successful collection of past due debts using our system and/or, for clients under a licensing arrangement, the successful availability of our system to our customers.

In addition, in accordance with Emerging Issues Task Force (“EITF”) Issue 00-21, revenue is recognized and identified according to the deliverable provided. Set-up fees, fixed or percentage success fees, monthly maintenance fees, etc. are identified separately.

Recently signed contracts and contracts under negotiation call for multiple deliverables, and each component of revenue will be considered to have been earned when we have met the associated deliverable, as is required by SAB 104 Topic 13(A). For new contracts being implemented which include a licensing fee per account, following the guidance of SAB 104 regarding services being rendered continuously over time, we will recognize revenue based on contractual prices established in advance and will recognize income over the contractual time periods. Where some doubt exists on the collectability of the revenues, a valuation reserve will be established or the income charged to losses, based on management’s opinion regarding the collectability of those revenues.

Imputed salary expense

Under the terms of employment agreements we have had with our Co-Chairman and Chief Executive Officer and with our Executive Vice President, General Counsel and Secretary during the three months ended March 31, 2005, we did not pay these officers a salary, due to certain conditions as specified in the agreements. We recorded compensation expense and a capital contribution in an amount equal to the salary that would have been paid during those periods, representing an imputed compensation expense for the minimum base salary amounts under the agreement with them, as if we had met the condition for paying their salaries. During the three months ended March 31, 2006, the terms of these employment agreements had changed; specifically, our Co-Chairman and Chief Executive Officer began to draw a salary beginning April 1, 2005 and our Executive Vice President, General Counsel and Secretary left our employ effective June 30, 2005.

Research and development

We follow the guidelines of Statement of Financial Accounting Standards No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed,” and Statement of Financial Accounting Standards No. 2, “Accounting for Research and Development Costs.” Research and development expenses in the period since inception consisted primarily of payroll and related expenses and consulting fees incurred in connection with employees and consultants involved in the development of our online software product prior to establishing technological feasibility. In January 2004, we substantially completed the development of and began marketing our online product. In our management’s opinion, the software became available for general release concurrent with the establishment of technological feasibility. As a result, no software development costs were capitalized. Commencing February 2004, costs incurred in connection with the operation, maintenance, modification, and customization of our product have been charged to expense as incurred, and are neither capitalized nor classified as research and development expenses.

Fixed assets

Fixed assets are stated at cost, less accumulated depreciation. Depreciation is provided over the estimated useful life of each class of assets using the straight-line method. Expenditures for maintenance and repairs are charged to expense as incurred. Additions and betterments that substantially extend the useful life of the asset are capitalized. Upon the sale, retirement, or other disposition of property and equipment, the cost and related accumulated depreciation are removed from the balance sheet, and any gain or loss on the transaction is included in the statement of operations.

Income taxes

In accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” we use an asset and liability approach for financial accounting and reporting for income taxes. The basic principles of accounting for income taxes are: (a) a current tax liability or asset is recognized for the estimated taxes payable or refundable on tax returns for the current year; (b) a deferred tax liability or asset is recognized for the estimated future tax effects attributable to temporary differences and carryforwards; (c) the measurement of current and deferred tax liabilities and assets is based on provisions of the enacted tax law and the effects of future changes in tax laws or rates are not anticipated; and (d) the measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized. We have had net losses since inception and the resulting deferred tax asset is offset by a corresponding valuation allowance.

Stock-based compensation

Prior to January 1, 2006, stock options issued under stock-based compensation plans were accounted for under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees, and Related Interpretations.” No stock-based employee compensation cost was reflected in the net loss for prior periods, as all options granted under these plans had an exercise price equal to the market value of the underlying common stock, as determined by our board of directors, on the date of grant. Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure - an Amendment of FASB Statement No. 123,” required the disclosure of the effect on net loss and loss per share had we applied the minimum value recognition provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation,” to stock-based employee compensation. The minimum value of each option granted to employees was estimated as of the grant date using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%, expected volatility of 0%, risk-free interest rates for individual options ranging from 1.66% to 4.12%, and an expected life of each option, ranging from three to ten years. Since there was no public market for our stock, we did not consider volatility in estimating the value of each option granted to employees; we followed the minimum value method. The estimated minimum value of the options granted is amortized on a proforma basis over the option vesting periods. We accounted for stock-based compensation issued to non-employees using the fair value method.

Beginning on January 1, 2006, we account for stock options issued under stock-based compensation plans under the recognition and measurement principles of Statement of Financial Accounting Standards No. 123 - Revised. We have adopted the modified prospective transition method and, therefore, have not restated prior periods’ results. Under this transition method, there was no impact to the condensed financial statements for the six months ended June 30, 2006 on net loss or basic and diluted net loss per share, as all previously granted options vested prior to adoption and there were no new issuances during the period. The fair value of each option granted to employees and non-employees will be estimated as of the grant date using the Black-Scholes option pricing model. The estimated fair value of the options granted will be recognized as an expense over the requisite service period of the award, which is generally the option vesting period. The fair value of each option granted will be estimated as of the grant date using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%, expected volatility of 96.7%, (a volatility rate derived from five years of statistics at comparable, newly public companies), risk-free interest rates for individual options in accordance with the accounting pronouncement, and we will expense that fair value over the vesting period of the options. Since there is no public market for our stock, we use a volatility measure based on an average volatility of the stock of five comparable companies during their first five years as a publicly-traded company in estimating the value of each option.

During the twelve month period preceding September 30, 2005, the date we filed our first registration statement on Form SB-2, and for the subsequent periods leading up to this filing, we granted stock options with exercise prices as follows:

Grants Made during Quarter Ended	Number of Options Granted	Weighted Average Exercise Price (1)	Weighted Average Fair Value per Share	Weighted Average Intrinsic Value per Share
December 31, 2004	180,000	$10.00	$10.00	$-
March 31, 2005	60,000	$10.00	$10.00	$-
June 30, 2005	90,000	$5.53	$5.53	$-
September 30, 2005	-	$-	$-	$-
December 31, 2005	-	$-	$-	$-
March 31, 2006	-	$-	$-	$-
June 30, 2006	-	$-	$-	$-
_________________
(1)
Subsequent to June 30, 2006, we modified the exercise price of options issued from 2003 to June 30, 2005 to be equal to the new estimated fair value per share of $5.00. An expense of $305,825 was recorded for this transaction. The weighted average exercise price, as modified, of options granted during the quarters ended December 31, 2004, March 31, 2005, and June 30, 2005, and the corresponding fair value per share for these options, are $5.00, $5.00 and $4.63, respectively.

The fair value of the common stock for options granted during October 1, 2004 to June 30, 2006 was estimated by our board of directors with input from our management. We did not obtain a contemporaneous valuation by an unrelated valuation specialist because at the time of the issuances of stock options during this period, our efforts were focused on developing our DebtResolve system and on marketing efforts for the system. Our financial resources were very limited, and we did not prioritize having such valuation done. Although no independent third party evaluation was obtained, the market value of our stock was determined to be the price paid by independent third party investors who bought shares of the stock.  That price was $10.00 for all of 2004 and the first part of 2005.  The fair value of the common stock was determined contemporaneously with the grants.

As we entered into certain private financings and began to prepare for our concurrent public offering, in the spring and early summer of 2005, and under the advice of our investment bankers, we determined that the pre-offering value of our company would be set at approximately $15,000,000 for our concurrent public offering of 2,500,000 shares of common stock, which reduced the value of the approximately 3,000,000 existing shares to $5.00.  Accordingly, $5.00 per share was determined to be the market value of our company.  Discounted conversion and exercise prices for subsequent convertible notes and warrants, and the calculation of the fair value of those warrants was determined beginning with that $ 5.00 reference point. The “make-whole” and incentive options being prepared for issuance to employees and directors at the time of our concurrent public offering will have no intrinsic value, as they will be priced at the concurrent public offering price.

Determining the fair value of a non-trading stock requires making complex and subjective judgments. Our approach to valuation was based on estimates of possible future revenues and comparison to other similar companies and market forces. These estimates appear consistent with the plans and estimates of our management. There is inherent uncertainty in making these estimates. Although it is reasonable to expect that the completion of our concurrent public offering will add value to the shares because they will have increased liquidity and marketability, the amount of additional value can not be measured with either precision or certainty.

Recently Issued Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123 - Revised”). SFAS 123 - Revised is a revision of SFAS 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and its related implementation guidance. SFAS 123 - Revised establishes standards for the accounting for transactions in which an entity exchanges its equity instrument for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. It does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS 123 as originally issued and EITF Issue No. 96-18, “Accounting for Equity Instruments that are Issued to other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” SFAS 123 - Revised requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (usually the vesting period). The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available). SFAS 123 - Revised eliminates the alternative to use APB 25’s intrinsic value method of accounting that was provided in SFAS 123 as originally issued. Under APB 25, issuing stock options to employees generally resulted in recognition of no compensation cost. SFAS 123 - Revised requires entities to recognize the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards. SFAS 123 - Revised is effective for public entities that file as small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005.

As of January 1, 2006, we account for stock options issued under stock-based compensation plans under the recognition and measurement principles of SFAS 123 - Revised. We have adopted the modified prospective transition method and, therefore, have not restated prior periods’ results. Under this transition method, there was no impact to the condensed financial statements for the six months ended June 30, 2006 on net loss or basic and diluted net loss per share, as all options previously granted to employees vested prior to adoption and there were no new issuances during the period. The fair value of each option granted to employees and non-employees will be estimated as of the grant date using the Black-Scholes option pricing model. The estimated fair value of the options granted will be recognized as an expense over the requisite service period of the award, which is generally the option vesting period.

In October 2004, the FASB ratified the consensus reached in EITF Issue No. 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share.” The EITF reached a consensus that contingently convertible instruments, such as contingently convertible debt, contingently convertible preferred stock, and other such securities should be included in diluted earnings per share (if dilutive) regardless of whether the market price trigger has been met. The consensus became effective for reporting periods ending after December 15, 2004. The adoption of this pronouncement did not have a material effect on our financial statements.

In May 2005, SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes and FASB Statement No. 3” was issued which, among other things, changes the accounting and reporting requirements for a change in accounting principle and provides guidance on error corrections. SFAS No. 154 requires retrospective application to prior period financial statements of a voluntary change in accounting principle unless impracticable to determine the period-specific effects or cumulative effect of the change, and restatement with respect to the reporting of error corrections. SFAS No. 154 applies to all voluntary changes in accounting principles, and to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS No. 154 also requires that a change in method of depreciation or amortization for long-lived, non-financial assets be accounted for as a change in accounting estimate that is effected by a change in accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. At this time, adoption of SFAS No. 154 is not expected to significantly impact our financial statements or future results of operations.

In September 2005, the FASB ratified the following consensus reached in EITF Issue 05-8 (“Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature”):  (a)  The issuance of convertible debt with a beneficial conversion feature results in a basis difference in applying FASB Statement of Financial Accounting Standards SFAS No. 109, Accounting for Income Taxes. Recognition of such a feature effectively creates a debt instrument and a separate equity instrument for book purposes, whereas the convertible debt is treated entirely as a debt instrument for income tax purposes.  (b)  The resulting basis difference should be deemed a temporary difference because it will result in a taxable amount when the recorded amount of the liability is recovered or settled.  (c)  Recognition of deferred taxes for the temporary difference should be reported as an adjustment to additional paid-in capital. This consensus is effective in the first interim or annual reporting period commencing after December 15, 2005, with early application permitted. The effect of applying the consensus should be accounted for retroactively to all debt instruments containing a beneficial conversion feature that are subject to EITF Issue 00-27, “Application of Issue No. 98-5 to Certain Convertible Debt Instruments” (and thus is applicable to debt instruments converted or extinguished in prior periods but which are still presented in the financial statements).  The adoption of this pronouncement is not expected to have a material impact on our financial statements.

In February 2006, the FASB issued Statement of Financial Accounting Standard 155, “ Accounting for Certain Hybrid Financial Instruments” (“SFAS 155”), which eliminates the exemption from applying SFAS 133 to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. SFAS 155 also allows the election of fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to a remeasurement event. Adoption is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. Early adoption is permitted. The adoption of SFAS 155 is not expected to have a material effect on our financial position, results of operations or cash flows.

In March 2006, the FASB issued Statement of Financial Accounting Standard 156 “Accounting for Servicing of Financial Assets” (“SFAS 156”), which requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value. SFAS 156 permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. Adoption is required as of the beginning of the first fiscal year that begins after September 15, 2006. Early adoption is permitted. The adoption of SFAS 156 is not expected to have a material effect on our financial position, results of operations or cash flows.

In July 2006, the FASB released FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting and reporting for uncertainties in income tax law. This Interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. This Interpretation shall be effective for fiscal years beginning after December 15, 2006. Earlier adoption is permitted as of the beginning of an enterprise’s fiscal year, provided the enterprise has not yet issued financial statements, including financial statements for any interim period for that fiscal year. The cumulative effects, if any, of applying this Interpretation will be recorded as an adjustment to retained earnings as of the beginning of the period of adoption. We have commenced the process of evaluating the expected effect of FIN 48 on our financial statements and are currently not yet in a position to determine such effects.

BUSINESS

General

We are a development stage company providing a software solution to consumer lenders based on our licensed, proprietary DebtResolve® system. Our Internet-based system facilitates the settlement and collection of defaulted consumer debt via the Internet. Our existing and target creditor clients include banks and other credit originators, credit card issuers and third-party collection agencies, as well as assignees and buyers of charged-off consumer debt. By using our client-branded, user friendly web interface, we believe that the Debt Resolve system will provide our clients with a less intrusive, less expensive, more secure and more efficient way of pursuing delinquent debts than traditional labor-intensive methods.

Our DebtResolve system brings creditors and consumer debtors together online to resolve defaulted consumer debt through a series of steps. The process is initiated when one of our creditor clients electronically forwards to us a file of debtor accounts, and sets rules or parameters for handling each class of accounts. The client then invites its customer debtor to visit a client-branded website, developed and hosted by us, where the customer is presented with an opportunity to satisfy the defaulted debt through the DebtResolve system. Through the website, the debtor is allowed to make three or four offers, or select other options, to resolve or settle the obligation. If the debtor makes an offer acceptable to our creditor client, payment can then be collected directly through the DebtResolve system and deposited into the client’s account. We then bill our client for the applicable fee. The entire resolution process is accomplished in real-time, online.

We have completed development and commenced licensing our software solution, and have generated nominal revenues to date. The DebtResolve system went live with a pilot program in February 2004. We currently have written contracts in place with four major banks and 10 collection agencies. Currently, we have begun processing accounts for nine of these clients.

These contracts relate to defaulted credit card receivables and other consumer debt and provide us with a fee based on the amount of debt collected (ranging from 4% to 15% of the collected amounts, with the average approximating 10%) or recurring license fees coupled with transaction fees. In establishing our fees, we consider the expected account volumes and balances, the age and other characteristics of the consumer debt and our relationship with the creditor client involved. Our pricing models are more fully described in the section “Business - Consumer Creditor Clients and Pricing.” Even with the foregoing agreements, we cannot assure you that the collections industry will accept our software solution or that it will result in more efficient and effective debt collection and resolution. These are the only contracts we currently have in place and we are dependent on these few contracts for the revenues we have generated to date. Since we have generated nominal DebtResolve system revenues to date from these contracts, we believe that none of our existing clients is more or less critical to us than any other at this stage and, therefore, the loss of one or more of these contracts would have no material adverse impact on our business.

In June 2006, we formed a subsidiary, DRV Capital LLC, that is focused on purchasing or investing in defaulted consumer debt portfolios that we can manage and collect using our DebtResolve system along with placing accounts with traditional collection agencies. This subsidiary is headed by an individual with extensive experience in the debt buying and debt collection industries. We believe that some debt portfolios, such as the debt of Internet service providers, e-commerce companies, online lenders or any other debt in which there is a high concentration of Internet usage, particularly lend themselves to electronic resolution using our DebtResolve system. DRV Capital LLC has not yet begun operations, but we expect to purchase our first defaulted consumer debt portfolio during the fourth quarter of 2006.

Industry Background and Trends

Growth of Consumer Debt

The DebtResolve system was developed to provide increased efficiency and performance for the collection of consumer debt, which is a large and fast-growing market. Growth in the collections industry is driven by increasing levels of consumer debt, significant charge-offs of the underlying receivables by credit originators, and reliance on third-party providers to execute the recovery of defaulted receivables. In addition, recent legislation makes it more difficult for U.S. consumers to declare bankruptcy.

As reported in a U.S. Federal Reserve Statistical Release updated May 5, 2006, consumer revolving credit, the bulk of which is consumer credit card debt, rose from $624 billion at the end of 1999 to approximately $806 billion at March 31, 2006. As consumer debt reached these levels, the management and collection of that debt has become a large and sophisticated industry.

The Bankruptcy Abuse Prevention and Consumer Protection Act, which became effective in October 2005, significantly limits the availability of relief under Chapter 7 of the U.S. Bankruptcy Code, where consumer debts can be discharged without any effort at repayment. Under the new Act, consumer debtors with some ability to repay their debts are either barred from bankruptcy relief or forced into repayment plans under Chapter 13 of the U.S. Bankruptcy Code. In addition, the Act imposes mandatory budget and credit counseling as a precondition to filing bankruptcy. We expect that these more stringent requirements will make bankruptcy a much less attractive option for some consumer debtors to resolve outstanding debt and will increase the pool of accounts suitable for the DebtResolve system and potentially lead more creditors to utilize our system.

Collection and Recovery

Typically, lenders categorize defaulted consumer debt by the age, or stage, of the debt. The goals and treatments at each stage of debt vary.

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Early-stage Delinquency. This stage is characterized by late payment or payments, when a borrower has failed to make the required payment for 30, 60 or 90 days. The lenders at this stage usually focus on collecting one or more payments to bring the account current, or “cure” the account. Their prime concern is bringing the account up-to-date while retaining the customer. The original lender may work these accounts in-house or place them with an outside collection agency.

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Late-stage Collections. Typically, after 90 days the debt is considered in serious default, and lenders step up the severity of efforts to collect. This function is often performed by outside collection agencies on either a contingency or fee basis.

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Charged-off Accounts. After a certain period of non-payment, the delinquent accounts must be charged off according to applicable accounting rules and conventions. By regulation, U.S. banks are required to charge off balances that are deemed uncollectible, usually after 120 to 180 days without payment. These accounts may be outsourced for collection to one or more outside collection agencies, usually on a contingency fee basis.

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Purchased Debts. The final stage a lender may go through with a portfolio of delinquent debt is to sell the uncollected debts to a debt purchaser. In this segment of the collection and recovery industry, credit originators sell off their defaulted consumer debt at a discount to third parties who buy these portfolios of debt and attempt to collect a targeted “cents on the dollar” amount over a period of time.

We believe that our DebtResolve solution can be a highly effective collections tool at all of the stages noted above, and with each class of potential DebtResolve system users we have identified: credit originators, outside collection agencies and debt buyers. The means by which collections have traditionally been pursued, by telephone and mail, can be, we believe, perceived by debtors as intrusive and intimidating. There is strong support among consumers for the type of alternate approach that we offer. In October 2004, FiSite Research, an independent financial services research company, published findings of its survey on consumers’ interest in using the Internet to resolve overdue accounts. Of 1,000 respondents, 84% rated the concept of an online collection service as excellent or good, and 83% chose an Internet site to settle a debt over a call from a collections agent.

In addition, the general trend in the collections industry is moving towards outsourcing of collections efforts to third parties. While precise data is not available for total collections revenue among internal collectors, collection agencies and debt buyers, the Kaulkin Report “Accounts Receivable Management: A Growth Industry” 2005, a collections industry publication, reported that companies providing third-party collection services in the United States generated revenue of $9.5 billion in 2004. Using industry data, we estimate that the outsourced collections market is growing annually at a rate of 7%.

The DebtResolve Solution

For our creditor clients, we believe the benefits of the DebtResolve system are numerous. The DebtResolve system:

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Potentially improves returns. The DebtResolve system can improve liquidation rates in two ways. First, the system allows creditors to quickly learn the effectiveness of tactics and policies, and immediately incorporate changes. We believe this quick evaluation and modification of tactics, and immediate access to results, is attractive to our creditor clients. Second, we believe the nature of the online bidding module encourages debtors to offer more than the creditors’ floors or limits.

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Reduces costs. Because of the personnel-intensive nature of current collection efforts, we believe that salaries for collectors represent the single largest segment of expense for most collection companies and internal collection departments. In addition, there are overhead costs associated with each employee. Collections made through the DebtResolve system substantially reduce these expenses. The inherent economics of the Internet allow our clients to negotiate with thousands of consumer debtors simultaneously, using the DebtResolve system instead of live collections personnel.

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Ensures compliance. The collections industry is highly regulated and collectors who violate fair debt collection laws can be subject to fines or lawsuits. The DebtResolve system is automated and all system screens are usually reviewed by the clients’ attorneys; therefore, a consistent and approved message is presented to every consumer debtor who logs in, avoiding exposure to individual interpretations or mistakes that human collection agents can make in telephone conversations with consumer debtors. The communication with debtors is consistent and compliance risk is significantly reduced.

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Adds a new communication channel. Our Internet-based system provides collectors with an additional, cost-effective channel by which to communicate with debtors, one which can be perceived as preferable and non-judgmental by consumer debtors.

•	Appeals to new segments of debtors. The privacy of the DebtResolve system and 24-hour availability appeal to many debtors who do not respond to traditional collection techniques.

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Maintains and enhances brand. The web pages that consumers view when they log on to the DebtResolve system are designed in the client’s name and according to client specifications. Branding, screen wording and layout are client-driven (though we may maintain a “Powered by Debt Resolve” logo on each screen). For credit card issuers, retailers and other creditors who emphasize brand recognition, the ability to control the appearance of, and information included on, the DebtResolve system are important attributes.

While our targeted clients are creditors and other collectors of consumer debt, we believe that an important element of our business model is the attractiveness of our solution to consumers. Consumers’ motivations for resolving delinquent debt are varied, and debt collectors use an array of collection techniques to exploit these motivations. Letters, telephone calls and legal action are among the more common methods of collecting debts. Our offerings leverage the Internet to provide an additional collection method that we believe is effective by virtue of its consumer-friendly orientation. We believe the DebtResolve system enables debtors to exercise a greater degree of control, negotiate with their creditors in a non-judgmental, non-emotional environment and retain a greater sense of dignity than is possible with traditional collection methods.

Debt Resolve Growth Strategy

Our goal is to make the DebtResolve system a key collection tool at all stages of delinquency across all categories of consumer debt. We believe that we can play an important role in the receivables recovery and collections industry due to the compelling methodology and innovative approach of our solution. The key elements of our growth strategy are:

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Accelerate our marketing efforts. We intend to aggressively market our DebtResolve system to new clients. Accordingly, we have expanded our sales and account service staff. Initially, we are marketing our DebtResolve system to credit issuers, their collection agencies and the buyers of their defaulted debt in the United States, Canada and the United Kingdom. In 2006, we are targeting additional markets in the United States and also abroad. We are in active negotiations with lenders in the U.K. and E.U. In the U.S. and abroad, we believe that our system will be especially valuable for the collection of low balance debt, such as that held by utilities, telecommunication companies and online service providers, where the cost of traditionally labor intensive collection efforts may exceed the value collected. Other markets in the United States may include student loan debt and automobile loans.

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Expand our service offerings. We intend to expand our offerings to our clients. In the second half of 2006, we plan to build a scoring model based on aggregate customer data collected. This scoring model will identify customers based on their propensity to use the Internet versus other channels offered and help our clients determine to what degree settlement should be offered as an option. Our goal is to make the DebtResolve system a key collection tool at all stages of delinquency across all categories of consumer debt.

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Seek strategic acquisitions. We may seek to make strategic acquisitions of businesses, assets and technologies that complement our business. We may seek to enter the Accounts Receivables Management (ARM) business through the acquisition of a collection agency or other ARM firm. We believe that there are significant potential benefits for our entry into the ARM business. By using our Internet-based system to collect on defaulted consumer debt, a collection agency owned by us could achieve operating efficiencies that would potentially outperform competitors in the ARM business. An ARM operation could serve as a platform to test new products and determine the most effective uses of the DebtResolve system. Further, we can use these demonstrated results in our sales efforts. However, we have no experience in acquiring other companies, and we may not be able to buy an ARM company or we may pay too much for such an acquisition.

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DRV Capital LLC. In 2006, we formed a wholly-owned subsidiary, DRV Capital LLC, for the purpose of purchasing or participating in the purchase of portfolios of defaulted consumer debt. DRV Capital has not yet purchased any debt. With respect to possible acquisitions of, or investments in, defaulted consumer debt portfolios that we can manage and collect through our DebtResolve system, we will face additional risks associated with these activities. There is a risk that no suitable portfolios of debt will be available for purchase at favorable terms. In addition, there are financial risks including the risk that we may pay too much for a pool of debt, or may fail to recover the anticipated returns. Once we begin purchasing and processing this debt, we will be required to oversee the compliance with government regulations which are routinely imposed on the collection agencies or “processors.” These regulations include principally the Fair Debt Collection Practice Act, Fair Credit Reporting Act, the Federal Truth-In-Lending Act, the Fair Credit Billing Act and the Gramm-Leach-Bliley Act, as well as applicable comparable statutes in the states in which consumers reside. It is possible that debt purchasers may be required to be licensed in individual states; in this case, we may incur significant expenses in obtaining such state licenses. See also “- Regulation of our Clients’ and our Business” below. Our accounting and financial statements will also become more complex.

We believe our growth will be facilitated by:

•	our having already established “proof of concept” of our system with our initial clients,

•	the increasing level of consumer debt both in the United States and internationally,

•	the significant level of charge-offs by consumer debt originators, and

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recent amendments to consumer bankruptcy laws as enacted by the Bankruptcy Abuse Prevention and Consumer Protection Act, which became effective in October 2005, that make it more difficult for individuals to seek discharge of their debts and instead require them to make larger payments to creditors that may likely push more debtors into default.

We believe that international markets also represent a significant opportunity for us. International Visa and Mastercard credit card purchases are approximately equal to those in the United States. We estimate based on industry research that approximately one-half of non-U.S. credit card transactions may be concentrated in seven countries: the United Kingdom, France, South Korea, Canada, Japan, Australia and Spain. We believe the DebtResolve system can be an effective tool for collecting delinquent credit card debt in each of these markets. In Japan and Israel, we are exploring sales distribution partnerships to expand our market presence without adding substantial overhead or other costs, but have not yet entered into any agreement or commitment.

DRV Capital: Possible Acquisitions of Defaulted Consumer Debt Portfolios

We intend to make acquisitions of, or investments in, defaulted consumer debt portfolios that we can manage and collect through our DebtResolve system through our subsidiary, DRV Capital LLC. These purchases will likely consist of consumer debt portfolios that the credit originator has deemed uncollectible and has charged-off, generally after making attempts to collect on them. DRV Capital LLC has not yet begun operations, but we expect to purchase our first defaulted consumer debt portfolio during the fourth quarter of 2006.

While we have hired an individual with experience in the buying and collection of debt to head DRV Capital, this is an area in which we have little current experience. We may not be successful in completing any acquisitions of defaulted consumer debt portfolios, and our inexperience may impair our ability to manage and collect on acquired consumer debt portfolios. These defaulted consumer debt portfolios are difficult to collect and we may not collect even a sufficient amount to cover the cost of acquiring them. We have no experience with pricing defaulted consumer debt portfolios. We may pay too much for these portfolios and, consequently, we may not generate a profit from these consumer debt portfolio acquisitions. In addition, we may be faced with new regulatory requirements that apply to buyers of defaulted debt. See also “- Regulation of our Clients’ and our Business.”

The expansion into this line of business could result in the need to enter into potentially complex financing arrangements, resulting in the need to manage those relationships and the potential interest rate risk and credit risk associated with them. We may attempt to mitigate the credit risk of the portfolios by selling large percentages of each purchased portfolio to outside investors, thus allowing us to purchase small percentages of many portfolios instead of larger percentages of a smaller number of portfolios. The resale of these portions and the accounting for this activity will require that we become familiar with the applicable accounting regulations, with which we are not currently familiar. Our accounting would also become more complex, requiring combining the results of our proposed debt-buying subsidiary into our consolidated financial statements.

We anticipate additional increased costs associated with the start-up of DRV Capital. Before we begin to recognize revenue, we may incur additional legal, filing fees and other start-up costs associated with establishing this line of business.

The DebtResolve System

Overview of the Process

The DebtResolve system is centered on our online bidding module, DR Settle™, which allows debtors to make offers, or “bids,” on what they can pay against their total overdue balance. We have developed a suite of modules to complement the core DR Settle module. These modules include DR Pay™ for online payments, DR Control™ for system administration, DR Mail™ as our secure e-mail methodology and DR Prevent™ for early stage collections treatments. These modules and their features together allow our clients to:

•	request payment in full from the debtor,

•	request a single payment to bring an account current,

•	offer the debtor a bidding process leading to settlement for a portion of the total balance due,

•	accept free-form offers through email, and accept or reject those e-mail offers by e-mail,

•	queue unresolved accounts for immediate follow-up by a collector,

•	accept consumer disputes online and respond electronically,

•	notify consumers of upcoming promised payments through e-mail and accept the payments due online,

•	immediately collect payments online, and

•	set up treatments including a promise to pay, change of terms , payment hiatus and interest waivers.

The DebtResolve system works through a series of steps, initiated when our client sends a file of accounts to us and, using the online portal from their desktop, sets the rules for collection on each account. We build and host a website in the name of our client where the consumer debtor can log on to resolve his or her account. The steps are simple and are described below.

Connect. The client invites the delinquent consumer debtor to the website by mail, e-mail or by phone. Each invitation has a personal invitation code to identify the account. The consumer debtor logs in, verifies his or her identity and updates personal contact information.

Resolve. Based on the rules our client has set, the consumer debtor is presented with a series of screens. In early-stage collections, for example, this may be a request for a minimum payment to bring the account current or an offer by the creditor client to make some accommodation like a reduction in fees.

In settlement, the consumer debtor is presented with three chances to make an offer of what he or she can pay to settle the entire debt. This is usually a percentage of the total due, and the minimum acceptable percentage is set in advance by our creditor client (but is not revealed to the consumer debtor). The consumer debtor gains a sense of control in making offers rather than responding to a collector’s offer in a telephone conversation. Our clients can view results of the bidding process and review individual accounts in real time.

Collect. If a successful resolution is reached, the consumer debtor can pay online and conclude the transaction, again in real time.

Even if the consumer debtor is not able to reach a satisfactory resolution online or fails to proceed past the sign-in process, our clients gain valuable information. They know that the consumer debtor has gotten the initial invitation to the website and has some interest or willingness to resolve the delinquency. Our creditor clients may also get updated contact information on the consumer debtor, and they can view all of the consumer debtor’s bidding attempts. In addition, consumer debtors can register disputes or send their own offers by e-mail if their bids fail.

System and Data Security

We have in place a comprehensive security policy and set of practices regarding system and data security. We rely on a distributed security framework, with our board of directors approving all policies and standards. Our management of these policies and practices is intended to ensure compliance with policy, the assignment of security roles and the coordination of the implementation of security across our organization. In addition, we have retained the services of Protiviti Inc., a nationally-recognized independent risk consulting firm, to perform a Visa PCI (payment card industry) and ISO 17799 data security standards audit to verify our compliance with industry standards with respect to data security. In the second quarter of 2006, Protiviti has verified that our compliance with Visa PCI data security standards. We are not reliant on the services provided by Protiviti as these audit services can be provided by any one of a number of qualified security risk management firms.

We use AT&T Corp. secure facilities for hosting our clients’ websites and maintaining customer data. AT&T holds a SAS 70 Type II Audit qualification for the facilities where our servers are housed. AT&T provides managed security services for us including server hardening, patch management, firewall monitoring and administration, incident detection and reporting, remote access support, system back-up and recovery, and assistance with change control. See also “- Technology and Service Providers.” We are responsible for our development and test servers, e-mail, the buffer between our internal networks and external networks, and our administrative computer systems.

We have adopted a security strategy which combines the capabilities of people, operations and security technologies to establish multiple layers of protection for our computer systems and data. Under this security strategy, we actively monitor our infrastructure and implement cyber defenses at multiple levels to ensure that our critical systems and data are protected, and that we can continue to operate in the event that any one or more defenses fail or are circumvented.

The Gramm-Leach-Bliley Act stipulates that we must protect against unauthorized access to, or use of, consumer debtor information that could result in detrimental use against or substantial inconvenience to any consumer debtor. Detrimental use or substantial inconvenience is most likely to result from improper access to sensitive consumer debtor information because this type of information is most likely to be misused, as in the commission of identity theft. We believe we have adequate policies and procedures in place to protect this information. Sensitive data communicated with consumer debtors is encrypted using the secure sockets layer (SSL) specification, and sensitive data stored on servers is encrypted using industry accepted algorithms or toolkits. For file transfer, we use the most secure method of file sharing available from our client (originator) systems and their internal processes.

Our creditor clients may audit our premises and review security procedures at any time. Our clients also determine the retention/destruction timetables of the consumer debtor data we receive from them.

Product Development and Enhancements

We continually evaluate the software modules that comprise our DebtResolve system and, where possible, work to improve them and expand on their functionality. The DR Settle™ module allows debtors to make offers, or “bids,” on what they can pay against their total overdue balance in includes our licensed patent-protected bidding technology. Currently there are no major development items in process for this module. The DR Pay™ module provides the integration between our DebtResolve system and our clients’ EPGs (electronic payment gateways). We are regularly adding new payment providers as we get new clients who utilize different EPG vendors. In a recent release of this module, we added support for the production of a payment client-branded payment coupon for customer remittance. The DR Control™ module allows clients to review and create reports using the data that is captured through their customers’ usage of the DebtResolve system. It also gives each client the ability to manage all collections treatments for its customers through the DR Control portal. Currently, we are enhancing the reporting and modeling capabilities of this module. The DR Mail ™ module provides email communication between our clients and their customers. During 2005, we added the ability for a client to produce outbound email campaigns to their customers, in addition to the core functionality of the client being able to leave email messages for their customers on the DebtResolve system. Currently there are no major development items in process for this module. The DR Prevent™ module focuses on early stage collections treatments. Our latest version contains several enhancements including improved dispute capture that provides for identity theft reporting to the creditor, and additional treatments including promise to pay, change of terms, payment hiatus, and interest waiver requests.

We also intend to expand our offerings to include an interactive voice response telephone capability. This will allow consumer debtors who do not have Internet access to resolve and settle defaulted consumer debt over the telephone through an interactive voice response system using a methodology similar to our existing DebtResolve system. We currently have in place, through an outsourcing partner with which we have entered into a contract, the capability of telephone notification which can direct debtors to our clients’ DebtResolve websites.

In May 2005, we entered into an agreement with Intelligent Results, Inc., a provider of customer analytics solutions to clients throughout the financial services, insurance and telecommunications industries, to provide mutual client referrals. We believe that the use of the DebtResolve online settlement system with Intelligent Results’ analytics will provide our creditor clients with an expanded solution for better predicting risk, optimizing settlement offers and more accurately identifying probability of payment.

In 2007, we expect to have sufficient data to create a scoring system, which we refer to as DR IQ™ or DR Internet Quotient, which will help our creditor clients determine which of their customers are most likely to use the Internet channel.

Sales and Marketing

Our current sales efforts are focused on United States consumer credit issuers, collection agencies and the buyers of defaulted consumer debt. Our primary targets are the major companies in each of these segments: the top ten credit card issuers, which we estimate, based on industry research, account for a significant majority of all credit card balances outstanding, as well as the most significant outside collection agencies and purchasers of charged-off debt. Because of industry concentration of outside collection agencies and consumer debt buyers, we believe we can reach a large number of individual consumers by securing relationships with just the top few companies in each of these segments.

We chose to focus initially on the United States credit card market for the following reasons:

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Credit card spending volume and related debt is a large and growing market. Revolving consumer debt in the United States, the bulk of which is credit card debt, totaled $806 billion at the end of the first quarter of 2006 according to a U.S. Federal Reserve Statistical Release dated May 5, 2006. We estimate based on industry research that total expenditures for transactions using charge or credit card-based systems by United States consumers will continue to grow, from $1.8 trillion in 2004 to $2.7 trillion in 2009 by some estimates.

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Charge-offs of credit card debts by the issuers are increasing. We estimate based on industry research that charge-offs by Visa and MasterCard alone totaled over $35 billion in 2005, which represented an increase of outstandings from the year before.

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Financial firms actively outsource. United States financial service firms actively outsource their collections and recovery activity and employ outside vendors for a wide range of collections services, including voice response systems and back-office systems.

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Consumers are increasingly turning to the Internet to manage and conduct financial transactions. According to Nielsen/Net Ratings (March 18, 2004), a media ratings company for the Internet, 75% of Americans have Internet access at home and, according to a recent poll, approximately two-thirds of respondents reported that their household uses the Internet to manage or access checking accounts for obtaining information or doing banking according to Bank Technology News (January 2004).

Our initial sales and marketing efforts have been limited to securing significant early adopters. Senior management and members of our board of directors have all been involved in high-level sales to our core target market, which includes the top ten banks, collection agencies and consumer debt buyers. We added a full-time business development manager in the summer of 2004, and a full-time senior vice president and director of sales in July 2005.

The economics of an Internet model mean that our fixed costs will be relatively stable in relation to the growth of our business. It is our intention to base pricing on the value gained by clients rather than on our direct costs. In general, we believe that if our services are priced at a substantial discount relative to the cost of traditional collections, the economic advantages will be sufficiently compelling to persuade clients to offer the DebtResolve system to a majority of their target debtors as a preferred or alternate channel.

Consumer Creditor Clients and Pricing

Our target creditor clients include banks and other lenders, credit card issuers, third party collection agencies and purchasers of charged-off consumer debt. The DebtResolve system, which is offered through an ASP model, enables a client to introduce this collections option with no modifications to its existing collections computer systems.

Under our standard licensing agreement with clients, we create a series of web pages using our DebtResolve system that are branded with the client’s trademarks and logos. We host the resulting customized client website on servers that we maintain. All current contracts call for our services to be provided on an ASP model, and are hosted at our web hosting facility, although we have the technical capability to install the licensed software at a client site. The client periodically forwards to us debtor account information, and sets settlement parameters using a desktop portal. The client does not need any software for utilization of the customized DebtResolve system. The only license the client receives is to use, and for its debtors to use, the DebtResolve system during the term of the contract. Upon sending debtor account information to us, the client is responsible for contacting the debtors and inviting them to the client-branded website.

We have completed development and commenced licensing our software solution, and have generated nominal revenues to date. The DebtResolve system went live with a pilot program in February 2004. We currently have written agreements in place with units of four major banks and 10 collection agencies. Three of our four bank clients are among the top five credit card issuers in the United States. We believe that the DebtResolve system is currently being utilized on less than 1% of the total accounts being collected by most of our clients; for one or two that porportion may be slightly higher. As the usefulness and cost-efficiency of the debtResolve system are proven we expect that our share of these clients’ accounts, and our related revenues, will grow.

These contracts relate to defaulted credit card receivables and other consumer debt and provide us with a fee based on the amount of debt collected (ranging from 4% to 15% of the collected amounts, with the average approximating 10%) or recurring license fees coupled with transaction fees. In establishing our fees, we consider the expected account volumes and balances, the age and other characteristics of the consumer debt and our relationship with the creditor client involved. While set-up fees were often waived and lower fees set for early adopters, it is currently our policy to charge set-up fees and to write contracts, whenever feasible, for license fees rather than contingency fees.

Pricing Structure

Our current contracts provide that we will earn revenue in one of two ways: based on a percentage of the amount of debt collected from accounts submitted on our DebtResolve system or based on recurring license fees coupled with other transaction fees. Under the “percent of debt collected” method, revenue is recognized when the settlement amount of debt is collected by our client. The material risk that we face by relying on the “percent of debt collected” model is that if the clients do not successfully settle and collect debt through our system, we may not generate any revenue from the clients or recoup the real and opportunity costs of implementing our system for those clients. Under the “licensing method” method, revenue is recognized monthly when such revenue is due and payable by our client. The material risk that we face by relying on the “licensing” model is that we may have received more revenue if we had used the “percentage of debt collected” method. While the “percent of debt collected” model is used for revenue recognition on existing contracts and will continue to be used going forward on those contracts, most contracts currently in process include provisions for set-up fees, and base revenue on a monthly licensing fee per account with a small transaction fee on debt settlement.

In all cases, it is our policy to charge a set-up fee for the implementation and customization of our system for each client. However, for the early adopters of our system, we waived set-up fees and certain other transactional fees because their use of our system and feedback were important in the early stages of the system. We no longer waive set-up fees and other transactional fees for new clients as a matter of course.

In addition, with respect to our DR Prevent module, we expect that a licensing fee per account on our system, and/or the hybrid revenue model which will include both fees per account and transaction fees at settlement, may become the preferred revenue methods. As we expand our knowledge of the industry, we have become aware that different revenue models may be more appropriate for the individual circumstances of our potential clients, and our expanded choice of revenue models reflects that knowledge. Three of our current contracts in place now provide for license fees.

When using the percent of debt collected basis, our fees average 10% of the dollars settled through our DebtResolve system. Our current pricing model has expanded to be a blend of the following:

•	Set-up Charge. A one-time set-up charge ranging from $2,500 to $25,000, depending on the degree of customization required.

•	Recurring License Fee. Based on the type of client portfolio and number of accounts in the DebtResolve system.

•	Percent of Debt Collected Fee. A contingent fee or flat fee based on successful resolutions and settlements. Other transaction-based fees may also be utilized.

Client Support and Training

We make responsive and effective client support one of our top priorities. Client support is provided to our creditor clients by our Client Services Group based in White Plains, New York. We also provide system and file conversion training to our clients, both onsite and at our corporate headquarters.

Technology License and Proprietary Technology

At the core of our DebtResolve system is a patent-protected bidding methodology co-invented by James D. Burchetta and Charles S. Brofman, the co-chairmen of our company. We originally entered into a license agreement in February 2003 with Messrs. Burchetta and Brofman for the licensed usage of the intellectual property rights relating to U.S. Patent No. 6,330,551 issued by the U.S. Patent and Trademark Office on December 11, 2001 for “Computerized Dispute and Resolution System and Method” worldwide. This patent, which expires August 5, 2018, covers automated and online, blind-bid systems that generate high-speed settlements by matching offers and demands in rounds. In June 2005, we amended and restated the license agreement in its entirety. The licensed usage is limited to the creation of software and other code enabling an automated system used solely for the settlement and collection of delinquent, defaulted and other types of credit card receivables and other consumer debt and specifically excludes the settlement and collection of insurance claims, tax and other municipal fees of all types. The licensed usage also includes the creation, distribution and sale of software products or solutions for the same aim as above and with the same exclusions. In lieu of cash royalty fees, Messrs. Burchetta and Brofman have agreed to accept stock options for our common stock as follows:

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on June 27, 2005, we granted to each of Messrs. Burchetta and Brofman a stock option for up to such number of shares of our common stock such that the stock option, when added to the number of shares of our common stock owned by each of Messrs. Burchetta and Brofman, and in combination with any shares owned by any of their respective immediate family members and affiliates, will equal 14.6% of the total number of our outstanding shares of common stock on a fully-diluted basis as of the closing of our concurrent public offering of 2,500,000 shares of common stock, assuming the exercise of such stock option,

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if, and upon, our reaching (in combination with any subsidiaries and other sub-licensees) $10,000,000 in gross revenues derived from the licensed usage in any given fiscal year, we will grant each of Messrs. Burchetta and Brofman such additional number of stock options as will equal 1% of our total number of outstanding shares of common stock on a fully-diluted basis at such time,

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if, and upon, our reaching (in combination with any subsidiaries and other sub-licensees) $15,000,000 in gross revenues derived from the licensed usage in any given fiscal year, we will grant each of Messrs. Burchetta and Brofman such additional number of stock options as will equal 1.5% of our total number of outstanding shares of common stock on a fully-diluted basis at such time, and

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if, and upon, our reaching (in combination with any subsidiaries and other sub-licensees) $20,000,000 in gross revenues derived from the licensed usage in any given fiscal year, we will grant each of Messrs. Burchetta and Brofman such additional number of stock options as will equal 2% of our total number of outstanding shares of common stock on a fully-diluted basis at such time.

The stock options granted to Messrs. Burchetta and Brofman pursuant to the license agreement have an exercise price of $5.00 per share of common stock and are exercisable for ten years from the date of grant.

The term of the license agreement extends until the expiration of the last-to-expire patents licensed thereunder and is not terminable by Messrs. Burchetta and Brofman, the licensors. The license agreement also provides that we will have the right to control the ability to enforce the patent rights licensed to us against infringers and defend against any third-party infringement actions brought with respect to the patent rights licensed to us subject, in the case of pleadings and settlements, to the reasonable consent of Messrs. Burchetta and Brofman. The terms of the license agreement, including the exercise price and number of stock options granted under the agreement, were negotiated in an arm’s-length transaction between Messrs. Burchetta and Brofman, on the one hand, and our independent directors, on the other hand.

Cybersettle, Inc. also licenses and utilizes the patent-protected bidding methodology co-invented by Messrs. Burchetta and Brofman, exclusive to the settlement of personal injury, property and worker’s compensation claims between claimants and insurance companies, self-insured corporations and municipalities. Cybersettle is controlled by XL Capital Ltd., one of the world’s largest insurance providers, and Mr. Brofman, our Co-Chairman, is the President and Chief Executive Officer of Cybersettle. Cybersettle is not affiliated with us.

In addition, we have developed our own software based on the licensed intellectual property rights. We regard our software as proprietary and rely primarily on a combination of copyright, trademark and trade secret laws of general applicability, employee confidentiality and invention assignment agreements and other intellectual property protection methods to safeguard our technology and software. We have not applied for patents on any of our own technology. We have obtained through the U.S. Patent and Trademark Office a registered trademark for our DebtResolve corporate and system name as well as our slogan “Debt Resolve - Settlement with Dignity.” “DR Settle,” “DR Pay,” “DR Control,” “DR Mail,” “DR Prevent,” “Debt Resolve - Resolved. With Dignity.” and “Connect. Resolve. Collect.” are our trademarks/service marks, and we intend to attempt to register them with the U.S. Patent and Trademark Office as well.

Research and Development

We have devoted a significant portion of our resources to designing and developing new offerings, maintaining and enhancing existing offerings, expanding and improving our core technology and strengthening our technological expertise. In 2003 and 2004, we spent $453,301 and $46,022, respectively, on research and development of our offerings and services. In January 2004, we substantially completed the development of, and began marketing, our online service. Commencing February 2004, costs incurred in connection with the operation, maintenance, modification and customization of our software were charged to expense as incurred, and are not classified as research and development expenses. We have developed internally, acquired or licensed the software and services we offer.

Technology and Service Providers

We outsource our web hosting to AT&T Corp. at the rate of $15,000 to $18,000 per month, based on current volumes. The AT&T hosting facility is located in Secaucus, New Jersey. We use servers operated by AT&T to operate our proprietary software developed in our facility. Our agreement with AT&T is currently in effect on a month-to-month basis. Under the terms of our agreement with AT&T, AT&T will provide network connectivity availability 99.9% of the time from the connection off their backbone to our hosted infrastructure. Web hosting services are generally available from multiple sources and we believe that we can readily renew our contract or replace AT&T if it can no longer supply web hosting services to us on acceptable terms.

Regulation of our Clients’ and our Business

We believe that our business activities are subject to no particular regulation by governmental agencies other than that routinely imposed on corporate and Internet-based businesses. Although we believe it is unlikely, state or foreign regulators may take the position that our system effectively constitutes the collection of debts that is subject to licensing and other laws regulating the activities of collection agencies. If so, we might need to obtain licenses from such states, or such foreign countries where we may engage in business. Until licensed, if necessary, we would not be able to lawfully deal with consumers in such states or foreign countries. Moreover, we would likely have to incur expenses in obtaining licenses, including applications fees and post statutorily required bonds for each license.

A number of our existing and potential clients, such as credit card issuers, are in highly regulated industries. We will be indirectly impacted by consumer credit and debt collection practices laws, both in the United States and abroad. The relationship of a customer, creditor and collector is extensively regulated by federal, state and foreign consumer credit and protection laws and regulations. Significant laws include the Fair Debt Collection Practices Act, Fair Credit Reporting Act, the Federal Truth-In-Lending Act, the Fair Credit Billing Act and the Gramm-Leach-Bliley Act, as well as applicable comparable statutes in the states in which consumers reside. Failure of these parties to comply with applicable federal, state and foreign laws and regulations could have a negative impact on us. For example, applicable laws and regulations may limit our ability to collect amounts owing with respect to receivables, regardless of any act or omission on our part. No assurance can be given that any indemnities received from the financial institutions which originated the credit account will be adequate to protect us from losses on the receivables or liabilities to consumers. Any new laws or rulings that may be adopted, and existing consumer credit and protection laws, may adversely affect our ability to collect the receivables; and any failure on our part to comply with such requirements could adversely affect our ability to enforce the receivables and result in liability.

Further, DRV Capital LLC will assume responsibility for insuring that the collection agencies or “processors” with which it places accounts warrant that they have the necessary licenses and are in compliance with all applicable laws and regulations. While our Internet-based DebtResolve business is not collection agency and does not operate as such, any ARM acquisition we may make will be subject to such laws and regulations. Further, we cannot predict what impact changes in these laws and regulations may have on our clients or the adverse impact such changes in our clients’ businesses could have on us.

The Fair Debt Collection Practices Act, or the FDCPA, is the primary federal law regulating the conduct of debt collectors. We do not believe we fall within the definition of a debt collector for purposes of the FDCPA. If we were considered a debt collector, we might need to conform some our business practices and processes to comply with certain procedural requirements and prohibitions set forth in the FDCPA. In general terms, the FDCPA prohibits certain collection practices, including those involving harassment, abusive tactics (including late night or repetitive phone calls or false threats of legal action), false or deceptive representations, invasions of privacy or other unfair or unconscionable collection methods. The FDCPA also grants additional rights to consumers, including the right to require a debt collector to stop all collection contacts, only contact the consumer’s attorney, or verify the existence, validity and amount of the debt. The FDCPA also requires that debt collectors provide certain notices to consumers in connection with their collection efforts. A person who violates the FDCPA may be sued by the injured consumer for actual damages, statutory damages, attorneys fees and costs, and may be subject to punitive damages and declaratory relief.

The state collection agency laws vary from state to state. If we were required to be licensed as a collection agency, we would also need to comply with state laws regulating the conduct of collection agencies. The conduct that is subject to regulation under state collection agency laws is generally similar to the conduct regulated under the FDCPA (i.e., abusive tactics, misrepresentations, notices, invasions of privacy, etc.). If we fail to obtain any necessary licenses or comply with any applicable state laws governing the conduct of collection agencies, we could be subject to civil litigation initiated by injured consumers for damages (some states allow recovery of statutory damages ever if there are no actual damages) as well as administrative penalties and injunctive relief, including cease and desist orders that would prohibit us from continuing to violate the law.

Any penetration of our network security or other misappropriation of consumers’ personal information could subject us to liability. Other potential misuses of personal information, such as for unauthorized marketing purposes, could also result in claims against us. These claims could result in litigation. In addition, the Federal Trade Commission and several states have investigated the use by certain Internet companies of personal information. Legislation has been introduced in the U.S. Senate that would mandate data-security management steps for many businesses and a nationwide standard for notifying consumers of security breaches. The legislation would require companies that store information on more than 10,000 people to create a data privacy and protection program, including assessing, maintaining and controlling risks to data privacy and security. Businesses would have to provide employee training, perform vulnerability tests and ensure that third-party service providers have adequate security programs. While we believe that we have adequate controls in place to insure data security, we could incur unanticipated expenses, especially in connection with our settlement database, if and when new regulations regarding the use of personal information are enacted.

In addition, pursuant to the Gramm-Leach-Bliley Act, our financial institution clients must require us to include in their contracts with us that we have appropriate data security standards in place. The Gramm-Leach-Bliley Act stipulates that we must protect against unauthorized access to, or use of, consumer debtor information that could result in detrimental use against or substantial inconvenience to any consumer debtor. Detrimental use or substantial inconvenience is most likely to result from improper access to sensitive consumer debtor information because this type of information is most likely to be misused, as in the commission of identity theft. We believe we have adequate policies and procedures in place to protect this information; however, if we experience a data security breach that results in any penetration of our network security or other misappropriation of consumers’ personal information, or if we have an inadequate data security program in place, our financial institution clients may consider us to be in breach of our agreements with them.

Federal, state, local and foreign laws may limit our creditor clients’ ability to recover and enforce defaulted consumer debt regardless of any act or omission on their part or our part. Additional consumer protection and privacy protection laws may be enacted that would impose additional requirements on the enforcement and collection of consumer debt. Any new laws, rules or regulations that may be adopted, as well as existing consumer protection and privacy protection laws, may adversely affect our ability to settle defaulted consumer debt accounts on behalf of our clients and could result in decreased revenues to us. We cannot predict if or how any future legislation would impact our business or our clients. Our failure to comply with any current or future applicable laws or regulations could limit our ability to settle defaulted consumer debt claims on behalf of our clients, which could adversely affect our revenues.

For conducting business in the United Kingdom, we will be subject to European data protection law that derives from the Data Protection Directive (Directive 95/46/EC) of the European Commission, which has been implemented in the United Kingdom under the Data Protection Act 1998. Under the Data Protection Act, we are categorized as a “data processor.” As a data processor, we are required to agree to take steps, including technical and organizational security measures, to protect personal data which may identify a living individual that may be passed to our DebtResolve system by our creditor client in the course of our business. In addition, the Consumer Credit Act 1974 of the United Kingdom and various regulations made under it, governs the consumer finance market in the United Kingdom and provides that our creditor client must hold a license to carry on a consumer credit business. Under the Consumer Credit Act, all activities conducted through our DebtResolve system must be by, and in the name of, the creditor client. Except for our examination of European and United Kingdom law, we cannot predict how foreign laws will impact our ability to expand our business internationally, and the cost of such expansion. We will evaluate applicable foreign laws as our efforts to expand our business into other foreign jurisdictions warrant.

The laws and regulations applicable to the Internet and our services are evolving and unclear, and changes to these laws and regulations could damage our business. Due to the increasing popularity and use of the Internet, it is possible that laws and regulations may be adopted, covering issues such as user privacy, pricing, taxation, content regulation, quality of products and services, and intellectual property ownership and infringement. This legislation could expose us to substantial liability or require us to incur significant expenses in complying with any new regulations. Local telephone carriers have petitioned the Federal Communications Commission to regulate the Internet and to impose access fees. Increased regulation or the imposition of access fees could substantially increase the costs of communicating on the Internet, potentially decreasing the demand for our services. A number of proposals have been made at the Federal, state and local level and in foreign countries that would impose additional taxes on the sale of goods and services over the Internet. Such proposals, if adopted, could adversely affect us. Moreover, the applicability to the Internet of existing laws governing issues such as personal privacy is uncertain. We may be subject to claims that our services violate such laws. Any new legislation or regulation in the United States or abroad or the application of existing laws and regulations to the Internet could adversely affect our business.

We intend also to pursue the acquisition of defaulted consumer debt portfolios through our subsidiary, DRV Capital LLC, to process through our DebtResolve system as part of our growth strategy. Federal, state, local and foreign laws may limit our ability to recover and enforce any acquired defaulted consumer debt portfolios regardless of any act or omission on our part. Some laws and regulations applicable to credit originators may preclude us from collecting on defaulted consumer debt portfolios we may purchase if the credit originator previously failed to comply with applicable law in generating or servicing those consumer debt receivables.  These laws and regulations would include applicable state revolving credit, credit card or usury laws, state consumer plain English and disclosure laws, the Uniform Consumer Credit Code, the federal Truth in Lending Act (including the Fair Credit Billing Act amendments) and the Federal Reserve Board’s implementing Regulation Z, the federal Fair Credit Reporting Act, and state unfair and deceptive acts and practices laws. Collection laws and regulations may also directly apply to our business, such as the FDCPA described above and state law counterparts. Additional consumer protection and privacy protection laws may be enacted that would impose additional requirements on the enforcement of and collection on defaulted consumer debt, and any new laws, rules or regulations that may be adopted, as well as existing consumer protection and privacy protection laws, may adversely affect our ability to collect on any acquired defaulted consumer debt portfolios. Finally, federal and state governmental bodies are considering, and may consider in the future, other legislative proposals that would regulate the collection of any acquired defaulted consumer debt portfolios, and although we cannot predict if or how any future legislation would impact this proposed expansion of our business, our failure to comply with any current or future laws or regulations applicable to us could limit our ability to collect on any acquired defaulted consumer debt portfolios. If we were to acquire defaulted consumer debt portfolios that consist of consumer debt that originated in foreign jurisdictions, foreign laws may also limit our ability to recover and enforce these portfolios. However, we do not anticipate acquiring defaulted consumer debt portfolios that consist of consumer debt that originated in foreign jurisdictions at this time, and we have not evaluated the impact of any applicable foreign laws at this time.

Competition

We believe that we are the first company to introduce an Internet-based online system designed to facilitate the collection of consumer debt. However, we are aware of two other companies that have announced offerings that may touch on some aspects of our market. Incurrent Solutions, Inc., a division of Online Resources Corp., is a supplier of customer relationship management systems and front-end web applications for banks. It announced a collection offering in fall 2004. We believe the Online Resources product is tightly integrated into the creditors’ computer system and rules for treatment of accounts must be entered by Online Resources, not the client. Also, in fall 2004, Apollo Enterprises Solutions, LLC, a provider of enterprise-class web-hosted solutions for a variety of industries involved in receivables management and debt collection, announced an online collection offering. Its offering ties directly into the credit rating bureaus and incorporates real-time credit scoring. Because the entire area of Internet-based online systems designed to facilitate the collection of consumer debt is a new offering in the collections industry, we are not aware of any market data that is presently available with respect to market share or other similar industry metrics.

Presently, other technology-based offerings introduced by other participants in our general market have related to credit and collections scoring, which differs from our system and strategic direction. Several companies offer collections management and payment software systems designed to support direct-mail and telephone collection efforts. These companies may add Internet-based payment and automated settlement mechanisms to their systems. Creditor institutions themselves may also consider developing systems similar to those offered by us internally, although such systems may be limited by the breadth of the patent upon which our DebtResolve system is based. Even if creditor institutions ultimately do not decide to develop systems similar to those offered by us internally, many large creditor insitutions have the financial and technical resources to do so which may cause them to delay or decline to use the DebtResolve system for an extended period while they evaluate the merits of internal development. In addition, a number of creditor institutions have already developed Internet-based payment sites and could decide that such sites are sufficient for their collection purposes. To date, however, creditor financial institutions’ new development efforts appear to have been primarily focused on their non-delinquent customers, where they have the largest revenue opportunity.

We intend to continuously enhance and extend our offerings and develop significant expertise in customer behavior with respect to online debt payment to remain ahead of these potential competitors. In addition, we believe we have the following key competitive advantages:

•	to our knowledge, we are the first to market an integrated set of Internet-based consumer debt collection tools,

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as the first to market, we have developed early expertise which we expect will allow us to keep our technology on the leading edge and develop related offerings and services to meet our clients’ needs,

•	the patent license to the Internet bidding process protects the DebtResolve system’s key methodology and limits what future competitors may develop,

•	the effectiveness of the Internet bidding model to settle claims has already been shown in the insurance industry by Cybersettle, Inc. (with respect to insurance claims), and

•	the industry reputation of our management team and the extensive consumer debt research we have conducted provide us with credibility with potential clients.

Facilities

Our corporate headquarters and research and development facility are located at 707 Westchester Avenue, Suite L7, White Plains, New York. We occupy 4,912 square feet of space occupied under a lease with a monthly rental rate of approximately $9,400, subject to annual increases of approximately 4%, that expires in August 2010. We believe that our facilities are in good condition and adequate for our current needs.

Employees

As of October 31, 2006, we had 11 full-time employees. None of our employees is subject to a collective bargaining agreement and we believe that our relations with our employees are very good.

Organizational History

Debt Resolve, Inc., formerly Lombardia Acquisition Corp., is a Delaware corporation and was formed on April 21, 1997. The company was inactive and had no significant assets, liabilities or operations through February 24, 2003. Lombardia was a reporting, non-trading public company in which our business was begun.

On February 24, 2003, James D. Burchetta, Charles S. Brofman and Michael S. Harris, our principal stockholders, purchased 2,250,000 newly-issued shares of our common stock, representing 84.6% of the then outstanding shares, pursuant to a Stock Purchase Agreement effective January 13, 2003 between each of the them and us. We received an aggregate cash payment of $22,500 from Messrs. Burchetta, Brofman and Harris in consideration for the sale of such shares.

On February 24, 2003, in accordance with our by-laws for filling newly-created board vacancies, Danilo Cacciamatta, the sole existing director, appointed Messrs. Burchetta, Brofman, Harris and Lawrence E. Dwyer, Jr. to our board of directors. Mr. Burchetta was named Co-Chairman of the Board and Chief Executive Officer, Mr. Brofman was named non-executive Co-Chairman of the Board, Mr. Harris was named Executive Vice President and General Counsel, and Mr. Cacciamatta resigned his position as Chief Executive Officer. On April 7, 2003, William M. Mooney, Jr. was elected to our board of directors. Effective June 9, 2003, Alan M. Silberstein was elected to our board of directors and was appointed President and Chief Operating Officer. Mr. Silberstein submitted his resignation as President and Chief Operating Officer, effective October 15, 2004, but he continues to serve as a member of our board of directors. Mr. Harris submitted his resignation as Executive Vice President and General Counsel and as a director, effective June 30, 2005.

On May 7, 2003, following approvals by our board of directors and holders of a majority of our common stock, we amended our certificate of incorporation to change our corporate name to Debt Resolve, Inc. and increase the number of authorized shares of common stock from 20,000,000 to 50,000,000 shares.

In June 2005, our board of directors and holders of a majority of our outstanding shares of common stock approved a reverse stock split, which will become effective prior to the closing of our concurrent public offering of 2,500,000 shares of common stock. This approval expired and was superseded by the May 2006 approval noted below.

On June 16, 2005, our board of directors voted to approve the replacement of Becher, Della Torre, Gitto & Company and to retain Marcum & Kliegman LLP as our independent registered public accounting firm. We have not had any disagreements with our former accounting firm on accounting and financial disclosures, nor have we had any other changes in our accountants, during our two most recent fiscal years or any later interim period.

In May 2006, our board of directors and holders of a majority of our outstanding shares of common stock approved a reverse stock split, which will become effective prior to the closing of our concurrent public offering of 2,500,000 shares of common stock, and an increase in the number of authorized shares of common stock from 50,000,000 to 100,000,000 shares. A proposed 1-for-10 reverse stock split of our outstanding shares of common stock would reduce our outstanding shares of common stock from 29,703,900 to 2,970,390 shares. All historical share and per share data throughout this prospectus have been retroactively restated to give effect to this reverse stock split.

Legal Proceedings

We are not involved in any pending or threatened litigation or other legal proceedings.

MANAGEMENT

Executive Officers, Directors and Key Employees

The names, ages and positions of our executive officers, directors and key employees are as follows:

Name	Age	Position
James D. Burchetta	57	Co-Chairman of the Board, President and Chief Executive Officer
Charles S. Brofman	49	Co-Chairman of the Board
Katherine A. Dering	58	Chief Financial Officer, Treasurer and Secretary
Richard G. Rosa	39	Senior Vice President and Chief Technology Officer
Jeffrey S. Bernstein	47	Director
Lawrence E. Dwyer, Jr.	63	Director
William M. Mooney, Jr.	66	Director
Alan M. Silberstein	59	Director
Sandra L. Styer	58	Senior Vice President and Director of Client Services
James T. Mahoney	50	Senior Vice President and Director of Sales
Howard C. Knauer	59	Senior Vice President and Director of Collection Strategies and President of our debt-buying subsidiary, DRV Capital LLC
Helen Rosen	53	Controller
________________

The principal occupations for the past five years (and, in some instances, for prior years) of each of our executive officers, directors and key employees are as follows:

James D. Burchetta has been our Co-Chairman of the Board, President and Chief Executive Officer since January 2003. Mr. Burchetta was the co-founder of Cybersettle, Inc., which settles insurance claims over the Internet, and served as its Chairman of the Board and Co-Chief Executive Officer from 1997 to August 2000 and as its Vice Chairman from August 2000 to February 2002. Prior to founding Cybersettle, Mr. Burchetta was a Senior Partner in the New York law firm of Burchetta, Brofman, Collins & Hanley, LLP, where he practiced insurance and corporate finance law. Mr. Burchetta received a B.A. degree from Villanova University and a J.D. degree from Fordham University Law School and is a member of the New York State Bar. Mr. Burchetta is a frequent speaker at industry conferences.

Charles S. Brofman has been our non-executive Co-Chairman of the Board since January 13, 2003. Mr. Brofman was the co-founder of Cybersettle and has served as a director and its President and Co-Chief Executive Officer since 1997, becoming its Chief Executive Officer in August 2000. Prior to founding Cybersettle, Mr. Brofman was a Senior Partner in the New York law firm of Burchetta, Brofman, Collins & Hanley, LLP and, prior to that, was an Assistant District Attorney in New York. Mr. Brofman received a B.S. degree from Brooklyn College, City University of New York and a J.D. degree from Fordham University Law School and is a member of the New York State Bar.

Katherine A. Dering has been our Chief Financial Officer since April 2005 and our Treasurer and Secretary since July 2005. Ms. Dering was, from 1994 to March 2003, Senior Vice President and Chief Financial Officer of Provident Bank, where she provided financial and strategic leadership as part of the bank’s senior management team. Between April 2003 and April 2005, Ms. Dering was an independent financial consultant. Prior to 1994, Ms. Dering was Senior Vice President and Chief Financial Officer at Great Country Bank, Vice President and Divisional Controller at First American Bank of New York, and First Vice President, Accounting Operations of Dollar Dry Dock Bank. Ms. Dering received a B.A. degree from Le Moyne College, M.A. degrees from the State University of New York at Buffalo and Manhattanville College, and an M.B.A. from the University of Minnesota with a concentration in accounting and economics.

Richard G. Rosa has been our Senior Vice President and Chief Technology Officer since February 2003. He most recently served as the Senior Director of Technology for Scholastic Inc.’s Software and Internet Group from November 2000 to May 2002. Mr. Rosa was responsible for all website-related application development, networking and hosting infrastructure and operations. Mr. Rosa was previously Chief Technology Officer of BabyGear.com (a Bertelsmann venture capital investment), responsible for the technical integration of iBaby.com, as well as improving all facets of transaction processing and warehouse data management and fulfillment, from July to November 2000. Mr. Rosa was also Director of Online Operations at 1800Flowers.com, where he oversaw all phases of applications development, web hosting infrastructure and technical operations, from early 1999 to June 2000. Mr. Rosa has been involved with technology and Internet service businesses since February 1995, when he founded Netamorphasis Corp., a provider of application development and Internet-based infrastructure consulting services. Mr. Rosa received a B.A. degree from the City University of New York, Queens College.

Jeffrey S. Bernstein has been a member of our board of directors since August 2006. Since October 2002, Mr. Bernstein has been Managing Partner of Acadia Holdings, LLC d/b/a Acadia Consulting Group, Inc., an international consulting firm that specializes in credit management, operations research, collections and risk management in the banking, financial services, healthcare and collections industries. In addition, from January 2004 to February 2006, he was Vice President of MasterCard Advisors, LLC, where he was a global solutions leader in global risk management and oversaw consulting engagements and outsourcing opportunities in the delinquency risk management practice area. From March 2003 to December 2003, Mr. Bernstein was Vice President of Pencro Associates, Inc. From May 1998 to September 2002, Mr. Berstein served as President and CEO of Acadia Consulting Group, Inc. Mr. Bernstein received a B.A. degree from Utica College of Syracuse University.

Lawrence E. Dwyer, Jr. has been a member of our board of directors since February 2003. Mr. Dwyer is the former President of The Westchester County Association Inc., having served from 1994 to 2003, and is active in local, state and national politics. The Westchester County Association is a member of the Business Council of New York State and its membership includes many Fortune 500 companies. Mr. Dwyer also presently serves on two regional task forces for New York Governor George Pataki. Mr. Dwyer has been the Chairman of the Westchester, Nassau & Suffolk Municipal Officials Association, New York State Ethics Advisory Board and presently serves on the board of directors of the Lubin School of Business at Pace University, The Westchester Land Trust, Westchester Business Accelerator, Transportation Management Organization, The Lyndhurst Council, The Westchester Housing Fund and Westchester Community College Foundation. Mr. Dwyer received an M.A. degree in education and an M.A. degree in administration from Teachers College, Columbia University.

William M. Mooney, Jr. has been a member of our board of directors since April 2003. Mr. Mooney is currently President of The Westchester County Association and also serves as a Senior Vice President at Independence Community Bank. Mr. Mooney has been involved in the banking sector in an executive capacity for more than 30 years. Prior to joining Independence Community Bank, he served for four years as an Executive Vice President and member of the management committee of Union State Bank, responsible for retail banking, branch banking and all marketing activity. Mr. Mooney also spent 23 years at Chemical Bank and, following its merger with Chase Manhattan Bank, he was a Senior Vice President with responsibilities including oversight of all retail business. Mr. Mooney was the President of the Westchester Partnership for Economic Development. He also held the position of Chairman for the Westchester County Association, past Chairman of the United Way Westchester and Chairman of St. Thomas Aquinas College. He has served on the board of trustees for New York Medical College, St. Agnes Hospital, the Board of Dominican Sisters and the Hispanic Chamber of Commerce. Mr. Mooney received a B.A. degree in business administration from Manhattan College. He also attended the Harvard Management Program and the Darden Graduate School at the University of Virginia.

Alan M. Silberstein has been a member of our board of directors since June 2003. Mr. Silberstein served as our President and Chief Operating Officer from June 2003 until October 2004. Mr. Silberstein is currently President of Silco Associates, a management advisory firm in the financial services industry. Alan has worked in the financial services sector for more than 30 years, including as President and Chief Executive Officer of Western Union, a subsidiary of First Data Corporation. He served as Chairman and CEO of Claim Services at Travelers Property Casualty Insurance. He headed consumer banking at Midlantic Bank (now PNC) and Chemical Bank (now JPMorgan Chase) with executive experience in consumer credit, technology, finance and operations. Mr. Silberstein serves as a director of Global Payments Inc., and of Capital Access Network, Inc. He also serves on numerous university-related advisory boards. He is a member of the Council on Foreign Relations and also of Business Executives for National Security. He holds a B.S. degree in engineering from Columbia University and an M.B.A. from Harvard Business School.

All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected annually by our board of directors and serve at the discretion of the board. There are no family relationships among our directors and officers.

Key Employees

Sandra L. Styer was appointed our Chief Marketing Officer and Director of Consumer Research in July 2003. In September 2005, she was appointed our Senior Vice President and Director of Client Services. Ms. Styer has more than 20 years of experience in management and consumer marketing over a broad range of industries from telecommunications to banking.  Between 1999 and April 2002, she served as the Director of Marketing for the U.S. branch of MYOB Limited, an international software developer, and from May 2002 to June 2003, she was an independent marketing consultant.  At American Airlines from 1979 to 1987, she held a number of positions in finance and marketing. At American, she led the creation of the first Internet reservations and ticket sales service, now known as Travelocity. Ms. Styer received a B.A. degree from Indiana University and an M.B.A. from Harvard Business School.

James T. Mahoney was appointed our Senior Vice President and Director of Sales in July 2005. Prior to joining us, Mr. Mahoney was Vice President / Manager of the Equity Derivatives Sales/Trading Department for Chapdelaine Corporate Securities from August 2002 to June 2005. Between March 2001 and August 2002, he was an independent consultant. Prior to that, Mr. Mahoney was Vice President of Sales and Marketing at OneBond.com LLC from July 2000 to March 2001 where he was responsible for the launch of an electronic communication platform. From 1986 to May 2000, Mr. Mahoney held numerous positions at Liberty Brokerage Investment Corporation, where he was Executive Vice President and a member of its board of directors. He also held the title of President for three different divisions within Liberty Brokerage which included spearheading LibertyDirect and @Liberty, the firm’s e-commerce division. Mr. Mahoney also directly supervised the government, corporate and mortgage divisions, which had approximately 365 registered representatives. He is a member of the Board of Directors of the New York Special Olympics. Mr. Mahoney received a B.A. degree from St. Bonaventure University.

Howard C. Knauer was appointed our Senior Vice President and Director of Collection Strategies in September 2005 and President of DRV Capital LLC, our debt buying subsidiary, in June 2006. He previously served as Chairman of our Advisory Board from September 2004 to August 2005. Mr. Knauer served as President and Chief Operating Officer of Receivables Management Solutions, Inc. from July 2004 to July 2005.  Prior to that, he managed a $2 billion portfolio of purchased debt as a Managing Director for Bear Stearns & Co., Inc. from January 2002 to May 2004. Mr. Knauer was a Senior Vice President and Collections Manager for Fleet Credit Card Services from April 1996 to July 2001.  He was Senior Vice President of Marketing/Operations at National Credit Services Corporation from March 1995 to March 1996, and Senior Vice President/Credit Policy Manager at Metropolitan Federal Savings Bank in St. Paul, Minnesota from July 1994 to January 1995.  From 1992 to 1994 he served as Vice President for Associated Bureaus, Inc., a national collections agency.  Between 1975 and 1989 Mr. Knauer held positions as Vice President, Consumer Recovery Manager at Chemical Bank, Vice President, Credit Operations at American Express Travel Related Services, and Vice President at Citibank, N.A.  Mr. Knauer received a B.A. degree from The City College of the City University of New York and an M.B.A. in finance from the Barnard M. Baruch College of the City of New York.

Helen Rosen was appointed our Controller in August 2006. Ms. Rosen has more than 20 years in financial and business management over a wide range of industries including the service sector and the medical technology field. Most recently, from January 2004 to August 2006, Ms. Rosen served as the Controller for Electro-Optical Sciences, a medical technology research and development company, where she played a key role in the successful initial public offering of the company, and was responsible for SEC filings and preparing the company for Sarbanes-Oxley implementation. From January 2002 to December 2003, Ms. Rosen was an independent consultant to various companies, including Ogilvy Mather, where she participated in a systems conversion project. From July 2000 to December 2001, Ms. Rosen was the Controller for Joele Frank Wilkinson Brimmer, a public relations firm, where she was instrumental in the start-up phase of the company. Prior to that, Ms. Rosen worked for Arthur Anderson overseas, where she headed the translations department. Ms. Rosen received a B.S. degree from Brooklyn College of New York.

We are in the process of obtaining “key-man” life insurance for our benefit in the amount of $1,000,000 on the lives of James D. Burchetta and Richard G. Rosa.

We have agreed with the underwriters of our concurrent public offering of 2,500,000 shares of common stock, that, for a period of two years after the date of the prospectus relating to our concurrent public offering of 2,500,000 shares of common stock, we will engage a designee of the underwriters as an advisor to our board of directors where the advisor shall attend meetings of the board and receive all notices and other correspondence and communications sent by us to members of our board of directors. In addition, the advisor will be reimbursed for expenses incurred in attending any meeting. In lieu of the underwriters’ right to designate an advisor to our board, the underwriters shall have the right during the two-year period after the date of the prospectus relating to our concurrent public offering of 2,500,000 shares of common stock, in their sole discretion, to designate one person for election as a director to our board of directors, which we have agreed to use our best efforts to obtain the election of the underwriters’ nominee, who shall be entitled to receive the same compensation, expenses reimbursements and other benefits as any other non-employee director. To date, the underwriters have not designated an advisor or member to our board of directors.

Advisory Board

We have established an advisory board comprised of three members with experience in the debt collection, credit card and banking businesses. Our advisory board meets periodically with our board of directors and management to discuss matters relating to our business activities and to establishing commercial business alliances and working projects with banks, other lenders and debt collection companies on an international basis. Members of our advisory board will be reimbursed by us for out-of-pocket expenses incurred in serving on our advisory board.

Some of the members of our advisory board may serve as our consultants under consulting agreements for which they will receive compensation To date, however, none of our advisory board members have served as consultants to us and we have not entered into any consulting agreements with any of them. To our knowledge, none of our advisory board members has any conflict of interest between their obligations to us and their obligations to others. Companies with which advisory board members are involved may in the future have commercial relationships with us.

The members of our advisory board and their primary professional affiliations are as follows:

Jamie T. Buckley has worked in the credit card industry for 22 years, including a position as Senior Vice President and Operations Head at Providian Financial. He previously headed credit card servicing for Bank of America and new account acquisition at Citibank N.A.

Robert Dunham is the founder of Receivables Management Solutions, a company he formed after ten years of collections experience at other agencies. He is a columnist for Collection Advisor magazine, a leading publication in the debt collection industry.

Richard G. Singer is the founding member of the law firm of Clifton & Singer, L.L.P. Mr. Singer practices in the area of business and commercial law, and his clients include various large financial institutions.

Don Whittaker is the President of Risk Management Resources, Inc. He has managed consulting projects in Europe, Asia, North and South America. These projects have included business operational reviews, business strategy and objectives establishment, credit and risk policy reviews, effectiveness testing and operational policy implementation.

Director Compensation

During the year ended December 31, 2005, we did not grant any stock options to our directors. Non-employee directors currently receive no cash compensation for serving on our board of directors other than reimbursement of all reasonable expenses for attendance at board and board committee meetings. Under our 2005 Incentive Compensation Plan, non-employee directors will be entitled to receive stock options to purchase shares of common stock or restricted stock grants. See “— 2005 Incentive Compensation Plan.”

Director Independence

The American Stock Exchange requires that a majority of our board of directors must be composed of “independent directors,” which is defined under the American Stock Exchange listing standards generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. However, a company listing in connection with an initial public offering is not required to have a majority of independent directors until one year after listing and may phase in the members of its audit, compensation, and nominations and governance committees with one independent member upon listing, a majority of independent members within 90 days after listing, and all independent members within one year after listing. Currently, two of our five directors are considered to be “independent.” These independent directors will have regularly scheduled meetings at which only independent directors are present.

Any affiliated transactions will be on terms no less favorable to us than could be obtained from independent parties. Any affiliated transactions must be approved by a majority of our independent and disinterested directors.

Committees of the Board

Audit Committee. In September 2004, we established an audit committee of the board of directors, which consists of Lawrence E. Dwyer, Jr. and William M. Mooney, Jr., each of whom is an independent director under the American Stock Exchange’s listing standards. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

•	reviewing and discussing with management and the independent accountants our annual and quarterly financial statements,

•	directly appointing, compensating, retaining, and overseeing the work of the independent auditor,

•	approving, in advance, the provision by the independent auditor of all audit and permissible non-audit services,

•
establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters,

•	the right to engage and obtain assistance from outside legal and other advisors as the audit committee deems necessary to carry out its duties,

•
the right to receive appropriate funding from us to compensate the independent auditor and any outside advisors engaged by the committee and to pay the ordinary administrative expenses of the audit committee that are necessary or appropriate to carrying out its duties, and

•	reviewing and approving all related party transactions unless the task is assigned to a comparable committee or group of independent directors.

Compensation Committee. In May 2004, we established a compensation committee of the board of directors, which consists of Messrs. Dwyer and Mooney, each of whom is an independent director. The compensation committee reviews and approves our salary and benefits policies, including compensation of executive officers. The compensation committee also administers our incentive compensation plan, and recommends and approves grants of stock options and restricted stock grants under that plan.

Nominations and Governance Committee. In June 2005, we established a nominations and governance committee of the board of directors, which consists of Messrs. Dwyer and Mooney, each of whom is an independent director. The purpose of the nominations and governance committee is to select, or recommend for our entire board’s selection, the individuals to stand for election as directors at the annual meeting of stockholders and to oversee the selection and composition of committees of our board. The nominations and governance committee’s duties, which are specified in our Nominating/Corporate Governance Committee Charter, include, but are not limited to:

•	establishing criteria for the selection of new directors,

•	considering stockholder proposals of director nominations,

•	committee selection and composition,

•	considering the adequacy of our corporate governance,

•	overseeing and approving management continuity planning process, and

•	reporting regularly to the board with respect to the committee’s duties.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under the American Stock Exchange listing standards. The American Stock Exchange listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, we must certify to the American Stock Exchange that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors believes that Mr. Mooney satisfies the American Stock Exchange’s definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Code of Ethics

In May 2003, we adopted a Code of Ethics and Business Conduct that applies to all of our executive officers, directors and employees. The Code of Ethics and Business Conduct codifies the business and ethical principles that govern all aspects of our business.

Executive Compensation

The table below summarizes the compensation earned for services rendered to us in all capacities for the year ended December 31, 2005 by our Chief Executive Officer and any other officer whose 2005 compensation exceeded $100,000. No other individuals employed by us received a salary and bonus in excess of $100,000 during 2005.

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
James D. Burchetta Chief Executive Officer, President and Co-Chairman of the Board (1)	2005	224,787	-	-	-	-	-	-
	2004	150,000	-	-	-	-	-	-
	2003	222,000	-	-	-	-	-	-
Charles S. Brofman Co-Chairman of the Board	2005	-	-	-	-	-	-	-
	2004	-	-	-	-	-	-	-
	2003	-	-	222,000	-	-	-	-
Katherine A. Dering Chief Financial Officer, Secretary and Treasurer	2005	91,450	-	15,750	-	-	-	-
	2004	-	-	-	-	-	-	-
	2003	-	-	-	-	-	-	-
Richard G. Rosa Senior Vice President and Chief Technology Officer	2005	193,271	-	-	-		-	-
	2004	150,000	-	-	-	50,000 (4)	-	-
	2003	31,250	-	-	-	-	-	-
Alan M. Silberstein Director, former President and Chief Operating Officer (2)	2005	-	-	-	-	-	-	-
	2004	112,500	-	-	-	-	-	-
	2003	134,667	-	-	-	300,000 (4)	-	-
Lawrence E. Dwyer, Jr. Director	2005	-	-	-	-	-	-	-
	2004	-	-	1,677	-	-	-	-
	2003	-	-	45,400	-	18,333 (4)	-	-
William M. Mooney, Jr. Director (3)	2005	-	-	-	-	60,000 (4)	-	-
	2004	-	-	-	-	-	-	-
	2003	-	-	-	-	43,500 (4)	-	-
____________________

(1)
Mr. Burchetta has an employment agreement with us, but waived his compensation during the year ended December 31, 2003 and was not paid. In addition, under the terms of his amended employment agreement, no salary payments were made to Mr. Burchetta during the year ended December 31, 2004. We recorded compensation expense and a capital contribution during the years ended December 31, 2003 and 2004, representing an imputed compensation expense for the minimum base salary under the agreement with Mr. Burchetta, as if we had met the condition for paying his salary. The agreement with Mr. Burchetta is described in the section “Employment Agreements” below.

(2)
Mr. Silberstein had an employment agreement with us, which terminated with his resignation in October 2004. Mr. Silberstein waived his compensation during the year ended December 31, 2003 and was not paid. Under the terms of his employment agreement, no salary payments were made to Mr. Silberstein during the year ended December 31, 2004. We recorded compensation expense and a capital contribution during the years ended December 31, 2003 and 2004, representing an imputed compensation expense for the minimum base salary under the agreement with Mr. Siberstein, as if we had met the condition for paying his salary.

(3)
Mr. Dwyer had a consulting agreement with us, but waived his fees during the year ended December 31, 2003 and was not paid. The consulting agreement with Mr. Dwyer provided for a consulting fee of $4,000 per month. This agreement expired in January 2004 and was not renewed.

(4)	After giving effect to a 1-for-10 reverse stock split of our outstanding shares of common stock effected on August 25, 2006.

The aggregate amount of benefits in each of the years indicated did not exceed the lesser of $50,000 or 10% of the compensation of any named officer.

Employment Agreements

We have entered into an employment agreement with James D. Burchetta under which he will devote substantially all of his business and professional time to us and our business development. The employment agreement with Mr. Burchetta is effective through July 2008. The agreement provided Mr. Burchetta with an initial annual base salary of $240,000 and contains provisions for minimum annual increases based on changes in an applicable “cost-of-living” index. The employment agreement with Mr. Burchetta contains provisions under which his annual salary may increase to $600,000 if we achieve specified operating milestones and also provides for additional compensation based on the value of a transaction that results in a change of control, as that term is defined in the agreement. In the event of a change of control, Mr. Burchetta would be entitled to receive 25% of the sum of $250,000 plus 2.5% of the transaction value, as that term is defined in the agreement, between $5,000,000 and $15,000,000 plus 1% of the transaction value above $15,000,000. Compensation expense under the agreement with Mr. Burchetta totaled $224,787 and $150,000 for the years ended December 31, 2005 and 2004, respectively. However, Mr. Burchetta waived the entire amount of his compensation during 2004 as well as during 2003.

We amended the employment agreement with Mr. Burchetta in February 2004, agreeing to modify his level of compensation, subject to our meeting specified financial and performance milestones. The employment agreement, as amended, provided that the base salary for Mr. Burchetta will be as follows: (1) if at the date of any salary payment, the aggregate amount of our net cash on hand provided from operating activities and net cash and/or investments on hand provided from financing activities is sufficient to cover our projected cash flow requirements (as established by our board of directors in good faith from time to time) for the following 12 months (the “projected cash requirement”), the annual base salary will be $150,000; and (2) if at the date of any salary payment, our net cash on hand provided from operating activities is sufficient to cover our projected cash requirement, the annual base salary will be $250,000, and increased to $450,000 upon the date upon which we complete the sale or license of our DebtResolve system with respect to 400,000 consumer credit accounts. Under the terms of the amended employment agreement, no salary payments were made to Mr. Burchetta during 2004. We recorded compensation expense and a capital contribution totaling $150,000 in 2004, representing an imputed compensation expense for the minimum base salary amounts under the agreement with Mr. Burchetta, as if we had met the condition for paying his salary.

We amended the employment agreement with Mr. Burchetta again in June 2005, agreeing that (1) as of April 1, 2005 and through the closing of our concurrent public offering of 2,500,000 shares of common stock, we will pay Mr. Burchetta an annual base salary of $250,000 per year, and thereafter his base salary will continue at that level, subject to adjustments approved by the compensation committee of our board of directors, and (2) the employment term will extend for five years after the final closing of our June/September 2005 private financing. We recorded compensation expense and a capital contribution totaling $224,787 in 2005, representing an imputed compensation expense for the minimum base salary amounts under the agreement with Mr. Burchetta, as if we had met the condition for paying his salary.

In addition to the agreement above, we have entered into employment agreements with Katherine A. Dering, our Chief Financial Officer, Treasurer and Secretary, and Richard G. Rosa, our Senior Vice President and Chief Technology Officer. Under the employment agreements with Ms. Dering and Mr. Rosa, which have terms that expire on August 1, 2006 and expired on February 23, 2006, respectively, they receive an annual salary of $150,000 and $200,000, respectively. A related letter agreement provides for Ms. Dering’s employment to continue past August 1, 2006 until either party gives 60 days notice of their intention to end the employment arrangement. The letter agreement also provides for incentive bonuses to be paid to Ms. Dering; specifically, $100,000 to be paid upon the earlier of the closing of our concurrent public offering of 2,500,000 shares of common stock or September 30, 2006 (which date will be extended to October 31, 2006 if the registration statement of which this prospectus is a part is declared effective on or before September 1, 2006) and five-year stock options to purchase 50,000 shares of our common stock at $5.00 per share. A related letter agreement provides for Mr. Rosa’s employment to continue through August 1, 2007. The letter agreement also provides for an incentive bonus to be paid to Mr. Rosa; specifically, $100,000 to be paid upon the closing of our concurrent public offering of 2,500,000 shares of common stock. The employment agreements with Ms. Dering and Mr. Rosa require the full-time services of such employees. The employment agreement with Ms. Dering provides that if her position is eliminated due to a merger or other business combination, we will provide her with a severance payment equal to one month of compensation and benefits for every month of employment with us through the elimination date, up to a maximum of 12 months, and all stock options previously granted to her will immediately vest and remain exercisable for their full term. The employment agreement with Mr. Rosa does not have any change of control provisions.

Each of the employment agreements with Mr. Burchetta, Ms. Dering and Mr. Rosa also contains covenants (a) restricting the employee from engaging in any activities competitive with our business during the term of their employment agreements, (b) prohibiting the employee from disclosure of our confidential information and (c) confirming that all intellectual property developed by the employee and relating to our business constitutes our sole property.

Sandra L. Styer, our Senior Vice President and Director of Client Services, James T. Mahoney, our Senior Vice President and Director of Sales, and Howard C. Knauer, our Senior Vice President and Director of Collection Strategies and President of our proposed debt-buying subsidiary, receive annual salaries of $150,000, $175,000 and $180,000, respectively, as part of our “employee at will” arrangements with each of them.

Existing Stock Options

During the year ended December 31, 2005, options to purchase 60,000 shares of our common stock were granted to William M. Mooney, Jr., one of our directors. The following table sets forth certain information regarding the number and value of stock options held by the named directors and executive officers at December 31, 2005 and reflects a 1-for-10 reverse stock split of our outstanding shares of common stock effected on August 25, 2006. No stock options were exercised by the named directors and executive officers during the year ended December 31, 2005. The stock options shown below are all currently exercisable. The values of unexercised in-the-money stock options shown below are presented pursuant to SEC rules and represent the positive difference between the exercise price and the initial public offering price of $5.00 per share. The values of unexercised in-the-money options shown below may not be realized.

Name	Number of Unexercised Options at Fiscal Year End	Value of Unexercised in-the-money Options at Fiscal Year End

Lawrence E. Dwyer, Jr.	18,333	-
William M. Mooney, Jr.	43,500	$348,000
Alan M. Silberstein	300,000	$1,500,000
Richard G. Rosa	50,000	-

2005 Incentive Compensation Plan

On June 14, 2005, our board of directors and holders of a majority of our outstanding shares of common stock adopted and approved a new 2005 Incentive Compensation Plan. The purpose of our Incentive Compensation Plan is to assist us in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to us. No awards under the Plan have been made to date.

Administration. Our Incentive Compensation Plan is to be administered by our Compensation Committee, provided, however, that except as otherwise expressly provided in the Plan, the board of directors may exercise any power or authority granted to the committee under our Plan. Subject to the terms of our Plan, the committee is authorized to select eligible persons to receive awards, determine the type, number and other terms and conditions of, and all other matters relating to, awards, prescribe award agreements (which need not be identical for each participant), and the rules and regulations for the administration of the Plan, construe and interpret the Plan and award agreements, and correct defects, supply omissions or reconcile inconsistencies in them, and make all other decisions and determinations as the committee may deem necessary or advisable for the administration of our Plan.

Eligibility. The persons eligible to receive awards under our Incentive Compensation Plan are the officers, directors, employees, consultants and other persons who provide services to us. An employee on leave of absence may be considered as still in the employ of our company for purposes of eligibility for participation in our Plan.

Types of Awards. Our Incentive Compensation Plan will provide for the issuance of stock options, stock appreciation rights, or SARs, restricted stock, deferred stock, dividend equivalents, bonus stock and awards in lieu of cash compensation, other stock-based awards and performance awards. Performance awards may be based on the achievement of specified business or personal criteria or goals, as determined by the committee.

Shares Available for Awards; Annual Per-Person Limitations. The total number of shares of common stock that may be subject to the granting of awards under our Incentive Compensation Plan at any time during the term of the Plan will be equal to 900,000 shares. This limit will be increased by the number of shares with respect to which awards previously granted under our Plan that are forfeited, expire or otherwise terminate without issuance of shares, or that are settled for cash or otherwise do not result in the issuance of shares, and the number of shares that are tendered (either actually or by attestation) or withheld upon exercise of an award to pay the exercise price or any tax withholding requirements.

Our Incentive Compensation Plan imposes individual limitations on the amount of certain awards. Under these limitations, during any 12-month period, the number of options, stock appreciation rights, shares of restricted stock, shares of deferred stock, performance shares and other stock based-awards granted to any one participant under the Plan may not exceed 400,000 shares, subject to adjustment in certain circumstances. The maximum amount that may be paid out as performance units in any 12-month period is $2,000,000 multiplied by the number of full years in the performance period.

The committee is authorized to adjust the limitations described in the two preceding paragraphs. The committee is also authorized to adjust performance conditions and other terms of awards in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.

Stock Options and Stock Appreciation Rights. The committee is authorized to grant stock options, including both incentive stock options, or ISOs, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and stock appreciation rights entitling the participant to receive the amount by which the fair market value of a share of common stock on the date of exercise exceeds the grant price of the stock appreciation right. The exercise price per share subject to an option and the grant price of a stock appreciation rights are determined by the committee, but in the case of an ISO must not be less than the fair market value of a share of common stock on the date of grant. For purposes of our Incentive Compensation Plan, the term “fair market value” means the fair market value of common stock, awards or other property as determined by the committee or under procedures established by the committee. The maximum term of each option or stock appreciation right, the times at which each option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised options or stock appreciation rights at or following termination of employment generally are fixed by the committee, except that no option or stock appreciation right may have a term exceeding ten years.

Restricted and Deferred Stock. The committee is authorized to grant restricted stock and deferred stock. Restricted stock is a grant of shares of common stock which may not be sold or disposed of, and which may be forfeited in the event of certain terminations of employment, prior to the end of a restricted period specified by the committee. A participant granted restricted stock generally has all of the rights of a stockholder of our company, unless otherwise determined by the committee. An award of deferred stock confers upon a participant the right to receive shares of common stock at the end of a specified deferral period, subject to possible forfeiture of the award in the event of certain terminations of employment prior to the end of a specified restricted period. Prior to settlement, an award of deferred stock carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

Dividend Equivalents. The committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of common stock, other awards or other property equal in value to dividends paid on a specific number of shares of common stock or other periodic payments. Dividend equivalents may be granted alone or in connection with another award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of common stock, awards or otherwise as specified by the committee.

Bonus Stock and Awards in Lieu of Cash Obligations. The committee is authorized to grant shares of common stock as a bonus free of restrictions, or to grant shares of common stock or other awards in lieu of our obligations to pay cash under our Incentive Compensation Plan or other plans or compensatory arrangements, subject to such terms as the committee may specify.

Other Stock-Based Awards. The committee is authorized to grant awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. The committee determines the terms and conditions of such awards.

Performance Awards. The committee is authorized to grant performance awards to participants on terms and conditions established by the committee. Performance awards may be settled by delivery of cash, shares or other property, or any combination thereof, as determined by the committee. Performance awards granted to persons whom the committee expects will, for the year in which a deduction arises, be “covered employees” (as defined below) will, if and to the extent intended by the committee, be subject to provisions that should qualify such awards as “performance-based compensation” not subject to the limitation on tax deductibility by us under Internal Revenue Code Section 162(m).

The committee may, in its discretion, determine that the amount payable as a performance award will be reduced from the amount of any potential award.

Other Terms of Awards. Awards may be settled in the form of cash, shares of common stock, other awards or other property, in the discretion of the committee. The committee may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. The committee is authorized to place cash, shares of common stock or other property in trusts or make other arrangements to provide for payment of our obligations under our Incentive Compensation Plan.

Awards under our Incentive Compensation Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The committee may, however, grant awards in exchange for other awards under our Plan, awards under other company plans or other rights to payment from us, and may grant awards in addition to and in tandem with such other awards, rights or other awards.

Acceleration of Vesting; Change in Control. The committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any award, and such accelerated exercisability, lapse, expiration and if so provided in the award agreement or otherwise determined by the committee, vesting will occur automatically in the case of a “change in control” of our company, as defined in our Incentive Compensation Plan (including the cash settlement of stock appreciation rights which may be exercisable in the event of a change in control). In addition, the committee may provide in an award agreement that the performance goals relating to any performance award will be deemed to have been met upon the occurrence of any “change in control.”

Amendment and Termination. The board of directors may amend, alter, suspend, discontinue or terminate our Incentive Compensation Plan or the committee’s authority to grant awards without further stockholder approval, except stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of common stock are then listed or quoted. Thus, stockholder approval may not necessarily be required for every amendment to our Plan which might increase the cost of our Plan or alter the eligibility of persons to receive awards. Stockholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although the board of directors may, in its discretion, seek stockholder approval in any circumstance in which it deems such approval advisable. Our Plan will terminate at the earliest of (a) such time as no shares of common stock remain available for issuance under our Plan, (b) termination of our Plan by the board of directors, or (c) the tenth anniversary of the effective date of the Plan. Awards outstanding upon expiration of our Plan will remain in effect until they have been exercised or terminated, or have expired.

PRINCIPAL STOCKHOLDERS

The table and accompanying footnotes set forth information as of October 31, 2006 with respect to the ownership of our common stock by:

•	each person or group who beneficially owns more than 5% of our common stock,

•	each of our directors,

•	our chief executive officer and other executive officers whose total compensation exceeded $100,000 during the year ended December 31, 2005, and

•	all of our directors and officers as a group.

Applicable percentage of ownership for each holder is based on 2,970,390 shares of common stock outstanding on October 31, 2006 and 6,456,995 shares of common stock outstanding following the closing of our concurrent public offering of 2,500,000 shares of common stock.

A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the exercise of stock options and warrants or the conversion of convertible securities. Accordingly, common stock issuable upon exercise of stock options and warrants that are currently exercisable or exercisable within 60 days after the date of this prospectus, and common stock issuable upon conversion of convertible promissory notes have been included in the table with respect to the beneficial ownership of the person owning the stock options, warrants and convertible promissory notes, but not with respect to any other persons.

Unless otherwise indicated, we believe that all persons named in the table above have sole voting and investment power with respect to all shares of common stock beneficially owned by them

		Percentage of Common Stock
Name and Address of Beneficial Owner (1)	Shares Beneficially Owned	Before the Offering	After the Offering
James D. Burchetta(2)	1,483,707	38.7%	14.8%
Charles S. Brofman(3)	1,833,943	47.9%	18.3%
Katherine A. Dering(4)	150,000	4.7%	1.6%
Richard G. Rosa(5)	430,000	12.7%	4.5%
Jeffrey S. Bernstein(6)	20,000	*	*
Lawrence E. Dwyer, Jr.(7)	132,000	4.3%	1.4%
William M. Mooney, Jr.(8)	455,502	13.2%	4.7%
Alan M. Silberstein(9)	302,500	9.1%	3.2%
All directors and executive officers
as a group (8 individuals)	4,807,652	83.1%	52.1%
____________________

*	Represents less than 1%.

(1)	The business address of each individual is Debt Resolve, Inc., 707 Westchester Avenue, Suite L7, White Plains, New York 10604.

(2)
Includes 22,497 shares of common stock issuable upon the conversion of 15% senior secured convertible promissory notes, 52,493 shares of common stock issuable upon the exercise of warrants and stock options to purchase 758,717 shares of common stock. Pursuant to our June 2006 private financing, Mr. Burchetta pledged the 650,000 shares of our common stock that he personally owns to secure the June 2006 private financing indebtedness. As the June 2006 private financing indebtedness is to be repaid or converted in shares of our common stock upon the close of our concurrent public offering of 2,500,000 shares of common stock, the stock pledge will be released at that time. See “Certain Relationships and Related Transactions - Stock Pledge.”

(3)
Includes 22,568 shares of common stock issuable upon the conversion of 15% senior secured convertible promissory notes, 52,658 shares of common stock issuable upon the exercise of warrants and stock options to purchase 758,717 shares of common stock. Also includes 800,000 shares held by Arisean Capital Ltd., a corporation controlled by Mr. Brofman. Pursuant to our June 2006 private financing, Mr. Brofman pledged the 1,000,000 shares of our common stock that he personally owns or controls to secure the June 2006 private financing indebtedness. As the June 2006 private financing indebtedness is to be repaid or converted in shares of our common stock upon the close of our concurrent public offering of 2,500,000 shares of common stock, the stock pledge will be released at that time. See “Certain Relationships and Related Transactions - Stock Pledge.”

(4)	Consists of stock options to purchase 150,000 shares of common stock.

(5)	Includes stock options to purchase 380,000 shares of common stock.

(6)	Consists of stock options to purchase 20,000 shares of common stock.

(7)	Includes stock options to purchase 50,000 shares of common stock.

(8)
Includes 3,795 shares of common stock issuable upon the conversion of 15% senior secured convertible promissory notes, 30,717 shares of common stock issuable upon the exercise of warrants and stock options to purchase 403,500 shares of common stock.

(9)	Includes stock options to purchase 300,000 shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

License Agreement with Co-Founders

On February 20, 2003, we entered into a license agreement with James D. Burchetta and Charles S. Brofman, the co-chairmen of our company, for the licensed usage of the intellectual property rights relating to U.S. Patent No. 6,330,551 issued by the U.S. Patent and Trademark Office on December 11, 2001 for “Computerized Dispute and Resolution System and Method” worldwide. This patent, which expires August 5, 2018, covers automated and online, double blind-bid systems that generate high-speed settlements by matching offers and demands in rounds. In June 2005, we amended and restated the license agreement in its entirety. The licensed usage is limited to the creation of software and other code enabling an automated system used solely for the settlement and collection of credit card receivables and other consumer debt and specifically excludes the settlement and collection of insurance claims, tax and other municipal fees of all types. The license usage also includes the creation, distribution and sale of software products or solutions for the same aim as above and with the same exclusions. In lieu of cash royalty fees, Messrs. Burchetta and Brofman have agreed to accept stock options for our common stock as follows:

•
on June 27, 2005, we granted to each of Messrs. Burchetta and Brofman a stock option for up to such number of shares of our common stock such that the stock option, when added to the number of shares of our common stock owned by each of Messrs. Burchetta and Brofman, and in combination with any shares owned by any of their respective immediate family members and affiliates, will equal 14.6% of the total number of our outstanding shares of common stock on a fully-diluted basis as of the closing of our concurrent public offering of 2,500,000 shares of common stock, assuming the exercise of such stock option,

•
if, and upon, our reaching (in combination with any subsidiaries and other sub-licensees) $10,000,000 in gross revenues derived from the licensed usage in any given fiscal year, we will grant each of Messrs. Burchetta and Brofman such additional number of stock options as will equal 1% of our total number of outstanding shares of common stock on a fully-diluted basis at such time,

•
if, and upon, our reaching (in combination with any subsidiaries and other sub-licensees) $15,000,000 in gross revenues derived from the licensed usage in any given fiscal year, we will grant each of Messrs. Burchetta and Brofman such additional number of stock options as will equal 1.5% of our total number of outstanding shares of common stock on a fully-diluted basis at such time, and

•
if, and upon, our reaching (in combination with any subsidiaries and other sub-licensees) $20,000,000 in gross revenues derived from the licensed usage in any given fiscal year, we will grant each of Messrs. Burchetta and Brofman such additional number of stock options as will equal 2% of our total number of outstanding shares of common stock on a fully-diluted basis at such time.

The stock options granted to Messrs. Burchetta and Brofman pursuant to the license agreement have an exercise price of $5.00 per share of common stock and are exercisable for ten years from the date of grant.

The term of the license agreement extends until the expiration of the last-to-expire patents licensed thereunder and is not terminable by Messrs. Burchetta or Brofman. The license agreement also provides that we will have the right to control the ability to enforce the patent rights licensed to us against infringers and defend against any third-party infringement actions brought with respect to the patent rights licensed to us subject, in the case of pleadings and settlements, to the reasonable consent of Messrs. Burchetta and Brofman. The terms of the license agreement, including the exercise price and number of stock options granted under the agreement, were negotiated in an arm’s length transaction between Messrs. Burchetta and Brofman, on the one hand, and our independent directors, on the other hand.

The license agreement may also present Messrs. Burchetta and Brofman with conflicts of interest, as described under “Risk Factors - Potential conflicts of interest exists with respect to the intellectual property rights that we license from our co-founders, and it is possible our interests and their interests may diverge.”

Loans from Directors and Officers

On November 30, 2005, we borrowed $100,000 from a director and an existing stockholder of ours, due in three months and with an annual interest rate of 10%. Of this amount, $50,000 was borrowed from William M. Mooney, Jr., one of our directors. $25,000 of this loan was repaid in March 2006 and $25,000 along with accrued interest was rolled into our June 2006 private financing.

In December 2005, we borrowed $300,000 from our two co-chairmen, one-half from each. These loans, which bore interest at an annual rate of 10%, were rolled into the June 2006 private financing.

In September and October 2006, we also received short-term loans aggregating $360,000 from several board members and officers, and their family members, for our short-term working capital requirements, which amounts are expected to be repaid following the close of our concurrent public offering.

Stock Pledge

On June 26, 2006, as additional collateral pursuant to our June 2006 private financing, James D. Burchetta and Charles S. Brofman, our co-chairmen, pledged the shares of our common stock that they personally own or control to secure the June 2006 private financing indebtedness. The stock pledge is a secondary, non-recourse liability which may be called upon only following the exhaustion of all legal remedies against us for collection of the indebtedness. As the June 2006 private financing indebtedness is to be repaid or converted in shares of our common stock upon the close of our concurrent public offering of 2,500,000 shares of common stock, the stock pledge will be released at that time.

Other than described above, there have been no transactions during the last two years, or proposed transactions, to which we were or will be a party, in which any director, executive officer, beneficial owner of more than 5% of our common stock or any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of these persons, had or is to have a direct or indirect material interest.

SELLING STOCKHOLDERS

An aggregate of up to 2,483,819 shares may be offered by certain stockholders who received 7% convertible promissory notes and warrants in connection with our private financings in April 2005 and in June/September 2005 and 15% senior secured convertible promissory notes and warrants in connection with our private financing in June 2006, as well as by Maxim Group LLC, which received warrants in connection with acting as the placement agent in our June/September 2005 private financing and as our co-placement agent in our June 2006 private financing, and by Capital Growth Financial, LLC, which received warrants in connection with acting as our co-placement agent in our June 2006 private financing. See “Prospectus Summary - Private Financings” and “Description of Securities - 7% Convertible Promissory Notes and Warrants” and “- 15% Senior Secured Convertible Promissory Notes and Warrants.”

Pursuant to our June 2006 private financing, on June 26, 2006, we received proceeds from a private placement of 15% senior secured convertible promissory notes and one 15% senior secured promissory note in the aggregate principal amount of $3,481,762, with 50% of the outstanding principal amount of the 15% senior secured convertible promissory notes convertible into 383,119 shares of our common stock. As part of the private placement, we issued to the investors warrants to purchase 1,123,675 shares of common stock.

The securities purchase agreement and other documents relating to the June 2006 private financing provide that simultaneously with the closing of an underwritten initial public offering of our common stock, 50% of the outstanding principal amount of the 15% senior secured convertible promissory notes will be converted into common stock, and the remaining balance of principal of and all accrued interest will be repaid in cash from the proceeds of the public offering. The number of shares of common stock issuable upon conversion of the 15% senior secured convertible promissory notes will be based on a conversion price equal to 70% of the public offering price. The 15% senior secured convertible promissory notes contain “weighted average” anti-dilution protection for pre-public offering financings of ours at less than the conversion price (to be applied retroactively at the time of the public offering) and also customary anti-dilution provisions to cover stock dividends, stock splits, combinations of shares and recapitalizations. The 15% promissory notes pay 15% annual interest, payable monthly unless the holder elects to have it paid at maturity, and are due and payable the earlier of the consummation of a public offering or December 31, 2006 (which date may be automatically extended until April 30, 2007 to match the maturity date of our presently outstanding 7% senior convertible promissory notes if the maturity date of those notes is extended past December 31, 2006). The 15% promissory notes rank senior to any current or future debt obligations of ours, except for our presently outstanding 7% senior convertible promissory notes, as long as they are outstanding. With each 15% promissory note, we issued to each investor warrants to purchase a number of shares of common stock equal to the principal face amount of the notes purchased divided by $3.00. The warrants are exercisable at any time, commencing upon the earlier of the effectiveness of a registration statement covering the shares of common stock underlying the warrants or one year after the closing of the private financing, and from time to time for a period of three years, at an exercise price equal to $.01 per share. The warrants contain anti-dilution provisions consistent with those applicable to the conversion features of the 15% senior secured convertible promissory notes, but do not contain “weighted average” anti-dilution protection. The registration rights agreement provides that subject to customary underwriters’ cutbacks, the investors in the private financing would have the right to have the shares of common stock to be received by them upon conversion of the 15% senior secured convertible promissory notes and exercise of the warrants registered in connection with a public offering by us. It also provides for unlimited “piggyback” registration rights following a public offering.

Pursuant to our June/September 2005 private financing, on June 28, 2005, we received proceeds from a private placement of 7% senior convertible promissory notes in the aggregate principal amount of $1,250,000 and, on September 6, 2005, we received proceeds in the aggregate principal amount of $645,000. The notes and accrued interest are currently convertible into 387,014 shares of our common stock. As part of the private financing, we issued to the investors warrants to purchase currently 222,955 shares of our common stock.

The securities purchase agreement and other documents relating to the June/September 2005 private financing provide that simultaneously with the closing of an underwritten initial public offering of our common stock, 50% of the outstanding principal amount of and accrued interest on the 7% senior convertible promissory notes will be converted into common stock, and the remaining balance of principal of and accrued interest will be repaid in cash from the proceeds of the public offering. The number of shares of common stock issuable upon conversion of the 7% senior convertible promissory notes will be based on a conversion price equal to a 15% discount to the public offering price. If a public offering never occurs, the conversion price initially equaled $4.25 per share, which conversion price is now $2.67 as a result of anti-dilution adjustments. The 7% senior convertible promissory notes contain “weighted average” anti-dilution protection for pre-public offering financings of ours at less than the conversion price (to be applied retroactively at the time of the public offering or to the $4.25 per share conversion price if the pubic offering never occurs) and also customary anti-dilution provisions to cover stock dividends, stock splits, combinations of shares and recapitalizations. The 7% senior convertible promissory notes pay 7% annual interest and are due and payable the earlier of the consummation of a public offering or December 31, 2006. The 7% senior convertible promissory notes rank senior to any current or future debt obligations of ours as long as they are outstanding. With each 7% senior convertible promissory note, we issued to each investor warrants to purchase a number of shares of common stock equal to 50% of the number of shares of common stock that would be issuable if the note were converted at the date of the closing. The warrants are exercisable at any time, commencing upon the earlier of the effectiveness of a registration statement covering the shares of common stock underlying the warrants or one year after the closing of the private financing, and from time to time for a period of five years, at an exercise price that was equal to the lesser of a 15% discount to the public offering price or $4.25 per share, which exercise price is now $2.52 as a result of anti-dilution adjustments. The warrants contain anti-dilution provisions consistent with those applicable to the conversion features of the 7% senior convertible promissory notes and also contain “weighted average” anti-dilution protection during the term of the warrant for post-public offering financings at below the applicable exercise price. The registration rights agreement provides that subject to customary underwriters’ cutbacks, the investors in the private financing would have the right to have the shares of common stock to be received by them upon conversion of the 7% senior convertible promissory notes and exercise of the warrants registered in connection with a public offering by us. It also provides for unlimited “piggyback” registration rights following a public offering.

We had separately completed in April 2005 a private financing that also involved the issuance of 7% senior convertible promissory notes, in the aggregate principal amount of $800,000, and warrants to purchase common stock. The notes and warrants issued in the April 2005 private financing were substantially identical to those issued in the June/September 2005 private financing. The notes are currently convertible into 216,472 shares of our common stock. As part of the private financing, we issued to the investors warrants to purchase currently 94,120 shares of our common stock. The exercise price of the warrants is now $2.45 per share as a result of anti-dilution adjustments.

Maxim Group LLC acted as the placement agent in the June/September 2005 private financing and received placement fees of $142,800 and non-accountable expenses of $53,550. In addition, Maxim Group LLC received a warrant to purchase up to 33,600 shares of our common stock. Capital Growth Financial, LLC and Maxim Group LLC acted as the placement agents in the June 2006 private financing and received placement fees of $256,675 and non-accountable expenses of $54,143. In addition, Capital Growth Financial, LLC and Maxim Group LLC received, in the aggregate, warrants to purchase up to 31,508 shares of our common stock at an exercise price of $3.33 per share, of which warrants Maxim Group LLC subsequently relinquished warrants to purchase 8,644 shares.

The table below sets forth:

•	the name of the selling stockholders,

•	the number of shares of common stock beneficially owned by the selling stockholders as of October 24, 2006,

•	the maximum number of shares of common stock that may be offered for the account of the selling stockholders under this prospectus, and

•
the number of shares of common stock that would be owned by the selling stockholders after completion of the offering, assuming a sale of all of the common stock that may be offered by this prospectus (assuming a sale of all of the common stock that may be offered by this prospectus, each of the selling stockholders beneficially owning shares after the offering would own less than 1% of outstanding shares).

Certain holders of our short-term notes and shareholder notes agreed to apply the principal balance and accrued interest through June 26, 2006 of their existing notes into the June 2006 private financing. A total of $977,012 in the June 2006 private financing consisted of such transactions. These investors included James D. Burchetta and Charles S. Brofman, our co-chairmen, William M. Mooney, Jr., a director, Michael Harris, a former officer and director of our company, an affiliate of Capital Growth Financial, LLC, one of our placement agents in our June 2006 private financing, and an employee of Maxim Group LLC, one of our placement agents in our June 2006 private financing. No material relationships exist between any of the selling stockholders and us nor have any such material relationships existed within the past three years, except as described above. With the exception of Capital Growth Financial, LLC and Maxim Group LLC, which are members of the National Association of Securities Dealers, Inc., and their affiliates, and The Runnels Family Trust DTD 1-11-2000, an affiliate of T.R. Winston & Company LLC, a member of the National Association of Securities Dealers, Inc., none of the selling stockholders are members of the National Association of Securities Dealers, Inc. or affiliates of such members.

Beneficial ownership is determined under the rules of the SEC. The number of shares beneficially owned by a person includes shares of common stock underlying warrants, stock options and other derivative securities to acquire our common stock held by that person that are currently exercisable or convertible within 60 days after October 24, 2006. The shares issuable under these securities are treated as outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for the purposes of computing the percentage ownership of any other person.

Selling Stockholder	Number of Shares Beneficially Owned	Maximum Number to be Sold	Number of Shares Beneficially Owned after the Offering
Frederick Ayre (1)	47,620	47,620	0
Donald Asher Family Trust (2)	32,022	32,022	0
Dr. Stephen Berkowitz (3)	8,007	8,007	0
Betsey Boruchoff (4)	39,822	39,822	0
Charles S. Brofman (5)	1,833,943	75,226	1,758,717
James D. Burchetta (6)	1,483,707	74,990	1,408,717
CAMOFI Master LDC (7)	266,667	266,667	0
Capital Growth Equity Fund I, LLC (8)	53,373	53,373	0
Capital Growth Financial, LLC (9)	22,864	22,864	0
Edward Cohen (10)	32,273	32,273	0
Sam D’Amato, IRA CVC-059978 (11)	23,810	23,810	0
Jeffrey & Stephanie Platzman-Diamant (12)	4,763	4,763	0
John A. Dorman (13)	48,824	38,824	10,000
Steven Etra (14)	47,620	47,620	0

Selling Stockholder	Number of Shares Beneficially Owned	Maximum Number to be Sold	Number of Shares Beneficially Owned after the Offering
Seth Farbman (15)	13,315	13,315	0
Michael Geltzeiler (16)	52,747	52,747	0
Generation Capital Associates (17)	16,012	16,012	0
Lawrence Greene (18)	8,007	8,007	0
Kenneth Greif (19)	8,007	8,007	0
Jeffrey A. Grossman (20)	51,727	51,727	0
Grossman Family Trust (21)	32,273	32,273	0
Rudy Guerrino (22)	38,824	38,824	0
Michael Harris (23)	258,180	24,180	234,000
High Capital Funding LLC (24)	16,012	16,012	0
Adam Hutt & Didi Hutt (25)	8,007	8,007	0
Stephen J. Jesmok, III (26)	95,239	95,239	0
George Karfunkel (27)	80,682	80,682	0
Reed S. Kean (28)	50,000	50,000	0
Richard A. Krim (29)	26,667	26,667	0
Scott Krim (30)	13,334	13,334	0
Family Trust under Natalie L. Kuhr Revocable Trust (31)	24,882	24,882	0
Liebler Investments Ltd (32)	16,137	16,137	0
Massabni Family Trust (33)	16,012	16,012	0
Maxim Group LLC (34)	33,600	33,600	0
William M. Mooney, Jr. (35)	455,502	12,649	442,853
Ronald Nash (36)	96,819	96,819	0
Gilad Ottensoser (37)	8,007	8,007	0
Leon Racanati (38)	80,682	80,682	0
Michael Rapoport (39)	16,137	16,137	0
Mauro C. Romita (40)	48,824	38,824	10,000
Michael Romita (41)	48,824	38,824	10,000
Dr. Mauro C. Romita (42)	38,824	38,824	0
Robert Rosenberg (43)	16,137	16,137	0
John Saraceno (44)	62,236	62,236	0
Mark Saraceno (45)	23,810	23,810	0
Richard Schultz, IRA CVC-093254 (46)	23,810	23,810	0

Selling Stockholder	Number of Shares Beneficially Owned	Maximum Number to be Sold	Number of Shares Beneficially Owned after the Offering
Andrew Scott (47)	15,824	15,824	0
Gerald and Seena Sperling, JTTEN (48)	47,620	47,620	0
Murray Stark (49)	48,824	38,824	10,000
Shai Z. Stern (50)	13,315	13,315	0
The Jay Goldman Master LP (51)	142,858	142,858	0
The Runnels Family Trust DTD 1-11-2000 (52)	52,708	52,708	0
William F. Thompson (53)	47,620	47,620	0
TW 8701 Opportunity Fund II (54)	119,049	119,049	0
Vintage Filings LLC (55)	24,205	24,205	0
Stephen M. Watters (56)	8,069	8,069	0
Robert Weisz (57)	77,648	77,648	0
Donald E. Wray (58)	23,810	23,810	0
Veronica Bixuan Wu (59)	5,953	5,953	0
Dr. Jay Youngerman (60)	16,012	16,012	0
TOTAL		2,483,819
______________

(1)
The shares registered in this prospectus on behalf of Frederick Ayre consist of 14,286 shares of common stock issuable upon conversion of convertible promissory notes and 33,334 shares of common stock issuable upon exercise of warrants.

(2)
The shares registered in this prospectus on behalf of the Donald Asher Family Trust consist of 20,257 shares of common stock issuable upon conversion of convertible promissory notes and 11,765 shares of common stock issuable upon exercise of warrants. Donald Asher is the trustee of the Donald Asher Family Trust and has sole voting and disposition power of the shares owned by the trust.

(3)
The shares registered in this prospectus on behalf of Dr. Stephen Berkowitz consist of 5,065 shares of common stock issuable upon conversion of convertible promissory notes and 2,942 shares of common stock issuable upon exercise of warrants.

(4)
The shares registered in this prospectus on behalf of Betsey Boruchoff consist of 17,272 shares of common stock issuable upon conversion of convertible promissory notes and 22,550 shares of common stock issuable upon exercise of warrants.

(5)
The shares registered in this prospectus on behalf of Charles S. Brofman consist of 22,568 shares of common stock issuable upon conversion of convertible promissory notes and 52,658 shares of common stock issuable upon exercise of warrants. Charles S. Brofman is our Co-Chairman.

(6)
The shares registered in this prospectus on behalf of James D. Burchetta consist of 22,497 shares of common stock issuable upon conversion of convertible promissory notes and 52,493 shares of common stock issuable upon exercise of warrants. James D. Burchetta is our Co-Chairman, President and Chief Executive Officer.

(7)
The shares registered in this prospectus on behalf of CAMOFI Master LDC consist of 266,667 shares of common stock issuable upon exercise of warrants. Richard Smithline is the Director of CAMOFI Master LDC and has voting and disposition powers of the shares owned by CAMOFI Master LDC.

(8)
The shares registered in this prospectus on behalf of Capital Growth Equity Fund I, LLC consist of 16,012 shares of common stock issuable upon conversion of convertible promissory notes and 37,361shares of common stock issuable upon exercise of warrants. Michael Jacobs and Alan Jacobs are both Managing Members of Capital Growth Equity Fund I, LLC and each, independently of the other, has voting and disposition powers of the shares owned by Capital Growth Equity Fund I, LLC. Capital Growth Equity Fund I, LLC is an affiliate of Capital Growth Financial, LLC.

(9)
The shares registered in this prospectus on behalf of Capital Growth Financial, LLC consist of shares of common stock issuable upon exercise of warrants issued to Capital Growth Financial, LLC for acting as the placement agent in our June 2006 private financing. Michael Jacobs is the President and Alan Jacobs is the Chairman and Chief Executive Officer of Capital Growth Financial, LLC and each, independently of the other, has voting and disposition powers of the shares owned by the Capital Growth Financial, LLC. Capital Growth Financial, LLC is a member of the National Association of Securities Dealers, Inc.

(10)
The shares registered in this prospectus on behalf of Edward Cohen consist of 20,508 shares of common stock issuable upon conversion of convertible promissory notes and 11,765 shares of common stock issuable upon exercise of warrants.

(11)
The shares registered in this prospectus on behalf of Sam D'Amato, IRA CVC-059978 consist of 7,143 shares of common stock issuable upon conversion of convertible promissory notes and 16,667 shares of common stock issuable upon exercise of warrants.

(12)
The shares registered in this prospectus on behalf of Jeffrey Diamant & Stephanie Platzman-Diamant consist of 1,429 shares of common stock issuable upon conversion of convertible promissory notes and 3,334 shares of common stock issuable upon exercise of warrants.

(13)
The shares registered in this prospectus on behalf of John A. Dorman consist of 27,059 shares of common stock issuable upon conversion of convertible promissory notes and 11,765 shares of common stock issuable upon exercise of warrants.

(14)
The shares registered in this prospectus on behalf of Steven Etra consist of 14,286 shares of common stock issuable upon conversion of convertible promissory notes and 33,334 shares of common stock issuable upon exercise of warrants.

(15)
The shares registered in this prospectus on behalf of Seth Farbman consist of 3,995 shares of common stock issuable upon conversion of convertible promissory notes and 9,320 shares of common stock issuable upon exercise of warrants.

(16)
The shares registered in this prospectus on behalf of Michael Geltzeiler consist of 15,824 shares of common stock issuable upon conversion of convertible promissory notes and 36,923 shares of common stock issuable upon exercise of warrants.

(17)
The shares registered in this prospectus on behalf of Generation Capital Associates consist of 10,129 shares of common stock issuable upon conversion of convertible promissory notes and 5,883 shares of common stock issuable upon exercise of warrants. David Rapoport is the General Counsel of Generation Capital Associates and has sole voting and investment power over the shares owned by Generation Capital Associates.

(18)
The shares registered in this prospectus on behalf of Lawrence Greene consist of 5,065 shares of common stock issuable upon conversion of convertible promissory notes and 2,942 shares of common stock issuable upon exercise of warrants.

(19)
The shares registered in this prospectus on behalf of Kenneth Greif consist of 5,065 shares of common stock issuable upon conversion of convertible promissory notes and 2,942 shares of common stock issuable upon exercise of warrants.

(20)
The shares registered in this prospectus on behalf of Jeffrey A. Grossman consist of 20,844 shares of common stock issuable upon conversion of convertible promissory notes and 30,883 shares of common stock issuable upon exercise of warrants.

(21)
The shares registered in this prospectus on behalf of the Grossman Family Trust consist of 20,508 shares of common stock issuable upon conversion of convertible promissory notes and 11,765 shares of common stock issuable upon exercise of warrants. Raphael Grossman is the trustee of the Grossman Family Trust and has sole voting and disposition power of the shares owned by the trust.

(22)
The shares registered in this prospectus on behalf of Rudy Guerrino consist of 27,059 shares of common stock issuable upon conversion of convertible promissory notes and 11,765 shares of common stock issuable upon exercise of warrants.

(23)
The shares registered in this prospectus on behalf of Michael Harris consist of 7,254 shares of common stock issuable upon conversion of convertible promissory notes and 16,926 shares of common stock issuable upon exercise of warrants.

(24)
 The shares registered in this prospectus on behalf of High Capital Funding LLC consist of 10,129 shares of common stock issuable upon conversion of convertible promissory notes and 5,883 shares of common stock issuable upon exercise of warrants. Frank Hart is the President of High Capital Funding LLC and has sole voting and investment power over the shares owned by High Capital Funding LLC.

(25)
The shares registered in this prospectus on behalf of Adam Hutt & Didi Hutt consist of 5,065 shares of common stock issuable upon conversion of convertible promissory notes and 2,942 shares of common stock issuable upon exercise of warrants.

(26)
The shares registered in this prospectus on behalf of Stephen J. Jesmok, III consist of 28,572 shares of common stock issuable upon conversion of convertible promissory notes and 66,667 shares of common stock issuable upon exercise of warrants.

(27)
The shares registered in this prospectus on behalf of George Karfunkel consist of 51,270 shares of common stock issuable upon conversion of convertible promissory notes and 29,412 shares of common stock issuable upon exercise of warrants.

(28)
The shares registered in this prospectus on behalf of Reed S. Kean consist of 15,000 shares of common stock issuable upon conversion of convertible promissory notes and 35,000 shares of common stock issuable upon exercise of warrants.

(29)
The shares registered in this prospectus on behalf of Richard A. Krim consist of 8,000 shares of common stock issuable upon conversion of convertible promissory notes and 18,667 shares of common stock issuable upon exercise of warrants.

(30)
The shares registered in this prospectus on behalf of Scott A. Krim consist of 4,000 shares of common stock issuable upon conversion of convertible promissory notes and 9,334 shares of common stock issuable upon exercise of warrants.

(31)
The shares registered in this prospectus on behalf of the Family Trust under Natalie L. Kuhr Revocable Trust consist of 7,465 shares of common stock issuable upon conversion of convertible promissory notes and 17,417 shares of common stock issuable upon exercise of warrants. Adam Kuhr and Lisa Lubchansky are the trustees of the Family Trust under Natalie L. Kuhr Revocable Trust and have joint voting and disposition power of the shares owned by the trust.

(32)
The shares registered in this prospectus on behalf of Liebler Investments Ltd. consist of 10,254 shares of common stock issuable upon conversion of convertible promissory notes and 5,883 shares of common stock issuable upon exercise of warrants. Gary Liebler is the Director of Liebler Investments Ltd. and has sole voting and investment power over the shares owned by Liebler Investments Ltd.

(33)
The shares registered in this prospectus on behalf of the Massabni Family Trust consist of 10,129 shares of common stock issuable upon conversion of convertible promissory notes and 5,883 shares of common stock issuable upon exercise of warrants. Edgar Massabni is the trustee of the Massabni Family Trust and has sole voting and disposition power of the shares owned by the trust.

(34)
The shares registered in this prospectus represent shares of common stock issuable upon the exercise of warrants issued to Maxim Group LLC for acting as the placement agent in our June/September 2005 private financing. James Orazio is the President of Maxim Group LLC and has sole voting and investment power over the shares owned by Maxim Group LLC. Maxim Group LLC is a member of the National Association of Securities Dealers, Inc.

(35)
The shares registered in this prospectus on behalf of William M. Mooney, Jr. consist of 3,795 shares of common stock issuable upon conversion of convertible promissory notes and 8,854 shares of common stock issuable upon exercise of warrants. William M. Mooney, Jr. is a director of our company.

(36)
The shares registered in this prospectus on behalf of Ronald Nash consist of 61,524 shares of common stock issuable upon conversion of convertible promissory notes and 35,295 shares of common stock issuable upon exercise of warrants.

(37)
The shares registered in this prospectus on behalf of Gilad Ottensoser consist of 5,065 shares of common stock issuable upon conversion of convertible promissory notes and 2,942 shares of common stock issuable upon exercise of warrants.

(38)
The shares registered in this prospectus on behalf of Leon Racanati consist of 51,270 shares of common stock issuable upon conversion of convertible promissory notes and 29,412 shares of common stock issuable upon exercise of warrants.

(39)
The shares registered in this prospectus on behalf of Michael Rapoport consist of 10,254 shares of common stock issuable upon conversion of convertible promissory notes and 5,883 shares of common stock issuable upon exercise of warrants.

(40)
The shares registered in this prospectus on behalf of Mauro C. Romita consist of 27,059 shares of common stock issuable upon conversion of convertible promissory notes and 11,765 shares of common stock issuable upon exercise of warrants.

(41)
The shares registered in this prospectus on behalf of Michael Romita consist of 27,059 shares of common stock issuable upon conversion of convertible promissory notes and 11,765 shares of common stock issuable upon exercise of warrants.

(42)
The shares registered in this prospectus on behalf of Dr. Mauro Romita consist of 27,059 shares of common stock issuable upon conversion of convertible promissory notes and 11,765 shares of common stock issuable upon exercise of warrants.

(43)
The shares registered in this prospectus on behalf of Robert Rosenberg consist of 10,254 shares of common stock issuable upon conversion of convertible promissory notes and 5,883 shares of common stock issuable upon exercise of warrants.

(44)
The shares registered in this prospectus on behalf of John Saraceno consist of 31,451 shares of common stock issuable upon conversion of convertible promissory notes and 30,785 shares of common stock issuable upon exercise of warrants.

(45)
The shares registered in this prospectus on behalf of Mark Saraceno consist of 7,143 shares of common stock issuable upon conversion of convertible promissory notes and 16,667 shares of common stock issuable upon exercise of warrants.

(46)
The shares registered in this prospectus on behalf of Richard Schultz, IRA CVC-093254 consist of 7,143 shares of common stock issuable upon conversion of convertible promissory notes and 16,667 shares of common stock issuable upon exercise of warrants.

(47)
The shares registered in this prospectus on behalf of Andrew Scott consist of 15,824 shares of common stock issuable upon conversion of convertible promissory note. Andrew Scott is an employee of Maxim Group LLC.

(48)
The shares registered in this prospectus on behalf of Gerald and Seena Sperling, JTTEN consist of 14,286 shares of common stock issuable upon conversion of convertible promissory notes and 33,334 shares of common stock issuable upon exercise of warrants. Gerald Sperling and Seena Sperling have joint voting and disposition powers of the shares owned by Gerald and Seena Sperling, JTTEN.

(49)
The shares registered in this prospectus on behalf of Murray Stark consist of 27,059 shares of common stock issuable upon conversion of convertible promissory notes and 11,765 shares of common stock issuable upon exercise of warrants.

(50)
The shares registered in this prospectus on behalf of Shai Z. Stern consist of 3,995 shares of common stock issuable upon conversion of convertible promissory notes and 9,320 shares of common stock issuable upon exercise of warrants.

(51)
The shares registered in this prospectus on behalf of The Jay Goldman Master LP consist of 42,858 shares of common stock issuable upon conversion of convertible promissory notes and 100,000 shares of common stock issuable upon exercise of warrants. Jay Goldman is a Managing Member of The Jay Goldman Master LP and has sole voting and investment power over the shares owned by The Jay Goldman Master LP.

(52)
The shares registered in this prospectus on behalf of The Runnels Family Trust DTD 1-11-2000 consist of 15,813 shares of common stock issuable upon conversion of convertible promissory notes and 36,895 shares of common stock issuable upon exercise of warrants. G. Tyler Runnels and Jasmine Niklas Runnels are the trustees of The Runnels Family Trust DTD 1-11-2000 and each, independently of the other, has voting and disposition power of the shares owned by the trust. The Runnels Family Trust DTD is an affiliate of T.R. Winston & Company LLC.

(53)
The shares registered in this prospectus on behalf of William F. Thompson consist of 14,286 shares of common stock issuable upon conversion of convertible promissory notes and 33,334 shares of common stock issuable upon exercise of warrants.

(54)
The shares registered in this prospectus on behalf of TW 8701 Opportunity Fund II consist of 35,715 shares of common stock issuable upon conversion of convertible promissory notes and 83,334 shares of common stock issuable upon exercise of warrants. Robert Spiegel is the General Partner of TW 8701 Opportunity Fund II and has sole voting and investment power over the shares owned by TW 8701 Opportunity Fund II.

(55)
The shares registered in this prospectus on behalf of Vintage Filings LLC consist of 15,381 shares of common stock issuable upon conversion of convertible promissory notes and 8,824 shares of common stock issuable upon exercise of warrants. Seth Farbman is the President of Vintage Filings LLC and has sole voting and investment power over the shares owned by Vintage Filings LLC.

(56)
The shares registered in this prospectus on behalf of Stephen M. Watters consist of 5,127 shares of common stock issuable upon conversion of convertible promissory notes and 2,942 shares of common stock issuable upon exercise of warrants.

(57)
The shares registered in this prospectus on behalf of Robert Weisz consist of 54,118 shares of common stock issuable upon conversion of convertible promissory notes and 23,530 shares of common stock issuable upon exercise of warrants.

(58)
The shares registered in this prospectus on behalf of Donald Wray consist of 7,143 shares of common stock issuable upon conversion of convertible promissory notes and 16,667 shares of common stock issuable upon exercise of warrants.

(59)
The shares registered in this prospectus on behalf of Veronica Bixuan Wu consist of 1,768 shares of common stock issuable upon conversion of convertible promissory notes and 4,167 shares of common stock issuable upon exercise of warrants.

(60)
The shares registered in this prospectus on behalf of Dr. Jay Youngerman consist of 10,129 shares of common stock issuable upon conversion of convertible promissory notes and 5,883 shares of common stock issuable upon exercise of warrants.

PLAN OF DISTRIBUTION

The sale of shares of common stock underlying the private financings convertible promissory notes and warrants by the selling stockholders or their respective heirs, successors, assigns, donees or other successors-in-interest may be effected from time to time in transactions (which may include block transactions by or for the account of the selling stockholders or such persons) on the American Stock Exchange, the over-the-counter market or wherever the shares are then traded or quoted, including ordinary brokers’ transactions, in privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

Selling stockholders or such persons may effect such transactions by selling their shares underlying private financings notes and warrants directly to purchasers, through broker-dealers acting as agents for the selling stockholders or to broker-dealers who may purchase such shares as principals and thereafter sell the shares underlying private financings notes and warrants from time to time on the American Stock Exchange, the over-the-counter market or wherever the shares are then traded or quoted, in negotiated transactions or otherwise in any single transaction or series of related transactions permitted by law, rule or regulation. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or otherwise (which compensation as to a particular broker-dealer may exceed customary commissions). The maximum compensation to be received by any NASD member or independent broker dealer will not be greater than 8% for the sale of any securities set forth in the selling stockholder table contained within this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares registered hereunder. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended. To the extent required, we will amend or supplement this prospectus to disclose material arrangements regarding the plan of distribution. To comply with the securities laws of certain jurisdictions, registered or licensed brokers or dealers may need to offer or sell the shares offered by this prospectus. The applicable rules and regulations under the Securities Exchange Act of 1934, as amended, may limit any person engaged in a distribution of the shares of common stock covered by this prospectus in its ability to engage in market activities with respect to such shares. The selling stockholders, for example, will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under it, which provisions may limit the timing of purchases and sales of any shares of common stock by the selling stockholders.

The selling stockholders and broker-dealers, if any, acting in connection with such sales might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act.

CONCURRENT OFFERING

On the date of this prospectus, a registration statement was declared effective under the Securities Act with respect to an underwritten initial public offering of 2,500,000 shares of common stock. Sales of the common stock underlying the private financings convertible promissory notes and warrants by the selling stockholders after such dates, or the potential of such sales, could have an adverse effect on the market price of the common stock.

DESCRIPTION OF SECURITIES

Our certificate of incorporation authorizes us to issue 100,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share. As of the date of this prospectus, 2,970,390 shares of common stock are outstanding, after taking into account our 1-for-10 reverse stock split of our outstanding shares of common stock effected August 25, 2006, held by approximately 80 record holders, and no shares of preferred stock are outstanding. In addition, $2,681,762 in principal amount of 15% senior secured convertible promissory notes are outstanding, held by 31 holders, a portion of which will automatically convert into 383,119 shares of common stock upon the closing of our concurrent public offering of 2,500,000 shares of common stock and $2,695,000 in principal amount of 7% convertible promissory notes are outstanding, held by 30 holders, a portion of which will automatically convert into 603,077 shares of common stock upon the closing of our concurrent public offering of 2,500,000 shares of common stock.

Common Stock

Each share of common stock has one vote. Except as otherwise provided by law or by the resolution or resolutions adopted by our board of directors designating the rights, powers and preferences of any series of preferred stock, the common stock has the exclusive right to vote for the election of directors and for all other purposes, and holders of preferred stock will not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote. The holders of our common stock are entitled to any dividends as may be declared by our board of directors out of legally available funds. Our board of directors does not intend to declare any cash or other dividends in the foreseeable future, but intends instead to retain earnings, if any, for use in our business operations.

Provisions of our certificate of incorporation and by-laws make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. For example, we have authorized preferred stock that is undesignated, making it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. In addition, advanced notice is required prior to stockholder proposals. Delaware law also could make it more difficult for a third party to acquire us. Specifically, Section 203 of the Delaware General Corporation Law may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

Preferred Stock

Our certificate of incorporation authorizes the issuance of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock are being issued or registered in this offering or our concurrent public offering of 2,500,000 shares of common stock. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of our company. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

7% Convertible Promissory Notes and Warrants

At the closing of our concurrent public offering of 2,500,000 shares of common stock, we will repay or convert into shares of common stock all of our outstanding 7% convertible promissory notes. The important terms of our 7% convertible promissory notes and warrants are set forth below.

Conversion. The principal amount and accrued interest under our 7% convertible promissory notes are convertible into shares of our common stock:

•	at any time at the option of the holder, and

•
automatically, contemporaneously with the closing of our concurrent public offering of 2,500,000 shares of common stock, 115% of the principal under the notes from our April 2005 private financing and 50% of the principal and accrued interest under the notes from our June/September 2005 private financing will be converted into shares of common stock, and the remaining accrued interest under the notes from our April 2005 private financing and 50% of the principal and accrued interest under the notes from our June/September 2005 private financing will be repaid to the holders from the proceeds of our concurrent public offering of 2,500,000 shares of common stock.

The conversion price of the notes is $4.25, in the case of a conversion at the option of the holder, and, in the case of an automatic conversion, 85% of the price per share of the common stock in our concurrent public offering of 2,500,000 shares of common stock. The conversion price is subject to adjustment in the event of specified dilutive or accretive events, such as stock splits and stock combinations. In the case of the notes from our June/September 2005 private financing, the conversion price is subject to further adjustment if, while the notes are outstanding, we issue any shares of our common stock or securities convertible or exercisable into our common stock (subject to customary exceptions for exchanges of securities, equity incentive plans and acquisition transactions) at a price per share less than the conversion price, in which case the conversion price will be adjusted on a weighted-average basis, which takes into account both the lower price and the number of shares issued or issuable at the lower price. As a result of this, the conversion price of the notes from our June/September 2005 private financing has been adjusted to $2.67.

Maturity. The principal amount and accrued interest under the notes are payable by us upon the earlier to occur of:

•	the closing of our concurrent public offering of 2,500,000 shares of common stock, or

•	December 31, 2006.

Interest. The notes will receive interest at a cumulative annual rate of 7%, payable on the maturity date.

Liquidation. In the event of any liquidation, dissolution or winding up of our company, either voluntary or involuntary, the holders of the notes will receive, in preference to any distribution of any of our assets to the holders of any of our other debt or equity securities, an amount equal to the unpaid and unconverted principal face amount of their notes and any accrued and unpaid interest on the notes. The holders will be paid in preference to any of our unsecured creditors and will be paid pro rata in proportion to the principal amount of notes held by the holders if the available assets are not sufficient to repay the notes.

Warrants. Each investor in our April 2005 private financing was issued, for no additional consideration, three-year warrants, and in our June/September 2005 private financings was issued, for no additional consideration, five-year warrants to purchase that number of shares of our common stock as is equal to 50% of the number of shares of common stock into which the notes held by such holder is initially convertible. The warrants are exercisable commencing upon the earlier of:

•	the date of effectiveness of a registration statement under the Securities Act of 1933 covering the shares of common stock underlying the warrants, or

•	the first anniversary of the date of issuance.

The warrants have an exercise price per share equal to the conversion price of the notes, subject to adjustment in the event of specified dilutive or accretive events, such as stock splits or stock combinations. The exercise price is subject to further adjustment if, while the warrants are outstanding, we issue any shares of our common stock or securities convertible or exercisable into our common stock (subject to customary exceptions for exchanges of securities, equity incentive plans and acquisition transactions) at a price per share less than the exercise price, the exercise price will be adjusted on a weighted-average basis, which takes into account both the lower price and the number of shares issued or issuable at the lower price. As a result of this, the exercise price of the warrants issued in the April 2005 private financing has been adjusted to $2.45 and the exercise price of the warrants issued in the June/September 2005 private financing has been adjusted to $2.52.

Cashless Exercise. If at any time after one year from the date of issuance of the warrants there is no effective registration statement on file with the SEC registering, or no current prospectus available for, the resale of the shares of our common stock issuable upon exercise of the warrants, then the warrants may be exercised at such time by means of a “cashless exercise.”

Registration Rights. The registration statement of which this prospectus forms a part also registers up to 954,161 shares of our common stock issuable upon conversion of the convertible promissory notes and exercise of the warrants purchased from us in private financings in April 2005 and in June/September 2005 as well as issuable upon the exercise of warrants issued to Maxim Group LLC in connection with acting as the placement agent in our June/September 2005 private financing.

Lock-Up Agreements. In connection with the private financings, all of the investors entered into “lock-up agreements” with us that prohibit those investors from, directly or indirectly, offering, selling, pledging or otherwise transferring or disposing of any of the shares of our common stock underlying the notes and warrants for a period of six months following the effective date of this registration statement.

15% Senior Secured Convertible Promissory Notes and Warrants

At the closing of our concurrent public offering of 2,500,000 shares of common stock, we will repay or convert into shares of common stock all of our outstanding 15% senior secured convertible promissory notes, except for the note in the principal amount of $800,000 designated the 15% senior secured promissory note that is held by CAMOFI Master LDC, which is not convertible and will be repaid in full at the closing of our concurrent public offering of 2,500,000 shares of common stock. The important terms of our 15% senior secured convertible promissory notes and warrants are set forth below.

Conversion. 50% of the principal amount under the notes is convertible into shares of our common stock automatically, contemporaneously with the closing of our concurrent public offering of 2,500,000 shares of common stock, and the remaining 50% of the principal and accrued interest will be repaid to the holders from the proceeds of our concurrent public offering of 2,500,000 shares of common stock. The holder of the 15% senior secured promissory note in the principal amount of $800,000 did not receive the right of conversion and that note will be repaid in full at the closing of the offering.

The conversion price of the notes is 70% of the price per share of the common stock in our concurrent public offering of 2,500,000 shares of common stock. The conversion price is subject to adjustment in the event of specified dilutive or accretive events, such as stock splits and stock combinations. The conversion price is subject to further adjustment if, while the notes are outstanding, we issue any shares of our common stock or securities convertible or exercisable into our common stock (subject to customary exceptions for exchanges of securities, equity incentive plans and acquisition transactions) at a price per share less than the conversion price, in which case the conversion price will be adjusted on a weighted-average basis, which takes into account both the lower price and the number of shares issued or issuable at the lower price.

Maturity. The principal amount and accrued interest under the notes are payable by us upon the earlier to occur of:

•	the closing of our concurrent public offering of 2,500,000 shares of common stock, or

•	December 31, 2006.

Interest. The notes will receive interest at a cumulative annual rate of 15%, payable monthly or, on the lection of the note holder, on the maturity date.

Liquidation. In the event of any liquidation, dissolution or winding up of our company, either voluntary or involuntary, the holders of the notes will receive, in preference to any distribution of any of our assets to the holders of any of our other debt or equity securities, other than the holders of the 7% convertible promissory notes in the principal amount of $2,695,000, an amount equal to the unpaid and unconverted principal face amount of their notes and any accrued and unpaid interest on the notes. The holders will be paid in preference to any of our unsecured creditors and will be paid pro rata in proportion to the principal amount of notes held by the holders if the available assets are not sufficient to repay the notes.

Collateral. The notes are collateralized with a first lien on all of our assets, as well as those of any of our subsidiaries now existing or that may be formed, including a pledge of the shares of each such subsidiary. As additional collateral, our co-chairmen also pledged the shares of our common stock that they personally own or control to secure the indebtedness.

Warrants. Each investor in our June 2006 private financing was issued, for no additional consideration, three-year warrants to purchase that number of shares of our common stock as is equal to the principal amount of their note divided by $3.00. The warrants are exercisable commencing upon date of effectiveness of the registration statement of which this prospectus forms a part.

The warrants have an exercise price per share equal to $0.01, subject to adjustment in the event of specified dilutive or accretive events, such as stock splits or stock combinations.

Cashless Exercise. If at any time after one year from the date of issuance of the warrants there is no effective registration statement on file with the SEC registering, or no current prospectus available for, the resale of the shares of our common stock issuable upon exercise of the warrants, then the warrants may be exercised at such time by means of a “cashless exercise.”

Registration Rights. The registration statement of which this prospectus forms a part also registers up to 1,529,658 shares of our common stock issuable upon conversion of the convertible promissory notes and exercise of the warrants purchased from us in private financings in June 2006 as well as issuable upon the exercise of warrants issued to Capital Growth Financial, LLC in connection with acting as the placement agent  in our June 2006 private financing. If this registration statement is not declared effective by November 10, 2006, we will pay liquidated damages to the investors in our June 2006 private financing. Such damages will be paid in cash in an amount equal to 1½% of the investors’ subscription amount for the first 30 days (or part thereof) after July 31, 2006, and an additional 1½% for any subsequent 30-day period (or part thereof) thereafter, subject to a maximum aggregate penalty of 10%.

Lock-Up Agreements. In connection with the private financings, all of the investors entered into “lock-up agreements” with us that prohibit those investors from, directly or indirectly, offering, selling, pledging or otherwise transferring or disposing of any of the shares of our common stock underlying the notes and warrants for a period of six months following the effective date of this registration statement.

Warrants

In addition to the warrants issued in connection with our April 2005, June/September 2005 and June 2006 private financings, we have issued warrants to purchase 304,366 shares of common stock with a per share exercise price of $1.00. These warrants are exercisable for three years from the date of grant.

SHARES ELIGIBLE FOR FUTURE SALE

As of the date of this prospectus, 2,970,390 shares of our common stock are outstanding, held by approximately 80 record holders. Upon the consummation of this offering and our concurrent public offering of 2,500,000 shares of common stock, no shares of preferred stock will be outstanding. After our concurrent public offering of 2,500,000 shares of common stock, we will have 6,456,995 shares of common stock outstanding, or 6,831,995 shares if the underwriters’ over-allotment option is exercised in full. Of these shares, the 2,500,000 shares sold in our concurrent public offering, and 375,000 shares of the over-allotment option if exercised, will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by holders subject to lock-up agreements or by any of our affiliates within the meaning of Rule 144 under the Securities Act, which generally includes executive officers, directors and 10% stockholders. Of the 6,456,995 shares of our common stock to be outstanding on the closing date of our concurrent public offering of 2,500,000 shares of common stock, 1,850,850 shares will be locked-up as a result of agreements that existing stockholders have signed restricting their ability to transfer our stock for 12 months after the date of the prospectus relating to our concurrent public offering of 2,500,000 shares of common stock, and 2,357,877 shares (including 1,420,132 shares issuable upon the exercise of outstanding warrants) being registered for sale under this prospectus (excluding shares subject to the 12-month lock-up) will be similarly locked-up for six months after the date of the prospectus relating to our concurrent public offering of 2,500,000 shares of common stock (except that 15,824 of such shares held by an affiliate of Maxim Group LLC will be locked-up for two years). Also, the 225,000 shares of common stock issuable upon the underwriters warrant issued in connection with our concurrent public offering will be locked-up for two years after the date of prospectus relating to our concurrent public offering. All of the remaining 1,168,400shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. All of those shares are currently eligible for sale under Rule 144.

Rule 144

In general, under Rule 144 as currently in effect, a person who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of the then average weekly trading volume or 1% of the total number of outstanding shares of the same class. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. A person who has not been one of our affiliates for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell the shares under Rule 144 without regard to any of the limitations described above.

Securities issued in reliance on Rule 701 are also restricted and may be sold by stockholders other than affiliates of ours subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year holding period requirement.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

American Stock Exchange Listing

There is presently no public market for our common stock. We have been approved to list our common stock on the American Stock Exchange under the symbol DRV, contingent on us being in compliance with all applicable listing standards on the date we begin trading on the exchange.

Transfer Agent

The transfer agent for our common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, New York 10038.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation provides that all our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

Greenberg Traurig, LLP, New York, New York, has passed upon the validity of the securities offered by this prospectus as our counsel.

EXPERTS

Our financial statements as of December 31, 2005 and 2004 and for the years then ended have been included in this prospectus and in the registration statement in reliance upon the reports of Marcum & Kliegman LLP, independent registered public accounting firm, appearing elsewhere in this prospectus and upon the authority of that firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 with the SEC for the securities we are offering by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to that registration statement. A copy of the registration statement may be inspected by anyone without charge at the SEC’s principal office in Washington, D.C., and copies of all or any part of the registration statement may be obtained from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, upon payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.

We are, and will remain following the closing of this offering, subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended and, in accordance therewith, we file annual and quarterly reports, proxy statements and other information with the SEC. We intend to furnish to our stockholders annual reports containing audited financial statements and may furnish interim reports as we deem appropriate. You will be able to inspect and copy these reports, proxy statements and other information at the addresses set forth above.

You should rely only on the information provided in this prospectus, any prospectus supplement or as part of the registration statement filed on Form SB-2 of which this prospectus is a part, as such registration statement is amended and in effect with the SEC. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents.

DEBT RESOLVE, INC.

FORM SB-2

FINANCIAL STATEMENTS

DEBT RESOLVE, INC.
(A Development Stage Company)
Condensed Balance Sheet
June 30, 2006
(Unaudited)

ASSETS
	As Reported	Pro Forma
Current assets:
Cash	$647,346	$7,585,197
Accounts receivable, net	28,106	28,106
Prepaid expenses	22,796	22,796
Total current assets	698,248	7,636,099

Fixed assets, net	128,684	128,684

Other assets:
Deferred offering costs	23,513	--
Deferred financing costs	525,733	--
Deposits and other assets	93,605	93,605
Total other assets	642,851	93,605
Total assets	$1,469,783	$7,858,388

LIABILITIES AND STOCKHOLDERS’ (DEFICIENCY) EQUITY

Current liabilities:
Accounts payable	$678,166	$678,166
Accrued expenses	271,576	30,665
Convertible notes, net of deferred debt discount of $2,432,007	2,944,755	--
Notes payable, net of deferred debt discount of $401,961	398,039	--
Total current liabilities	4,292,536	708,831

Commitments and contingencies

Stockholders’ deficiency:
Preferred stock, 10,000,000 shares authorized, $.001 par value, none issued and outstanding	--	--
Common stock, 100,000,000 shares authorized, $.001 par value, 2,970,390 and 6,456,995 shares issued and outstanding, respectively (See Note 2) (a)	2,971	6,457
Additional paid-in capital (b)	11,779,660	34,564,352
Deferred compensation	(75,338)	(75,338)
Deficit accumulated during the development stage (See Note 2) (c)	(14,530,046)	(27,345,914)
Total stockholders’ (deficiency) equity	(2,822,753)	7,149,557
Total liabilities and stockholders’ (deficiency) equity	$1,469,783	$7,858,388
____________________

(a)	The pro-forma amount reflects the issuance of 986,605 shares of common stock to holders of convertible notes and 2,500,000 shares of common stock issued in the Company’s potential public offering.

(b)
The pro-forma amount reflects an expense of $1,234,000 for the recording of stock options to be issued at the close of the Company’s potential public offering, $909,883 related to the beneficial conversion feature of the June 2006 private financing, $10,650,000 in additional capital related to the Company’s initial public offering, $3,174,181 related to the conversion of the convertible notes issued in 2005 and 2006 into 986,605 shares of common stock, recognition of $23,513 in deferred offering costs, and $6,843,627 in additional paid-in capital related to the issuance of stock options in connection with a licensing agreement with the Company’s co-chairmen.

(c)
The pro-forma amount reflects the accelerated amortization of $4,269,584 in expenses related to the beneficial conversion feature and deferred financing costs of the Company’s 2005 and 2006 private financings, $468,657 in incremental interest and other finance charges payable on those financings, $1,234,000 in expense related to the issuance of stock options to be issued at the close of the Company’s potential public offering, and $6,843,627 in expense related to the issuance of stock options in connection with a licensing agreement with the Company’s co-chairmen.

The accompanying notes are an integral part of these condensed financial statements.

DEBT RESOLVE, INC.
(A Development Stage Company)
Condensed Statements of Operations
(Unaudited)

	Six months ended June 30,		Cumulative from Inception (April 21, 1997) to June 30,
	2005	2006	2006

Revenues	$2,527	$54,290	$80,676

Costs and expenses:
Payroll and related expenses	537,127	1,201,739	4,367,488
General and administrative expenses (1)	916,459	1,117,213	5,707,246
Waived royalty fees - related parties	--	--	600,000
Research and development expenses	--	--	499,323
Depreciation and amortization expenses	14,939	27,467	118,439

Total expenses	1,468,525	2,346,419	11,292,496

Loss from operations	(1,465,998)	(2,292,129)	(11,211,820)

Other income (expense):
Terminated offering costs	--	--	(736,037)
Net interest expense	(28,679)	(219,063)	(323,016)
Amortization of deferred debt discount	(117,540)	(898,134)	(1,977,087)
Amortization of deferred financing costs	(995)	(139,371)	(287,586)
Other income	--	3,000	5,500

Total other expense	(147,214)	(1,253,568)	(3,318,226)

Net loss	$(1,613,212)	$(3,545,697)	$(14,530,046)

Per share data:
Basic and diluted net loss per common share (See Note 2)	$(0.54)	$(1.17)

Basic and diluted weighted average number of common shares outstanding	2,962,727	3,034,344

Pro forma per share data (see Note 2):
Pro forma basic and diluted net loss per common share (See Note 2)		$(0.55)

Pro forma basic and diluted weighted average number of common shares outstanding (2)		6,456,995

(1)	Stock based compensation totaled $498,172 and $112,812 in the six months ended June 30, 2005 and 2006, respectively, and $2,086,410 since inception.

(2)
Pro forma weighted average shares outstanding include 986,605 shares of common stock issued to convertible note holders upon completion of the Company’s potential public offering, and 2,500,000 shares of common stock to be issued in the potential public offering.

The accompanying notes are an integral part of these condensed financial statements.

DEBT RESOLVE, INC.
(A Development Stage Company)
Condensed Statements of Cash Flows
(Unaudited)

	Six months ended June 30,		Cumulative from Inception (April 21, 1997) to June 30,
	2005	2006	2006
Cash flows from operating activities:
Net loss	$(1,613,212)	$(3,545,697)	$(14,530,046)
Adjustments to reconcile net loss to net cash used in operating activities:

Non cash stock based compensation	498,172	112,812	2,086,410
Waived and imputed compensation, royalty and consulting fees	112,500	--	1,983,809
Amortization of deferred debt discount	117,540	898,134	1,977,087
Amortization of deferred financing costs	995	139,371	287,586
Terminated offering costs	--	--	736,037
Depreciation and amortization	14,939	27,467	118,439
Loss on disposal of fixed assets	--	--	14,954
Changes in operating assets & liabilities:
Accounts receivable	45	(21,140)	(28,106)
Prepaid expenses	3,291	64,209	20,744
Deposits and other assets	(119,800)	--	(93,605)
Accounts payable	(29,448)	106,711	727,365
Accrued expenses	35,244	230,153	433,387
Net cash used in operating activities	(979,734)	(1,987,980)	(6,265,939)

Cash flows from investing activities:
Purchases of fixed assets	(2,685)	(4,170)	(262,076)

Cash flows from financing activities:
Proceeds from issuance of notes and convertible notes	2,050,000	2,504,750	5,199,750
Proceeds from issuance of common stock	224,900	--	2,432,574
Proceeds from loans-other	--	525,000	525,000
Proceeds from stockholders’ loans	--	--	510,000
Repayments of stockholders’ loans	(10,000)	(25,000)	(85,000)
Stock offering costs	(186,277)	(23,513)	(847,296)
Reimbursement of stock offering costs	25,000	--	25,000
Deferred financing costs	(154,500)	(365,317)	(584,667)
Net cash provided by financing activities	1,949,123	2,615,920	7,175,361

Net increase in cash	966,704	623,770	647,346

Cash at beginning of period	34,747	23,576	--

Cash at end of period	$1,001,451	$647,346	$647,346

Non cash investing and financing activities:
Conversion of stockholder’s loan to common stock	$--	$--	$100,000
Conversion of loans payable, accounts payable and accrued expenses to convertible notes	$--	$977,012	$977,012
Issuance of options for accrued compensation	$84,000	$--	$84,000
Issuance of warrants for deferred financing fees	$73,526	$128,211	$237,625
Capital contribution from waived royalty fees	$--		$$600,000
Capital contribution from waived and imputed compensation	$112,500	$--	$1,383,809

The accompanying notes are an integral part of these condensed financial statements.

DEBT RESOLVE, INC.
(A Development Stage Company)
Notes to Condensed Financial Statements
June 30, 2006
(Unaudited)

NOTE 1. ORGANIZATION AND DEVELOPMENT STAGE ACTIVITIES:

Description of business

Debt Resolve, Inc. (“Debt Resolve” or the “Company”), is a Delaware corporation formed on April 21, 1997. The Company provides banks, lenders, credit card issuers, third party collection agencies and purchasers of charged-off debt an Internet-based online system (“the DebtResolve system”) for the collection of past due consumer debt. The Company offers its service as an Application Service Provider (“ASP”) model, enabling clients to introduce this collection option with no modifications to their existing collections computer systems. Its products capitalize on using the Internet as a tool for communication, resolution, settlement and payment of delinquent debts. The DebtResolve system features, at its core, a patented online bidding system.

Organization

Until February 24, 2003, the Company, formerly named Lombardia Acquisition Corp., was inactive and had no significant assets, liabilities or operations. On February 24, 2003, James D. Burchetta, Charles S. Brofman, and Michael S. Harris (collectively, the “Principal Stockholders”) purchased 2,250,000 newly-issued shares of the Company’s common stock, representing 84.6% of the then outstanding shares, pursuant to a Stock Purchase Agreement effective January 13, 2003 between the Company and each of the Principal Stockholders. The Company received an aggregate cash payment of $22,500 in consideration for the sale of such shares to the Principal Stockholders. The Board of Directors was then reconstituted. On May 7, 2003, following approvals by the Board of Directors and holders of a majority of the Company’s common stock, the Company’s Certificate of Incorporation was amended to change the Company’s corporate name to Debt Resolve, Inc. and increase the number of the Company’s authorized shares of common stock from 20,000,000 to 50,000,000 shares. On August 16, 2006, following approvals by the Board of Directors and holders of a majority of Company’s outstanding shares of common stock, the Company’s Certificate of Incorporation was amended to increase the number of the Company’s authorized shares of common stock from 50,000,000 to 100,000,000 shares. On August 25, 2006, following approvals by the Board of Directors and holders of a majority of Company’s outstanding shares of common stock, the Company’s Certificate of Incorporation was amended to effect a reverse one-for-ten stock split, which reduced the number of outstanding shares from 29,703,900 to 2,970,390 (see Note 5).

Development stage activities

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 7, Accounting and Reporting by Development Stage Enterprises, the Company is considered to be in the development stage since it is devoting substantially all of its efforts to establishing a new business and its planned principal operations have not produced any significant revenues. Since February 24, 2003, the Company has devoted substantially all of its efforts to planning and budgeting, research and development activities, and raising capital. In January 2004, the Company substantially completed the development of an online system for the settlement of credit card and other consumer debt and began marketing its product to banks and other creditors. In February 2004, the Company implemented its online system, on a test basis, with a collection agency. In July 2004, the Company implemented its online system with a second client and began generating revenue based on a percentage of the amount of debt collected by this client. By the end of June 2006, the Company had eleven clients under contract. Eight clients were operational. As of June 30, 2006 the Company has not earned, nor did it expect to generate, significant revenues from these clients during the initial start-up periods.

NOTE 2. GOING CONCERN AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Going concern and management plans

The accompanying condensed financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. As of June 30, 2006, the Company had incurred an accumulated deficit of $14,530,046.

During the year ended December 31, 2005, the Company entered into a non-binding letter of intent with an investment banking firm to explore the possibility of raising additional capital in the public equity markets. In separate financing transactions in April 2005 and June/September of 2005, the Company received proceeds from the issuance of 7% convertible promissory notes in the total aggregate principal amount of $2,695,000 (see Note 4). The notes from the April 2005 financing transaction originally matured on April 21, 2006. However all existing April 2005 bridge note holders agreed to extend their notes to October 31, 2006, and subsequent to June 30, 2006, further agreed to extend their notes to December 31, 2006. In addition, in compliance with the requirements of the June/September 2005 bridge note documents, a majority of these note holders also approved the June 2006 Private Placement and have agreed to extend their notes to October 31, 2006, and subsequent to June 30, 2006, further agreed to extend their notes to December 31, 2006.

On September 30, 2005, the Company filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission (“SEC”). The Company withdrew that registration statement on February 10, 2006. On July 21, 2006, the Company filed a new Registration Statement on Form SB-2 with the SEC in connection with a potential public offering of 2,500,000 shares of common stock at $5.00 per share with $12,500,000 in gross proceeds. Although the Company anticipates raising $12,500,000 in gross proceeds from this potential public offering, there is no assurance that the offering will be successful.

During the six months ended June 30, 2006, the Company raised $525,000 through the issuance of short term notes with an interest rate of 2-1/2% per month, and with original maturities from April 30, 2006 to May 17, 2006. During May 2006, the holders of these notes each agreed to capitalize all accrued interest through June 26, 2006, the date of closing of the June 2006 Private Placement, adding it to the note principal and agreed to adopt the terms of the June 2006 Private Placement. On June 26, 2006 their obligations were rolled over to the June 2006 Private Placement.

On January 20, 2006, the Company entered into an agreement with a second investment banking firm, whereby it agreed to serve as placement agent for a private financing consisting of the issuance of the Company’s senior convertible promissory notes. On March 10, 2006, the Company entered into an agreement with an investment banking firm, Maxim Group LLC (“Maxim Group”), whereby Maxim Group agreed to serve as co-placement agent for that private financing. The Company had raised $300,000 under this offering pursuant to a confidential private placement term sheet dated March 15, 2006 (“the March 2006 Private Placement Term Sheet”). The March 2006 Private Placement Term Sheet investors later agreed to adopt the terms of a second supplement to the March 2006 Private Placement Term Sheet, dated May 31, 2006 (“the May 2006 Private Placement Term Sheet Supplement”) which became the basis for the Company’s June 2006 private placement (“the June 2006 Private Placement”).  In addition, holders of the Company’s short term notes and shareholder notes in the amount of $325,000 agreed to capitalize all accrued interest through June 26, 2006, the date of closing of the June 2006 Private Placement, adding it to the note principal, and to adopt the terms of the June 2006 Private Placement. A total of $977,012 was thus rolled over into this transaction and the Company has raised an additional $2,204,750 under this May 2006 Private Placement Term Sheet Supplement. As of June 30, 2006, the Company had raised an aggregate of $3,481,762 under the June 2006 Private Placement. An aggregate of 383,119 shares of the Company’s common stock are issuable upon the conversion, of the principal on $2,681,762 of the Company’s 15% senior secured convertible promissory notes purchased during the June 2006 Private Placement. (See Note 4). There is no assurance that the Company will be able to raise sufficient additional capital as needed to execute its business plan. The Company still has not recorded any significant revenue, and its working capital is not sufficient to fund its plan of operations for the next twelve months. The aforementioned factors raise substantial doubt about the Company’s ability to continue as a going concern.

On March 10, 2006, the Company entered into a non-binding letter of intent with a privately-held collection agency to explore the possibility of purchasing this company. Prior to June 30, 2006, the two companies agreed to terminate any further discussions on this matter.

Interim periods

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, they do not include all of the information required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006 or for any other interim period. These financial statements should be read in conjunction with the Company’s annual report on Form 10-KSB for the year ended December 31, 2005 filed with the SEC on April 14, 2006.

Reverse Stock Split

On August 25, 2006, Debt Resolve effected a one-for-ten reverse stock split. All share and per share information herein have been retroactively restated to give effect to this reverse stock split.

Prior period adjustments/restatement

Effective August 16, 2005, the Company corrected two errors, (1) relating to stock based compensation expense for options granted to consultants and advisory board members for which the Company did not record a compensation charge during fiscal years 2003 and 2004 and the six months ended June 30, 2005, and (2) relating to reimbursement for deferred offering costs which had been improperly credited against general and administrative expenses rather than additional paid in capital.  In addition, the Company made a number of reclassifications within the various statements. The Company subsequently corrected the methodology it used to calculate the value of non-employee options to include a volatility figure derived from an index of comparable companies in accordance with SFAS No. 123. Amounts reflected herein for the six months ended June 30, 2005 represent the restated quarterly financial information included in the Form 10-KSB which was filed with the SEC on April 14, 2006.

Reclassifications

Certain amounts in the financial statements for the six months ended June 30, 2005 have been reclassified for comparative purposes to conform to the presentation in the financial statements for the six months ended June 30, 2006.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. These estimates and assumptions are based on management’s judgment and available information and, consequently, actual results could be different from these estimates.

Revenue recognition

The Company earned revenue during 2006 and since inception from several collection agencies and lenders that implemented the Company’s online system. The Company’s preliminary contracts provide for revenue based on a percentage of the amount of debt collected from accounts submitted on the DebtResolve system. Although other revenue models have been proposed, most revenue earned to date has been determined using this method, and such revenue is recognized when the settlement amount of debt is collected by the client. For the early adopters of the Company’s product, the Company waived set-up fees and other transactional fees that the Company anticipates charging in the future. While the percent of debt collected method will continue to be a revenue recognition method going forward, other payment models are also being offered to clients and may possibly become the Company’s preferred revenue model. Dependent on the structure of future contracts, revenue may be derived from a combination of set up fees or monthly licensing fees with transaction fees upon debt settlement.

In recognition of the principles expressed in Staff Accounting Bulletin 104 (“SAB 104”), that revenue should not be recognized until it is realized or realizable and earned, and given the element of doubt associated with collectability of an agreed settlement on past due debt, at this time Debt Resolve uniformly postpones recognition of all contingent revenue until its client receives payment from the debtor. As is required by SAB 104, revenues are considered to have been earned when Debt Resolve has substantially accomplished the agreed-upon deliverables to be entitled to payment by the client. For most current active clients, these deliverables consist of the successful collection of past due debts using its system and/or, for clients under a licensing arrangement, the successful availability of its system to its customers.

In addition, in accordance with Emerging Issues Task Force (“EITF”) Issue 00-21, revenue is recognized and identified according to the deliverable provided. Set-up fees, fixed or percentage success fees, monthly maintenance fees, etc. are identified separately.

Recently signed contracts and contracts under negotiation call for multiple deliverables, and each component of revenue will be considered to have been earned when Debt Resolve has met the associated deliverable, as is required by SAB 104 Topic 13(A). For new contracts being implemented which include a licensing fee per account, following the guidance of SAB 104 regarding services being rendered continuously over time, Debt Resolve will recognize revenue based on contractual prices established in advance and will recognize income over the contractual time periods. Where some doubt exists on the collectability of the revenues, a valuation reserve will be established or the income charged to losses, based on management’s opinion regarding the collectability of those revenues.

Stock-based compensation

Prior to January 1, 2006, stock options issued to employees under stock-based compensation plans were accounted for under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and Related Interpretations. No stock-based employee compensation cost was reflected in the net loss for prior periods, as all options granted under these plans had an exercise price equal to the market value of the underlying common stock, as determined by the Board of Directors, on the date of grant. Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation- Transition and Disclosure - an Amendment of FASB Statement No. 123, required the disclosure of the effect on net loss and loss per share had the Company applied the provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation. Since there is no public market for the Company’s stock, the Company did not consider volatility in estimating the value of each option; the Company followed the minimum value method. The minimum value of each option granted to employees was estimated as of the grant date using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%, expected volatility of 0%, risk-free interest rates for individual options ranging from 1.66% to 4.12%, and an expected life of each option, ranging from three to ten years. The estimated minimum value of the options granted is amortized on a pro forma basis over the option vesting periods. The Company accounted for stock-based compensation issued to non-employees using the fair value method.

As of January 1, 2006, the Company accounts for stock options issued under stock-based compensation plans under the recognition and measurement principles of Statement of Financial Accounting Standards No. 123 - Revised. The Company has adopted the modified prospective transition method and therefore, has not restated prior periods’ results. Under this transition method, there was no impact to the condensed financial statements for the six months ended June 30, 2006 on net loss or basic and diluted net loss per share, as all options previously granted to employees vested prior to adoption and there were no new issuances during the period. The fair value of each option granted to employees and non-employees will be estimated as of the grant date using the Black-Scholes option pricing model. The estimated fair value of the options granted will be recognized as an expense over the requisite service period of the award, which is generally the option vesting period.

The following table illustrates the pro forma effects on net loss and net loss per common share for the six months ended June 30, 2005 and the period from inception (April 21, 1997) to June 30, 2006, as if the Company had implemented FASB Statement No. 123 and recorded an expense for stock-based compensation issued to employees.

	Six months ended June 30, 2005	Cumulative from inception (April 21, 1997) to June 30, 2006
Net loss - as reported	$(1,613,212)	$(14,530,046)
Deduct: Stock-based employee compensation expense determined under minimum-value based methods for all awards	1,938	589,220
Net loss - pro forma	$(1,615,150)	$(15,119,266)
Basic and diluted net loss per common share - as reported	$(0.54)
Basic and diluted net loss per common share - pro forma	$(0.55)
Basic and diluted weighted average number of common shares outstanding	2,962,727

Net loss per share of common stock

Basic net loss per share excludes dilution for potentially dilutive securities and is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per share reflects the potential dilution that could occur if securities or other instruments to issue common stock were exercised or converted into common stock. Taking into account the Company’s reverse one-for-ten stock split effected on August 25, 2006, potentially dilutive securities realizable from the exercise of options, warrants and convertible debentures of 853,333, 1,642,744 and 1,309,319, respectively, at June 30, 2006 and 853,333, 363,765 and 335,294, respectively, at June 30, 2005, are excluded from the computation of diluted net loss per share as their inclusion would be antidilutive. Potentially dilutive securities noted above exclude options to be issued under the amended and restated licensing agreement (see Note 3) and “make-whole” warrants and options, which as of June 30, 2006 were not yet issued. (See Note 3 and Note 11c.)

The Company’s issued and outstanding common shares as of June 30, 2006 do not include the underlying shares exercisable with respect to the issuance of 1,160,598 warrants exercisable at $0.01 per share (see Note 4). In accordance with SFAS 128 (“Earnings per Share”) the Company has given effect to the issuance of these warrants in computing basic net loss per share.

NOTE 3. LETTER OF INTENT AND REGISTRATION STATEMENT ON FORM SB-2:

On March 4, 2005, the Company entered into a non-binding letter of intent with an investment banking firm to explore the possibility of raising additional capital in the public equity markets. On January 20, 2006, the Company entered into an agreement with a second investment banking firm to be placement agent for a private debt financing. Subsequent to that date, this second firm has also been engaged to be co-underwriter for a potential initial public offering (“IPO”). On September 30, 2005, the Company filed a Registration Statement on Form SB-2 and on December 9, 2005 filed Amendment No. 1 to the Registration Statement on Form SB-2/A with the SEC. On February 10, 2006, the Company withdrew the Registration Statement on Form SB-2. On July 21, 2006, the Company filed a new Registration Statement on Form SB-2 with the SEC. (See Note 2). However, there can be no assurance that the Company will be able to raise additional capital in the public equity markets.

Also, in connection with this potential public offering, in the event of a decrease in stockholder value resulting from a lower per share offering price at the time of a public offering of the Company’s common stock, the Company intends to issue to investors who had participated in its private placement of stock at $10.00 per share in 2003, 2004, and 2005, warrants to purchase common stock in a quantity sufficient to restore some portion of their pre-offering value, and has entered into a non-binding agreement with an investor to that effect. Management of the Company has indicated that it intends to issue stock options to purchase common stock to certain employees and consultants of the Company in a quantity sufficient to both restore some portion of their pre-offering value of their common stock and options and to provide ongoing incentive compensation. These “make-whole” warrants and stock options are anticipated to be exercisable from three to five years at the same price as the per share offering price at the time of a public offering.

Also, in connection with this potential public offering, as well as in connection with a licensing agreement, the Company’s co-chairmen will be issued options sufficient to bring their ownership to a combined 29.2% of the total number of outstanding shares of common stock on a fully diluted basis as of the closing of a potential public offering, assuming the exercise of such options.

NOTE 4. NOTES PAYABLE AND CONVERTIBLE NOTES:

In April 2005, in a private financing that involved the issuance of 7% senior convertible promissory notes due one year from the date of issuance, the Company received proceeds of $800,000, initially convertible into 188,235 shares of common stock. The notes from the April 2005 financing transaction matured on April 21, 2006. However all existing April 2005 note holders have agreed to extend their notes to October 31, 2006, and subsequent to June 30, 2006, further agreed to extend their notes to December 31, 2006. The notes contain a provision that in the event the Company raises $4 million in equity financing, or debt financing convertible to equity, the holders of these notes will receive shares based on 115% of the balance of these notes. The Company’s 7% senior convertible promissory notes and warrants issued in the June/September 2005 private financing also contained dilution provisions. As a result of the conversion and exercise price of the notes and warrants issued in the June 2006 Private Placement, and in connection with certain anti-dilution provisions in the notes and warrant agreements, the conversion and exercise price of the notes and warrants related to the Company’s 7% senior convertible promissory notes and warrants issued in the June/September 2005 private financing, were reduced. As a result of this dilutive calculation, an aggregate of 386,605 shares of the Company’s common stock are issuable upon the conversion, at a conversion price of $2.67 per share, discounted from an assumed initial public offering price of $5.00 per share, of 50% of the principal and accrued interest to August 15, 2006 on $1,895,000 of the Company’s 7% senior convertible promissory notes purchased in the June/September 2005 private financing. In addition, the exercise price of the outstanding five-year warrants related to this financing has been reduced to $2.52 per share at an assumed initial public offering price of $5.00 per share.

In June 2005, the Company received proceeds from an additional private financing of 7% senior convertible promissory notes in the aggregate principal amount of $1,250,000, due one year from the date of issuance, initially convertible into 294,118 shares of common stock. In September 2005, the Company received additional proceeds from the private financing of 7% senior convertible promissory notes in the aggregate principal amount of $645,000, due one year from the date of issuance, initially convertible into 151,765 shares of common stock. In compliance with the requirements of the June/September 2005 private financing documents, a majority of these note holders have approved the June 2006 Private Placement and have agreed to extend their notes to October 31, 2006, and subsequent to June 30, 2006, further agreed to extend their notes to December 31, 2006. As a result of the conversion and exercise price of the notes and warrants issued in the June 2006 Private Placement, and in connection with certain anti-dilution provisions in the warrant agreement, the exercise price of the warrants related to the Company’s 7% senior convertible promissory notes and warrants issued in the April 2005 private financing, was reduced. As a result of this dilutive calculation, the exercise price of the outstanding three-year warrants related to this financing has been reduced to $2.45 per share at an assumed initial public offering price of $5.00 per share. In addition, an aggregate of 216,471 shares of common stock are issuable upon the conversion, at a conversion price equal to 85% of an assumed initial public offering price of $5.00 per share, of 115% of the principal on $800,000 of the Company’s 7% convertible promissory notes purchased in the April 2005 private financing.

In accordance with EITF 98-5 and EITF 00-27, the convertible notes are considered to have an embedded beneficial conversion feature because the conversion price is less than the fair market value at the issuance date and the contingent conversion price is expected to be less than the initial public offering price. The Company recorded a beneficial conversion feature and a deferred debt discount in connection with the value of the April 2005 and June/September 2005 notes and related investor warrants in the amount of $2,097,478, using the fair value method. Due to certain modifications in the conversion terms of the 2005 notes, the Company has recorded an incremental beneficial conversion feature in connection with the value of the April 2005 and June/September 2005 notes in the amount of $537,475. These amounts are being amortized over the life of the respective notes. The Company recorded amortization of the beneficial conversion feature and debt discount in the amount of and $747,301 during the six months ended June 30, 2006, $117,540 during the six months ended June 30, 2005 and $1,826,254 since inception. Per the terms of the note agreements, the Company shall use its best efforts to register the underlying common stock and warrants in conjunction with a potential future IPO. In accordance with EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in, a Company’s Own Stock,” (“EITF 00-19”) there are no factors that would prohibit equity classification relating to the embedded conversion option or the warrants.

In order to provide for certain cash requirements, the Company borrowed $525,000 in the first quarter of 2006 from new investors and existing noteholders of the Company, at an interest rate of 2 1/2% per month, with maturity dates from April 30, 2006 to May 17, 2006. During May 2006, these investors agreed to adopt the terms of the June 2006 Private Placement.

On March 15, 2006, the Company initiated, under the terms of the March 2006 Private Placement Term Sheet, a private placement involving the issuance of 12% convertible promissory notes due one year from the date of issuance. As of June 30, 2006, the Company had raised $300,000 under this offering. On April 26 and April 28, 2006, the March 2006 Private Placement Term Sheet investors agreed to adopt the terms of the June 2006 Private Placement.

On May 31, 2006, the Company issued the May 2006 Private Placement Term Sheet Supplement with respect to the June 2006 Private Placement. The Company raised a total of $3,481,762 under the June 2006 Private Placement, including $977,012 of principal and accrued interest rolled in from existing noteholders. Of this total, $800,000 was invested by a lead investor, to which the Company issued a non-convertible 15% senior secured promissory note, repayable the earlier of October 31, 2006 or at the time of the Company’s potential public offering. The remainder of the notes issued in connection with this offering were 15% senior secured convertible promissory notes repayable the earlier of October 31, 2006 or at the time of the Company’s potential public offering. Subsequent to June 30, 2006, all of these notes were extended to December 31, 2006. The June 2006 Private Placement promissory notes contain a provision that in the event their repayment occurs after August 30, 2006, which will be the case, they are repayable at 107.5% of the principal amount plus accrued interest to the date of repayment. Of the June 2006 Private Placement promissory notes which are convertible, 57.5% of the principal amount will be repaid in cash from the proceeds of the Company's potential public offering. An aggregate of 383,119 shares of the Company’s common stock are issuable upon the conversion, at a conversion price equal to 70% of an assumed initial public offering price of $5.00 per share, on 50% of the $2,681,762 principal amount of the convertible notes. These notes are only convertible contingent upon the Company completing its proposed IPO. In addition, investors were issued 1,160,598 warrants to purchase shares of the Company’s stock at $0.01 per share. Upon completion of a proposed IPO, the remainder of the un-converted principal and accrued interest on the convertible promissory notes purchased in the June 2006 Private Placement will be repaid in cash. Maxim Group LLC and Capital Growth Financial (“CGF”) acted as the placement agents in the June 2006 Private Placement. The Registration Rights Agreement entered into in connection with the June 2006 Private Placement requires the Company to file a registration statement by October 31, 2006. In the event the registration statement is not filed and declared effective by that date, the Company will be required to pay liquidated damages to the Investors. Such damages will be paid in cash in an amount equal to 1½% of the Investors’ subscription amount for the first 30 days (or part thereof) after July 31, 2006, and an additional 1½% for any subsequent 30-day period (or part thereof) thereafter, subject to a maximum aggregate penalty of 10%. Subsequent to June 30, 2006, the registration statement filing and penalty date was extended from October 31, 2006 to November 10, 2006 by a majority in interest of the Investors.

The Company evaluated the provisions of the aforementioned notes under EITF 00-19 and EITF 05-4, View A, “The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument” and accordingly classified the aforementioned warrants and registration rights agreement as equity. The gross proceeds of $3,481,762 associated with the June 2006 Private Placement were recorded net of a discount of $2,176,101, related to the fair value of the warrants. The debt discount of $2,176,101 will be accreted over the remaining period of the related notes, or until October 31, 2006. Accordingly, the Company recorded a charge of $150,833 for the six months ended June 30, 2006. As of June 30, 2006 the Company did not record a beneficial conversion feature in connection with the June 2006 private placement since these notes are only convertible contingent upon the Company completing its proposed IPO. Upon the completion of the proposed IPO, based on a conversion price equal to 70% of an assumed initial public offering price of $5.00 per share the Company would record a beneficial conversion feature in the amount of approximately $900,000.

On June 26, 2006, as additional collateral pursuant to the June 2006 Private Placement, the Company’s co-chairmen pledged the 1,650,000 shares of the Company’s common stock that they personally own or control to secure the June 2006 Private Placement indebtedness. The stock pledge is a secondary, non-recourse liability which may be called upon only following the exhaustion of all legal remedies against the Company for collection of the indebtedness. The June 2006 Private Placement indebtedness is to be repaid or converted into shares of the Company’s common stock upon the close of a potential public offering, and the stock pledge is to be released at that time. The June 2006 Private Placement indebtedness is also collateralized with a first lien on all of the Company's assets as well as on those of any Company subsidiaries now existing or that may be formed.

The Company incurred costs in conjunction with the April 2005 private financing, the June/ September 2005 private financing and the June 2006 Private Placement. Total cash fees associated with the April 2005 and June/September 2005 private financings were $219,350. In addition, the placement agent was issued warrants to purchase 33,600 shares of common stock valued at $118,035. Total cash fees associated with the June 2006 Private Placement were $365,317. In addition, the Company recorded deferred financing costs of $110,617 for the value of 31,508 placement agent warrants issued in connection with this financing. The total of fees and the value of the warrants have been recorded as deferred financing costs and are being amortized over the life of the notes. Amortization of deferred financing costs for the 2005 and 2006 private financings totaled $139,371 for the six months ended June 30, 2006, and $287,586 since inception.

NOTE 5. AUTHORIZED SHARES AND REVERSE STOCK SPLIT

On May 8, 2006, the Company’s board of directors and holders of a majority of the Company’s outstanding shares of common stock approved an amendment to the Company’s certificate of incorporation to increase the number of the Company’s authorized shares of common stock from 50,000,000 to 100,000,000 shares.  Also on May 8, 2006, the Company’s board of directors and holders of a majority of the Company’s outstanding shares of common stock approved a one-for-ten reverse stock split. On August 16, 2006, following approvals by the Board of Directors and holders of a majority of Company’s outstanding shares of common stock, the Company’s Certificate of Incorporation was amended to increase the number of the Company’s authorized shares of common stock from 50,000,000 to 100,000,000 shares. On August 25, 2006, following approvals by the Board of Directors and holders of a majority of Company’s outstanding shares of common stock, the Company’s Certificate of Incorporation was amended to effect a reverse one-for-ten stock split, which reduced the number of outstanding shares from 29,703,900 to 2,970,390. All share and per share information herein have been retroactively restated to give effect to this reverse stock split.

NOTE 6. FORMATION OF SUBSIDIARY AND SIGNING OF PRELIMINARY, NON-BINDING FUNDING TERM SHEET:

On June 5, 2006, the Company formed a wholly owned subsidiary, DRV Capital LLC. This subsidiary may potentially purchase portfolios of defaulted consumer debt and attempt to collect on that debt, but has not yet been capitalized. In May 2006, the Company signed a preliminary, non-binding term sheet with a possible financial partner. Preliminary terms call for the partner to provide the Company with up to $20 million in such financings, secured by the debt portfolios which are purchased with those funds. The Company has not yet finalized these financing arrangements. As of June 30, 2006, DRV Capital LLC does not have any assets or liabilities.

NOTE 7. STOCKHOLDERS’ DEFICIENCY:

The Company recorded compensation expense representing the amortized amount of the fair value of options granted to advisory board members in 2003, 2004 and 2005 of $112,812 during the six months ended June 30, 2006, $498,172 during the six months ended June 30, 2005, and $2,086,410 since inception.

NOTE 8.  STOCK OPTIONS:

At June 30, 2006, the Company had one stock-based employee compensation plan.  The 2005 Incentive Compensation Plan (the “2005 Plan”).  The 2005 Plan was approved by the stockholders on June 14, 2005 and provides for the issuance of options and restricted stock grants to officers, directors, key employees and consultants of the Company to purchase up to 900,000 shares of common stock.  The 2005 Plan is administered by the Compensation Committee of the board of directors.  The 2005 Plan provides that the Compensation Committee of the board of directors may establish stock-based compensation awards for officers and other key employees, consultants and directors as recommended by management over the coming time period. As of June 30, 2006, no options or stock grants have been issued under this plan.

A summary of option activity outside the 2005 Plan as of June 30, 2006 and changes during the six months ended June 30, 2006 is presented below:

Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	2006	Price	Term	Value
Outstanding at January 1,	853,333	$7.23
Granted	--
Exercised	--
Forfeited or Expired	--
Outstanding at June 30,	853,333	$7.23	3.94 Years	$183,000
Exercisable at June 30,	853,333	$7.23	3.94 Years	$183,000

As of January 1, 2006 and June 30, 2006, the Company had no unvested options.

In September 2004, the Company entered into an agreement to issue options to purchase 10,000 shares of its common stock at $10.00 per share to a member of the Company’s advisory board. The options will have an exercise period of three years, and will vest at such time as the Company achieves a milestone of $2,000,000 in revenues as a result of the consultant’s efforts. As of June 30, 2006, this milestone has not been achieved, and the options have not been granted.

In September 2005, the Company entered into an agreement to issue options to purchase 330,000 shares of its common stock at $5.00 per share to two employees. The options will have an exercise period of five years, and will vest at such time as the Company completes its potential public offering. As of June 30, 2006, this milestone has not been achieved, and the options have not been granted.

NOTE 9.  EMPLOYEE BENEFIT PLAN:

Beginning January 1, 2006, the Company sponsors an employee savings plan designed to qualify under Section 401K of the Internal Revenue Code. This plan is for all employees who were employed by the Company at December 31, 2005 or who have completed 1,000 hours of service. Company contributions are made in the form of the employee’s investment choices and vest immediately. The Company will match the first 3 percent of the employee contribution on a dollar for dollar basis. After 3%, the Company matches an additional ½% for every 1% that the employee contributes up to a maximum match of 4% of the employees’ salary or the maximum contribution allowed under Internal Revenue Code. Contributions for the six months ended June 30, 2006 were $30,261.

NOTE 10. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS:

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard 155 - Accounting for Certain Hybrid Financial Instruments (“SFAS 155”), which eliminates the exemption from applying SFAS 133 to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. SFAS 155 also allows the election of fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to a remeasurement event. Adoption is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. Early adoption is permitted. The adoption of SFAS 155 is not expected to have a material effect on the Company’s financial position, results of operations or cash flows.

In March 2006, the FASB issued Statement of Financial Accounting Standard 156 - Accounting for Servicing of Financial Assets (“SFAS 156”), which requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value. SFAS 156 permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. Adoption is required as of the beginning of the first fiscal year that begins after September 15, 2006. Early adoption is permitted. The adoption of SFAS 156 is not expected to have a material effect on the Company’s financial position, results of operations or cash flows.

In July 2006, the FASB released FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting and reporting for uncertainties in income tax law. This Interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. This Interpretation shall be effective for fiscal years beginning after December 15, 2006. Earlier adoption is permitted as of the beginning of an enterprise’s fiscal year, provided the enterprise has not yet issued financial statements, including financial statements for any interim period for that fiscal year. The cumulative effects, if any, of applying this Interpretation will be recorded as an adjustment to retained earnings as of the beginning of the period of adoption. The Company has commenced the process of evaluating the expected effect of FIN 48 on its Financial Statements and is currently not yet in a position to determine such effects.

NOTE 11. SUBSEQUENT EVENTS:

a. New managing underwriter

Effective August 24, 2006, the Company has engaged EKN Financial Services, Inc. as the new managing underwriter of the Company’s potential public offering. Maxim Group LLC, the previous managing underwriter, has agreed to participate as a co-underwriter, underwriting and placing up to 50% of the shares offered in the Company’s potential public offering. In October 2006, National Securities Corporation agreed to be a co-underwriter of the Company’s potential public offering.

b. Reverse stock split

On August 25, 2006, the Company filed an amendment to its certificate of incorporation with the Delaware Secretary of State, effecting a one-for-ten reverse stock split. All share and per share data in these financial statements and accompanying notes have been retroactively adjusted to reflect this reverse stock split.

c. Options and warrants

Make-whole warrants

On August 29, 2006, the Company issued warrants to certain existing investors to purchase 304,366 additional shares of the Company’s common stock. The Company took this action to make-whole these early investors in the Company for the loss in value represented by the anticipated potential public offering price of $5.00 per share. The warrants had an aggregate fair value of $1,323,992 and an exercise price of $1.00 per share. These warrants vest upon the close of the potential public offering, and have an exercise period of three years.

Option issuances

Subsequent to June 30, 2006, the Company issued options to purchase 50,000 shares of its common stock exercisable at $5.00 per share to the Company’s Chief Financial Officer. The options have an exercise period of five years and were valued at $188,000. Half of these options vested on issuance and half will vest on December 31, 2006.

Subsequent to June 30, 2006, the Company issued options to purchase 50,000 shares of its common stock exercisable at $5.00 per share to the Company’s Controller. The options have an exercise period of five years and were valued at $188,000. Half of these options will vest after a period of six months, and half will vest twelve months from the date of grant.

Subsequent to June 30, 2006, the Company issued options to purchase 670,000 shares of its common stock exercisable at $5.00 per share to several employees, directors and consultants of the Company. The options have an exercise period of five years and were valued at $2,519,200. Of these options, 555,000 vested on issuance and 115,000 will vest on the anniversary date.

Subsequent to June 30, 2006, the Company modified options to purchase 346,500 shares of its common stock, reducing their exercise price from $10.00 to $5.00 per share, which had been previously issued to several employees, directors and consultants of the Company. The options have a remaining exercise period of from one to seven years and the modification was valued at $295,925. All of these options had previously vested.

Subsequent to June 30, 2006, the Company issued an option to purchase 20,000 shares of its common stock exercisable at $5.00 per share to a new advisory board member. The options have an exercise period of five years, were valued at $75,200, and will be expensed over the two-year term of the advisory service period.

d. Borrowings

Subsequent to June 30, 2006, the Company borrowed $300,000 from an investor in the Company. The borrowing carries an interest rate of 15%, a maturity of one year, and is prepayable at any time at the option of the borrower and by agreement in the event of a public offering at 110% of the amount borrowed. The $300,000 borrowing also carries the personal guarantees of the co-chairmen.

Also subesquent to June 30, 2006, the Company received advances of $360,000 in aggregate from several board members and officers, and their family members, to meet its short-term working capital requirements, which amounts are expected to be repaid following the close of the Company's potential public offering. The borrowings carry an interest rate of 18%, maturities ranging two months to one year, and are prepayable at any time at the option of the borrower and by agreement in the event of a public offering at 110% to 115% of the amount borrowed.

The money from these borrowings is being used to fund the Company’s operating expenses.

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the Board of Directors
of Debt Resolve, Inc.

We have audited the accompanying balance sheets of Debt Resolve, Inc (a development stage company) (the “Company”) as of December 31, 2005 and 2004, and the related statements of operations, stockholders’ equity (deficiency), and cash flows for the years then ended and for the period from January 1, 2003 to December 31, 2005 (for which the statements of operations and cash flows are not presented separately herein). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of the Company for the period from April 21, 1997 (inception) to December 31, 2002 were audited by other auditors whose report, dated March 17, 2003, expressed an unqualified opinion on those statements and included an explanatory paragraph regarding the Company’s ability to continue as a going concern. The statements for the period from April 21, 1997 (inception) to December 31, 2002 reflect a deficit accumulated during the development stage of $5,742. The other auditors’ report has been furnished to us, and our opinion, insofar as it related to the amounts included for such prior periods, is based solely on the report of such other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Debt Resolve, Inc. as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004 and for the period from April 21, 1997 (inception) to December 31, 2005 in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has no significant revenues and has incurred significant losses since inception, which raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum & Kliegman LLP

New York, New York

February 21, 2006, except for Note 18b, as to which the date is March 27, 2006, Note 18c, as to which the date is April 27, 2006, Note 18d, as to which the date is August 16, 2006, and Note 18e, as to which the date is August 25, 2006.

DEBT RESOLVE, INC.
(A Development Stage Company)
Balance Sheets

	December 31,
	2005	2004
ASSETS
Current assets:
Cash	$23,576	$34,747
Accounts receivable	6,966	1,219
Prepaid expenses and other current assets	87,005	30,951

Total current assets	117,547	66,917

Fixed assets, net	151,981	62,500

Other assets:
Deferred offering costs	--	43,540
Deferred financing costs	180,549	--
Deposits and other assets	93,605	19,399
Total other assets	274,154	62,939
Total assets	$543,682	$192,356

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

Current liabilities:
Accounts payable	$620,655	$80,021
Accrued compensation expenses	--	95,667
Accrued expenses	119,234	69,138
Loans payable to stockholders	350,000	10,000
Convertible notes, net of deferred discount of $1,078,953	1,676,475	--
Total liabilities	2,766,364	254,826

Commitments and contingencies

Stockholders’ deficiency:
Preferred stock, 10,000,000 shares authorized, $.001 par value, none issued and outstanding	--	--
Common stock, 100,000,000 shares authorized, $0.001 par value, 2,970,390 and 2,947,900 shares issued and outstanding, respectively (see Notes 18d and 18e)	2,971	2,949
Additional paid-in capital	8,946,846	5,841,398
Deferred compensation	(188,150)	(326,010)
Deficit accumulated during the development stage	(10,984,349)	(5,580,807)

Total stockholders’ deficiency	(2,222,682)	(62,470)

Total liabilities and stockholders’ deficiency	$543,682	$192,356

The accompanying notes are an integral part of these financial statements.

DEBT RESOLVE, INC.
(A Development Stage Company)
Statements of Operations

	Years ended December 31,		Cumulative from inception (April 21, 1997) to December 31,
	2005	2004	2005

Revenues	$23,599	$2,787	$26,386

Costs and expenses:
Payroll and related expenses	1,516,467	906,437	3,165,749
General and administrative expenses (1)	1,798,099	1,686,158	4,590,033
Waived royalty fees - related parties	--	--	600,000
Research and development expenses	--	46,022	499,323
Depreciation expenses	39,094	38,013	90,972

Total expenses	3,353,660	2,676,630	8,946,077

Loss from operations	(3,330,061)	(2,673,843)	(8,919,691)

Other income and expense:
Terminated offering costs	(736,037)	--	(736,037)
Net interest(expense) income	(112,777)	4,845	(103,954)
Amortization of the beneficial conversion feature and deferred debt discount	(1,227,167)	--	(1,227,167)
Other income	2,500	--	2,500
Total other (expense) income	(2,073,481)	4,845	(2,064,658)

Net loss	$(5,403,542)	$(2,668,998)	$ (10,984,349)

Per share data:
Basic and diluted net loss per common share	$(1.82)	$(0.92)

Basic and diluted weighted average number of common shares outstanding	2,966,590	2,913,375

(1) Includes stock based compensation of $634,244 and $869,190 for the years ended 2005 and 2004, respectively, and $1,973,598 since inception.

The accompanying notes are an integral part of these financial statements.

DEBT RESOLVE, INC.
(A Development Stage Company)
Statements of Stockholders’ Equity (Deficiency)
From Inception (April 21, 1997) to December 31, 2005

	Preferred Stock		Common Stock
	Number of Shares	Amount	Number of Shares	Amount	Deferred compensation	Additional Paid in Capital	Deficit Accumulated During the Development Stage	Total

INCEPTION, APRIL 21, 1997	--	$--	--	$--		$--	$--	$--
Issuance of common stock	--	--	50,000	50		450	--	500
Net loss	--	--	--	--		--	(330)	(330)
Balance at December 31, 1997	--	--	50,000	50		450	(330)	170
Capital contribution		--	--	--		20	--	20
Net loss	--	--	--	--		--	(190)	(190)
Balance at December 31, 1998	--	--	50,000	50		470	(520)	--
Capital contribution		--	--	--		209	--	209
Net loss	--	--	--	--		--	(209)	(209)
Balance at December 31, 1999	--	--	50,000	50		679	(729)	--
Capital contribution		--	--	--		1,387	--	1,387
Net loss	--	--	--	--		--	(1,387)	(1,387)
Balance at December 31, 2000	--	--	50,000	50		2,066	(2,116)	--
Capital contribution		--	--	--		1,225	--	1,225
Net loss	--	--	--	--		--	(1,225)	(1,225)
Balance at December 31, 2001	--	--	50,000	50		3,291	(3,341)	--
Capital contribution	--	--	--	--		2,401	--	2,401
Net loss	--	--	--	--		--	(2,401)	(2,401)
Balance at December 31, 2002	--	--	50,000	50		5,692	(5,742)	--
Sales of Common stock to principal stockholders, January 2003 ($0.01 per share)	--	--	2,250,000	2,250		20,250	--	22,500
Sales of Common stock January, 2003 ($0.01 per share)	--	--	360,000	360		3,240	--	3,600
Common stock issued to pay consulting fees, April 2003 ($2.00 per share)	--	--	13,500	14		26,986	--	27,000
Common stock issued to pay compensation, May 2003 ($2.00 per share)	--	--	14,500	15		28,985	--	29,000
Conversion of loan into Common stock, April 2003 ($2.00 per share)	--	--	50,000	50		99,950	--	100,000
Conversion of loan into Common stock, July 2003 ($2.00 per share)	--	--	5,000	5		9,995	--	10,000
Rescinded Common stock issued to pay compensation, July 2003 ($2.00 per share)	--	--	(14,500)	(15)		(28,985)	--	(29,000)
Rescinded conversion of loan into Common stock, July 2003 ($2.00 per share)	--	--	(5,000)	(5)		(9,995)	--	(10,000)
Capital contributed from the waiver of accrued compensation and consulting fees	--	--	--	--		853,567	--	853,567
Capital contributed from the waiver of royalty fee	--	--	--	--		600,000	--	600,000
Capital contributed from the grant of stock options to pay for consulting services	--	--	--	--	(577,709)	577,709	--	--
Amortization of deferred compensation					443,164			443,164
Sales of Common stock in private placement, June 2003 - December 2003 ($10.00 per share)	--	--	178,500	179	--	1,784,821	--	1,785,000

	Preferred Stock		Common Stock
	Number of Shares	Amount	Number of Shares	Amount	Deferred compensation	Additional Paid in Capital	Deficit Accumulated During the Development Stage	Total

Offering costs of private placement	--	--	--	--	--	(53,926)	--	(53,926)
Net loss	--	--	--	--	--	--	(2,906,067)	(2,906,067)
Balance at December 31, 2003	--	$--	2,902,000	$2,903	(134,545)	$3,918,289	$(2,911,809)	$874,838

Common stock issued to pay consulting fees, March 2004 ($10.00 per share)	--	--	900	1	--	8,999	--	9,000
Sales of common stock in private placement, June - December 2004 ($10.00 per share)	--	--	45,000	45	--	449,955	--	450,000
Capital contributed from imputed compensation	--	--	--	--	--	412,500	--	412,500
Capital contributed from the grant of stock options to pay for consulting services	--	--	--	--	(1,051,655)	1,051,655	--	--
Amortization of deferred compensation					860,190			860,190
Net loss	--	--	--	--		--	(2,668,998)	(2,668,998)
Balance at December 31, 2004			2,947,900	$2,949	(326,010)	$5,841,398	$(5,580,807)	$(62,470)
Capital contributed from stock issued to pay compensation					--	84,000		84,000
Sales of common stock in private placement, January-March 2005 ($10.00 per share)	--	--	22,490	22	--	224,878	--	224,900
Reimbursement of offering costs of private placement						25,000		25,000
Offering costs of private placement	--	--			--	(44,206)	--	(44,206)
Capital contributed from imputed compensation	--	--		--	--	112,500	--	112,500
Capital contributed from deferred debt discount					--	2,097,478		2,097,478
Capital contributed from grant of warrants for bridge financings					--	109,414		109,414
Capital contributed from the grant of stock options to pay for consulting services	--	--		--	(496,384)	496,384	--	--
Amortization of deferred compensation					634,244			634,244
Net loss	--	--		--	--	--	(5,403,542)	(5,403,542)

Balance at December 31, 2005	--	$--	2,970,390	$2,971	$(188,150)	$8,946,846	$(10,984,349)	$(2,222,682)

The accompanying notes are an integral part of these financial statements.

DEBT RESOLVE, INC.
(A Development Stage Company)
Statements of Cash Flows

	Years ended December 31,		Cumulative from inception (April 21, 1997 to December 31, 2005)
	2005	2004
Cash flows from operating activities:
Net loss	$(5,403,542)	$(2,668,998)	$(10,984,349)
Adjustments to reconcile net loss to net cash used by operating activities:
Non cash stock-based compensation	634,244	869,190	1,973,598
Waived and imputed compensation, royalty and consulting fees	112,500	412,500	1,983,809
Amortization of debt discount	1,078,953	--	1,078,953
Amortization of debt financing costs	148,215	--	148,215
Terminated offering costs	736,037	--	736,037
Depreciation	39,094	38,012	90,972
Loss on disposal of fixed assets	14,954	--	14,954
Changes in operating assets and liabilities:
Accounts receivable	(5,747)	(1,219)	(6,966)
Other current assets	(12,514)	(4,483)	(43,465)
Deposits and other assets	(74,206)	(13,805)	(93,605)
Accounts payable	540,634	(15,622)	620,654
Accrued expenses	38,429	(17,504)	203,234
Net cash used in operating activities	(2,152,949)	(1,401,929)	(4,277,959)
Cash flows from investing activities:
Purchases of fixed assets	(143,529)	(9,995)	(257,906)
Cash flows from financing activities:
Proceeds from issuance of convertible notes	2,695,000		2,695,000
Issuance of common stock	224,900	450,000	2,432,574
Proceeds from stockholders’ loans	400,000	--	510,000
Repayment of stockholders’ loans	(60,000)	--	(60,000)
Stock offering costs	(780,243)	(43,540)	(823,783)
Reimbursement of stock offering costs	25,000	--	25,000
Deferred financing costs	(219,350)	--	(219,350)
Net cash provided by financing activities	2,285,307	406,460	4,559,441
Net increase (decrease) in cash	(11,171)	(1,005,463)	23,576
Cash at beginning of period	34,747	1,040,210	--
Cash at end of period	$23,576	$34,747	$23,576

Non cash investing and financing activities:
Conversion of stockholder’s loan to common stock	$--	$--	$100,000

Issuance of common stock for accrued compensation	$84,000	$--	$84,000
Issuance of warrants for deferred financing fees	$109,414	$--	$109,414
Capital contribution from waived royalty fees	$--	$--	$600,000
Capital contribution from waived and imputed compensation and consulting fees	$112,500	$412,500	$1,383,809

The accompanying notes are an integral part of these financial statements.

DEBT RESOLVE, INC.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2005

NOTE 1. ORGANIZATION AND DEVELOPMENT STAGE ACTIVITIES:

Description of business

Debt Resolve, Inc. (“Debt Resolve” or the “Company”), is a Delaware corporation formed on April 21, 1997. The Company provides banks, lenders, credit card issuers, third party collection agencies and purchasers of charged-off debt an Internet-based online system (“the DebtResolve system”) for the collection of past due consumer debt. The Company offers its service as an Application Service Provider (“ASP”) model, enabling clients to introduce this collection option with no modifications to their existing collections computer systems. Its products capitalize on using the Internet as a tool for communication, resolution, settlement and payment of delinquent debts. The DebtResolve system features, at its core, a patented online bidding system.

Organization

Until February 24, 2003, the Company, formerly named Lombardia Acquisition Corp., was inactive and had no significant assets, liabilities or operations. On February 24, 2003, James D. Burchetta, Charles S. Brofman, and Michael S. Harris (collectively, the “Principal Stockholders”) purchased 2,250,000 newly-issued shares of the Company’s common stock, representing 84.6% of the then outstanding shares, pursuant to a Stock Purchase Agreement effective January 13, 2003 between the Company and each of the Principal Stockholders. The Company received an aggregate cash payment of $22,500 in consideration for the sale of such shares to the Principal Stockholders. The Board of Directors was then reconstituted. On May 7, 2003, following approvals by the Board of Directors and holders of a majority of the Company’s common stock, the Company’s Certificate of Incorporation was amended to change the Company’s corporate name to Debt Resolve, Inc. and increase the number of the Company’s authorized shares of common stock from 20,000,000 to 50,000,000 shares.

Development stage activities

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 7, Accounting and Reporting by Development Stage Enterprises, the Company is considered to be in the development stage since it is devoting substantially all of its efforts to establishing a new business and its planned principal operations have not produced any significant revenues. Since February 24, 2003, the Company has devoted substantially all of its efforts to planning and budgeting, research and development activities, and raising capital. In January 2004, the Company substantially completed the development of an online system for the settlement of credit card and other consumer debt and began marketing its product to banks and other creditors. In February 2004, the Company implemented its online system, on a test basis, with a collection agency. In July 2004, the Company implemented its online system with a second client and began generating revenue based on a percentage of the amount of debt collected by this client. By the end of 2005, the Company had nine clients under contract, five of which were operational, however the Company has not earned, nor did it expect to generate, significant revenues from these clients during the initial start-up periods.

NOTE 2. GOING CONCERN AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Going concern and management plans

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. As of December 31, 2005, the Company had incurred an accumulated deficit of $10,984,349. The Company has still not recorded any significant revenue, and its working capital is not sufficient to fund its plan of operations beyond the end of April 2006.

During the year ended December 31, 2005, the Company entered into a non-binding letter of intent with an investment banking firm to explore the possibility of raising additional capital in the public equity markets. In separate financing transactions in April and June/September of 2005, the Company received proceeds from the issuance of 7% convertible promissory notes in the total aggregate principal amount of $2,695,000. (See Note 5). The notes from the April 2005 financing transaction will mature on April 21, 2006. The Company intends to request that existing bridge note holders extend their notes.

On September 30, 2005, the Company filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission (“SEC”). The Company withdrew that registration statement on February 10, 2006. During November and December of 2005, the Company borrowed $400,000 from stockholders. Subsequent to December 31, 2005, the Company raised $525,000 through the issuance of short term notes with an interest rate of 2-1/2% per month, and with maturities from April 30, 2006 to May 17, 2006. On January 20, 2006, the Company entered into an agreement with an investment banking firm, Capital Growth Financial, LLC (“CGF”), whereby CGF agreed to serve as placement agent for a private financing consisting of the issuance of the Company’s senior convertible promissory notes. As of March 27, 2006, the Company had raised $300,000 under this offering (See Note 18b). These notes are convertible at any time at the option of the holder into shares of common stock at a price of $3.33 per share.  If the Company raises the maximum $3,500,000 contemplated by this private financing (not including the $1,000,000 over allotment option), an aggregate of approximately 105,000 shares of common stock will be issuable, upon the consummation of a potential public offering, at a conversion ratio equal to 66.67% of an assumed initial public offering price of $5.00 per share. Maxim Group LLC is acting as the co-placement agent in this private financing. However, there is no assurance that the Company will be able to raise sufficient additional capital as needed to execute its business plan. The Company still has not recorded any significant revenue, and its working capital is not sufficient to fund its plan of operations beyond the end of April 2006. The aforementioned factors raise substantial doubt about the Company’s ability to continue as a going concern.

On March 10, 2006, the Company entered into a non-binding letter of intent with a privately held collection agency to explore the possibility purchasing this company (See Note 18c). The Company has not entered into any definitive agreements to purchase this collection agency as a result of this letter of intent, but is exploring the possibility of doing so.

Prior period adjustments/restatement

Effective August 16, 2005, the Company corrected two errors, (1) relating to stock based compensation expense for options granted to consultants and advisory board members for which the Company did not record a compensation charge during fiscal 2003 and 2004 and the three months ended March 31, 2005, and (2) relating to reimbursement for deferred offering costs which had been improperly credited against general and administrative expenses rather than additional paid in capital.  In addition, the Company made a number of reclassifications within the various statements. The Company subsequently corrected the methodology it used to calculate the value of non-employee options to include a volatility figure derived from an index of comparable companies in accordance with SFAS No. 123. Amounts reflected herein for the year ended December 31, 2004 represent the restated financial information included in the Form 10-KSB/A No. 2 which was filed with the SEC on March 30, 2006.

Cash and cash equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. From time to time, the Company has balances in excess of the federally insured limit.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. These estimates and assumptions are based on management’s judgment and available information and, consequently, actual results could be different from these estimates.

Revenue recognition

The Company earned revenue during 2005 and 2004 from several collection agencies and lenders that implemented the Company’s online system. The Company’s preliminary contracts provide for revenue based on a percentage of the amount of debt collected from accounts submitted on the DebtResolve system. Although other revenue models have been proposed, most revenue earned to date has been determined using this method, and such revenue is recognized when the settlement amount of debt is collected by the client. For the early adopters of the Company’s product, the Company waived set-up fees and other transactional fees that the Company anticipates charging in the future. While the percent of debt collected will continue to be a revenue recognition method going forward, other payment models are also being offered to clients and may possibly become the Company’s preferred revenue model. Dependent on the structure of future contracts, revenue may be derived from a combination of set up fees or monthly licensing fees with transaction fees upon debt settlement.

Imputed salary expense

Under the terms of employment agreements the Company has had with its Co-Chairman and Chief Executive Officer and with its Executive Vice President, General Counsel and Secretary during the year ended December 31, 2004 and a portion of the year ended December 31, 2005, the Company did not pay these officers a salary, due to certain conditions as specified in the agreements. The Company recorded compensation expense and a capital contribution in an amount equal to the salary that would have been paid during those periods, representing an imputed compensation expense for the minimum base salary amounts under the agreement with them, as if the Company had met the condition for paying their salaries. (See Note 10).

Research and development expenses

Research and development expenses consist primarily of payroll and related expenses and consulting fees incurred in connection with employees and consultants involved in the development of the Company’s online software product. The Company follows the guidelines of Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, and Statement of Financial Accounting Standards No. 2, Accounting for Research and Development Costs. Since the Company intended and has begun to market its online product, these costs have been charged to expense as incurred and classified as research and development expenses. In January 2004, the Company substantially completed the development of and began marketing its online product. Commencing February 2004, costs incurred in connection with the operation, maintenance, modification, and customization of the Company’s product have been charged to expense as incurred, but are not classified as research and development expenses.

Fixed assets

Fixed assets are stated at cost, less accumulated depreciation. Depreciation is provided over the estimated useful life of each class of assets using the straight-line method. Expenditures for maintenance and repairs are charged to expense as incurred. Additions and betterments that substantially extend the useful life of the asset are capitalized. Upon the sale, retirement, or other disposition of property and equipment, the cost and related accumulated depreciation are removed from the balance sheet, and any gain or loss on the transaction is included in the statement of operations.

Income taxes

In accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, the Company uses an asset and liability approach for financial accounting and reporting for income taxes. The basic principles of accounting for income taxes are: (a) a current tax liability or asset is recognized for the estimated taxes payable or refundable on tax returns for the current year; (b) a deferred tax liability or asset is recognized for the estimated future tax effects attributable to temporary differences and carryforwards; (c) the measurement of current and deferred tax liabilities and assets is based on provisions of the enacted tax law and the effects of future changes in tax laws or rates are not anticipated; and (d) the measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

Stock-based compensation

Stock options issued under stock-based compensation plans are accounted for under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and Related Interpretations. No stock-based employee compensation cost is reflected in the net loss, as all options granted under these plans had an exercise price equal to the market value of the underlying common stock, as determined by the Board of Directors, on the date of grant. Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure - an Amendment of FASB Statement No. 123, requires the disclosure of the effect on net loss and loss per share had the Company applied the minimum value recognition provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation,” to stock-based employee compensation. The minimum value of each option granted to employees is estimated as of the grant date using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%, expected volatility of 0%, risk-free interest rates for individual options ranging from 1.66% to 4.12%, and an expected life of each option, ranging from three to ten years. Since there is no public market for the Company’s stock, the Company does not consider volatility in estimating the value of each employee stock option; the Company follows the minimum value method. The estimated minimum value of the options granted is amortized on a pro-forma basis over the option vesting periods.

The Company accounts for stock-based compensation issued to non-employees using the fair value method. (See Note 7.)

During 2004, the Company granted employee options to purchase 114,000 shares of its common stock. During 2005 the Company did not grant any employee options to purchase shares of its common stock. As of December 31, 2005, the weighted average exercise price and the weighted average expected life of the stock options granted to employees were $6.29 and 6.00 years, respectively.

The following table illustrates the pro forma effects on net loss and net loss per common share for the years ended December 31, 2005 and 2004 as if the Company had applied the minimum value recognition provisions of FASB Statement No. 123 to stock-based compensation issued to employees.

	Year ended December 31,		Cumulative from inception (April 21, 1997) to December 31,
	2005	2004	2005
Net loss - as reported	$(5,403,542)	$(2,668,998)	$(10,984,349)
Deduct: Stock based employee compensation expense determined under minimum-value based methods for all awards	1,842	231,378	589,220
Net loss - pro forma	$(5,405,384)	$(2,900,376)	$(11,573,569)
Basic and diluted net loss per common share - as reported	$(1.82)	$(0.92)
Basic and diluted net loss per common share - pro forma	$(1.82)	$(1.00)
Basic and diluted weighted average number of common shares outstanding	2,966,590	2,913,375

Net loss per share of common stock

Basic net loss per share excludes dilution for potentially dilutive securities and is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per share reflects the potential dilution that could occur if securities or other instruments to issue common stock were exercised or converted into common stock. Potentially dilutive securities realizable from the exercise of options, warrants and convertible debentures of 853,333, 450,659 and 634,118, respectively, at December 31, 2005 and options of 703,333 at December 31, 2004, respectively, are excluded from the computation of diluted net loss per share as their inclusion would be antidilutive. The potentially dilutive securities noted above exclude options to be issued under the amended and restated licensing agreement (see Note 9a) and options relating to the anti dilution provision (see Note 4).

NOTE 3.  FIXED ASSETS:

Fixed assets consist of the following:

		December 31,	December 31,
	Useful life	2005	2004
Computer equipment	3 years	$87,562	$70,971
Computer software	3 years	1,919	1,919
Telecommunications equipment	5 years	2,685	--
Office equipment	3 years	2,193	2,192
Furniture and fixtures	5 years	103,172	24,250
Leasehold improvements	Lease term	21,080	15,046
		218,611	114,378
Less: accumulated depreciation		(66,630)	(51,878)
		$151,981	$62,500

Concurrent with the Company’s move to new premises on July 29, 2005, certain assets were taken out of service and the original cost and related accumulated depreciation were removed from the balance sheet. Removing the original cost of $39,296 and the related accumulated depreciation of $24,342 resulted in a net loss on disposal of fixed assets of $14,954 for the year ended December 31, 2005.

Depreciation expense totaled $39,094 and $38,013 for the years ended December 31, 2005 and 2004, respectively, and $90,972 since inception.

NOTE 4. LETTER OF INTENT AND REGISTRATION STATEMENT ON FORM SB-2:

On March 4, 2005, the Company entered into a non-binding letter of intent with an investment banking firm to explore the possibility of raising additional capital in the public equity markets. On January 20, 2006, the Company entered into an agreement with a second investment banking firm to be placement agent for a private debt financing. Subsequent to that date, this second firm has also indicated its intention to be co-underwriter for a potential public offering. The Company has not entered into any definitive agreements to raise capital in the public equity markets as a result of these agreements, but is exploring the possibility of doing so. On September 30, 2005, the Company filed a Registration Statement on Form SB-2 and on December 9, 2005 filed Amendment No. 1 to Registration Statement on Form SB-2/A with the Securities and Exchange Commission. On February 10, 2006, the Company withdrew the Registration Statement on Form SB-2. Management of the Company has indicated that it intends to refile a revised registration statement at a future date that has not yet been determined. However, there can be no assurance that the Company will be able to raise additional capital in the public equity markets. Also in connection with this potential public offering, in the event of a decrease in stockholder value resulting from a lower per share offering price at the time of a public offering of the Company’s common stock, the Company intends to issue to investors who had participated in its private placement of stock at $10.00 per share in 2003 and 2004, warrants to purchase common stock in a quantity sufficient to restore some portion of their pre-offering value, and has entered into a non-binding agreement with an investor to that effect. Management of the Company has indicated that it intends to issue stock options to purchase common stock to certain employees and consultants of the Company in a quantity sufficient to restore some portion of their pre-offering value. These “make-whole” warrants and stock options are anticipated to be exercisable from three to five years at the same price as the per share offering price at the time of a public offering. Because the registration statement was withdrawn, $736,037 in previously recorded deferred offering costs were expensed during the year ended December 31, 2005.

NOTE 5. CONVERTIBLE NOTES:

On April 21, 2005, in a private financing that involved the issuance of 7% senior convertible promissory notes due one year from the date of issuance, the Company received proceeds of $800,000, initially convertible into 188,235 shares of common stock. As part of the private financing, the Company issued to the investors warrants to purchase 94,120 warrants to purchase common stock, exercisable for a period of three years at $4.25 per share.

On June 28, 2005, the Company received proceeds from an additional private financing of 7% senior convertible promissory notes in the aggregate principal amount of $1,250,000, due one year from the date of issuance, convertible into 294,118 shares of common stock. As part of the private financing, the Company issued to the investors warrants to purchase 147,064 shares of common stock, exercisable for a period of five years at $4.25 per share. The terms of the notes and warrants issued in the June 2005 private financing were substantially identical to those issued in the April 2005 private financing, except with respect to the conversion provision for the notes and the exercise period of the warrants. The conversion provision on the April financing is 100% upon a potential IPO; while 50% of the notes issued in connection with the June and September financing is convertible into stock of the Company upon a potential IPO and 50% will be paid in cash. Under the April, June and September financings, the principal amount and accrued interest are convertible into shares of common stock at any time at the option of the holder. The warrants issued in connection with the April financing have an exercise period of three years; while the warrants issued in connection with the June and September financings have an exercise period of five years.

On September 6, 2005, the Company received proceeds from an additional private financing of 7% senior convertible promissory notes in the aggregate principal amount of $645,000, due one year from the date of issuance, initially convertible into 151,765 shares of common stock. As part of this private financing, the Company issued to the investors warrants to purchase 75,883 shares of common stock exercisable for a period of five years at $4.25 per share. The terms of the notes and warrants issued in the September 2005 private financing were identical to those issued in the June 2005 private financing.

The principal amount and accrued interest under the April and the June/September notes are convertible into shares of common stock at any time at the option of the holder, and automatically, in the case of a public offering of the Company’s common stock, in which case (i) for the April 2005 notes, all of the outstanding principal amount and accrued interest under the notes will be converted into shares of common stock, and (ii) for the June and September 2005 notes, 50% of the outstanding principal amount and accrued interest under the notes will be converted into shares of common stock, and the remaining 50% of the outstanding principal amount and accrued interest under the notes will be repaid to the holders from the proceeds of such public offering. The notes from the April 2005 financing transaction will mature on April 21, 2006. The Company intends to request that existing bridge note holders extend their notes.

In accordance with Emerging Issues Task Force (“EITF”) 98-5 and EITF 00-27, the convertible notes are considered to have an embedded beneficial conversion feature because the conversion price is less than the fair market value at the issuance date and the contingent conversion price is expected to be less than the initial public offering price. The principal amount and accrued interest under the April and the June/September notes are convertible into shares of common stock at any time at the option of the holder, and automatically, in the case of a public offering of the Company’s common stock, in which case (i) for the April 2005 notes, all of the outstanding principal amount and accrued interest under the notes will be converted into shares of common stock, and (ii) for the June and September 2005 notes, 50% of the outstanding principal amount and accrued interest under the notes will be converted into shares of common stock, and the remaining 50% of the outstanding principal amount and accrued interest under the notes will be repaid to the holders from the proceeds of such public offering. The Company has recorded a beneficial conversion feature and a deferred debt discount in connection with the value of the notes and related investor warrants of $2,097,478, using the fair value method. This amount is being amortized over the life of the notes. Amortization of the beneficial conversion feature and deferred debt discount totaled $1,078,953 for the year ended December 31, 2005. The Company shall use its best efforts to register the underlying common stock and warrants in conjunction with a potential future IPO. In accordance with EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in, a Company’s Own Stock,” there are no factors that would prohibit equity classification relating to the embedded conversion option or the warrants.

Maxim Group LLC acted as the placement agent in the June/September 2005 private financing and received placement fees of $142,800 and non-accountable expenses of $53,550. In addition, Maxim Group received warrants to purchase 33,600 shares of common stock, valued at $109,414 using the fair value method, exercisable for a period of three years at $4.25 per share. Total cash fees associated with this offering were $219,350, including the above-mentioned fees paid to Maxim Group LLC and also including other fees of $23,000, paid to underwriters’ attorneys and a stock transfer agent. The total of fees and the value of the warrants have been recorded as deferred financing costs and will be amortized over the life of the notes. Amortization of deferred financing costs totaled $148,215 for the year ended December 31, 2005.

NOTE 6. STOCKHOLDERS’ EQUITY:

In March 2004, the Company issued 900 shares of its common stock to two consultants valued at $9,000 for services provided to the Company in connection with the preparation of a private placement memorandum.

During 2004, the Company issued an aggregate of 45,000 shares of its common stock in a series of private placement closings at a price of $10.00 per share.

During the year ended December 31, 2004, under the terms of their amended employment agreements, no salary payments were made to Messrs. Burchetta, Harris and Silberstein (see Note 10). The Company recorded compensation expense and a capital contribution totaling $412,500 during 2004, representing an imputed compensation expense for the minimum base salary amounts under the agreements with Messrs. Burchetta, Harris and Silberstein, as if the Company had met the condition for paying their salaries.

During the year ended December 31, 2005, the Company issued 22,490 shares of common stock through a private placement for a total of $224,900 and incurred expenses of the private placement of $44,206. During the year ended December 31, 2005, the Company issued warrants to purchase 100,000 shares of common stock to an investor in this private placement, exercisable at $4.25 per share, valued at $744,245. These warrants are exercisable for three years from the date of grant and vested upon issuance.

During the year ended December 31, 2005, two stockholders reimbursed the Company for $25,000 of deferred offering costs. Such amount has been credited to additional paid-in capital.

During the year ended December 31, 2005, the Company recorded imputed compensation expense of $112,500 related to salaries for its Co-Chairman and Chief Executive Officer and its Executive Vice President, General Counsel and Secretary as if the Company had met the terms for the payment of their salaries as stipulated in their employment agreements, and recorded the waived salary as a contribution to paid-in capital. (See Note 10).

During the year ended December 31, 2005, the Company granted, effective as of the date the Company completes a potential public stock offering that is declared effective, its Senior Vice President and Chief Technology Officer and its Chief Financial Officer, Treasurer and Secretary options to purchase 230,000 and 100,000 shares, respectively, of Company common stock. These stock options will be exercisable at $5.00 per share, will have a term of five years from their date of grant and will vest immediately upon a potential public stock offering. In the event that the potential public stock offering does not take place by October 31, 2006, the options terminate and become null and void.

NOTE 7. STOCK OPTIONS:

During 2004, the Company granted non-employee options to purchase 50,000 shares of common stock valued at $307,410 using the fair value method, to two members of its Board of Advisors, exercisable at $10.00 per share. During 2004, the Company also granted non-employee options to purchase 100,000 shares of its common stock to a consultant in order to settle a dispute regarding unpaid consulting fees and expenses and in exchange for the consultant’s agreement to continue to seek additional investors for the Company. These options are fully vested as of the grant date, November 9, 2004, are exercisable at $10.00 per share and expire on November 9, 2009. The fair value of these options was estimated to be $744,245 as of the grant date using the Black-Scholes option pricing model. The Company recorded a capital contribution of $744,245, relieved $83,653 from accounts payable and accrued expenses related to this consultant and charged $660,592 to general and administrative expenses. The Company also granted employee options to purchase 114,000 shares of its common stock during the year ended December 31, 2004. The value of these options, calculated using the minimum value method, was $105,220. As of December 31, 2004, there were options to purchase 703,333 shares outstanding, of which 678,333 had vested. As of December 31, 2004, the weighted average exercise price and the weighted average expected life of the options granted were $7.36 and 5.96 years.

On March 17, 2005, the Company issued options to purchase 60,000 shares of common stock, exercisable at $10.00 per share, to a board member as consideration for consulting services, valued at $372,889 using the fair value method. These options are exercisable for three years from the date of grant and vested upon issuance.

On April 6, 2005, the Company granted non-employee options to purchase 20,000 shares of common stock, exercisable at $10.00 per share, to a consultant as consideration for services as an advisory board member valued at $123,495 using the fair value method. These options are exercisable for three years from the date of grant, vested upon issuance and are being expensed over the service periods related to the award.

On June 30, 2005, the Company resolved an outstanding debt owed to a former employee. Danilo Cacciamatta, the Company’s former Chief Financial Officer, accepted payments of options to purchase 70,000 shares of common stock, exercisable at $4.25 per share, valued at $84,000, as well as cash payments of $38,400, as part of a package resolution of unpaid compensation of $95,677, a $10,000 loan, and approximately $16,000 of interest owed on these balances. These options are exercisable for three years from the date of grant and vested upon issuance.

During the year ended December 31, 2005, the Company recorded an expense of $261,355 representing the amortized amount of the fair value of options issued to advisory board members in 2003 and 2004.

The following table summarizes the Company’s stock option activity:

	Number of Options	Weighted average Exercise price per share
Outstanding at December 31, 2003	439,333	$5.79
Granted	264,000	10.00
Outstanding at December 31, 2004	703,333	$7.37
Granted	150,000	$7.32
Outstanding at December 31, 2005	853,333	$7.36

The following table summarizes information about stock options outstanding at December 31, 2005:

	Stock options outstanding			Stock options exercisable
Exercise Price	Number of shares	Weighted average remaining life	Weighted average exercise price	Number of Shares	Weighted average exercise price
$2.00	43,500	7.27	$2.00	43,500	$2.00
$4.25	70,000	2.50	$4.25	70,000	$4.25
$5.00	300,000	7.44	$5.00	300,000	$5.00
$10.00	439,833	2.42	$10.00	439,833	$10.00
	853,333	4.41	$7.36	853,333	$7.36

NOTE 8. WARRANTS:

During the year ended December 31, 2005, the Company granted warrants to purchase 100,000 shares of common stock, exercisable at $4.25 per share, to an investor in conjunction with a private placement. These warrants are exercisable for three years from the date of grant and vested upon issuance. (See Note 6).

During the year ended December 31, 2005, the Company granted warrants to purchase an aggregate of 350,658 shares of common stock, exercisable at $4.25 per share, to investors and a placement agent in the April, June and September bridge financings. These warrants are exercisable for from three to five years from the date of a potential public stock offering and vested upon issuance. (See Note 5).

The following table summarizes the Company’s warrant activity:

	Number of Warrants	Weighted average Exercise price per Share
Outstanding at December 31, 2004 and 2003	--	$--
Granted	450,659	4.25

Outstanding at December 31, 2005	450,659	$4.25

The following table summarizes information about warrants outstanding at December 31, 2005:

	Warrants outstanding
Exercise Price	Number of shares	Weighted average remaining life	Weighted average exercise price	Exercisable

$4.25	450,659	3.29	$4.25	450,659

	450,659	3.29	$4.25	450,659

NOTE 9. RELATED PARTY TRANSACTIONS:

a) License Agreement

The Company originally entered into a license agreement in February 2003 with Messrs. Burchetta and Brofman for the licensed usage of the intellectual property rights relating to U.S. Patent No. 6,330,551 issued by the U.S. Patent and Trademark Office on December 11, 2001 for “Computerized Dispute and Resolution System and Method” worldwide. In June 2005, subsequent to an interim amendment in February 2004, the Company amended and restated the license agreement in its entirety. The licensed usage is limited to the creation of software and other code enabling an automated system used solely for the settlement and collection of credit card receivables and other consumer debt and specifically excludes the settlement and collection of insurance claims, tax and other municipal fees of all types. The license usage also includes the creation, distribution and sale of software products or solutions for the same purpose as above and with the same exclusions. In lieu of cash royalty fees, Messrs. Burchetta and Brofman have agreed to accept stock options for the Company’s common stock as follows:

On June 27, 2005, the Company granted to each of Messrs. Burchetta and Brofman a stock option for up to such number of shares of common stock such that the stock option, when added to the number of shares of common stock owned by each of Messrs. Burchetta and Brofman, and in combination with any shares owned by any of their respective immediate family members and affiliates, will equal 14.6% of the total number of outstanding shares of common stock on a fully-diluted basis as of the closing of a potential public offering of the Company’s common stock, assuming the exercise of such stock option. The value of these options will be recorded as an expense contingent upon the closing of the potential public offering once the number of options has been determined.

If, and upon, the Company reaching (in combination with any subsidiaries and other sub-licensees) $10,000,000, $15,000,000, and $20,000,000 in gross revenues derived from the licensed usage in any given fiscal year, the Company will grant each of Messrs. Burchetta and Brofman such additional number of stock options as will equal 1%, 1.5%, and 2%, respectively, of the total number of outstanding shares of common stock on a fully-diluted basis at such time.

The stock options granted to Messrs. Burchetta and Brofman pursuant to the license agreement will have an exercise price equal to $5.00 and are exercisable for ten years from the date of grant.

The term of the license agreement extends until the expiration of the last-to-expire patents licensed thereunder and is not terminable by Messrs. Burchetta and Brofman, the licensors. The license agreement also provides that the Company will have the right to control the ability to enforce the patent rights licensed to the Company against infringers and defend against any third-party infringement actions brought with respect to the patent rights licensed to the Company, subject, in the case of pleadings and settlements, to the reasonable consent of Messrs. Burchetta and Brofman.

b) Sublease

On August 1, 2005, the Company entered into a sublease agreement with a company owned by its Co-Chairman and Chief Executive Officer. The President of this company is the son of the Co-Chairman and Chief Executive Officer of the Company. The agreement calls for payments of $500 per month and requires the sublessee to supply its own equipment and utilities such as phone service. The agreement provides that the Company may cancel the sublease at anytime on 30 days notice.

c) Short Term Financings

In order to provide for certain cash requirements, the Company borrowed $400,000 in the fourth quarter of 2005 from three directors and an existing stockholder of our company, at an annual interest rate of 10%. Subsequent to December 31, 2005 the Company borrowed an additional $525,000, at an monthly interest rate of 2-1/2%, from private investors for terms ranging from three to six months.

NOTE 10. EMPLOYMENT AGREEMENTS:

The Co-Chairman and Chief Executive Officer has an employment agreement with the Company, and under the terms of this employment agreement, no salary payments were made to him during the three months ended March 31, 2005. (See Note 6). As of April 1, 2005, pursuant to a decision made by the Board of Directors of the Company, the Company began to pay the Co-Chairman and Chief Executive Officer a salary of $250,000 per year. On June 6, 2005, the Company entered into a revised employment agreement with him. The employment agreement with the Co-Chairman and Chief Executive Officer is effective through July 2008. The agreement provides him with an initial annual compensation of $250,000 and contains provisions for annual increases based on “cost-of-living” changes. Prior to this date, the CEO waived entitlement to his salary. The employment agreement with him contains provisions under which his annual compensation may increase to $600,000 if the Company achieves specified operating milestones and also provides for additional compensation based on the value of a transaction that results in a change of control, as that term is defined in the agreement.

The Company recorded compensation expense and a capital contribution totaling $412,500 in the year ended December 31, 2004, representing an imputed compensation expense for the minimum base salary amounts under agreements with the Co-Chairman and Chief Executive Officer, the Executive Vice President, General Counsel and Secretary and the President and Chief Operating Officer as if the Company had met the condition for paying their salaries. Under the terms of their employment agreements, no cash payments for salary were made to these executives during the year ended December 31, 2004. These employment agreements were also subsequently amended during June 2005.

The Company’s employment agreement with the President and Chief Operating Officer, originally effective through December 31, 2004, was terminated in October 2004 coincident with his resignation. These agreements provided each executive with an initial annual compensation of $240,000 and contain provisions for annual increases based on “cost-of-living” changes. Compensation expense under the agreements with these three executives totaled $412,500 for the year ended December 31, 2004. The three mentioned executives waived the entire amount of their compensation during 2004.

In addition to the agreements above, the Company has an employment agreement with the Senior Vice President and Chief Technology Officer that became effective December 1, 2003 and remained in effect until December 1, 2005. This officer continues to serve under the terms of that contract while a new contract is being negotiated. This employment agreement provided for annual compensation of $200,000 and other considerations. On August 1, 2005, the Company also entered into an employment agreement with the Chief Financial Officer, Treasurer and Secretary. This employment agreement provides for annual compensation of $150,000 and other considerations, and remains in effect until July 31, 2006. On September 28, 2005, the Company granted, effective as of the date the Company completes a potential public offering that is declared effective, these officers options to purchase 230,000 and 100,000 shares, respectively, of Company common stock. (See Note 6).

NOTE 11. OFFICE LEASE:

Prior to July 31, 2005, the Company had leased its office facilities under a non-cancelable operating lease through July 2005. Beginning August 1, 2005, the Company entered into a five year lease which includes annual escalations in rent. Since that date, in accordance with SFAS No. 13, “Accounting for Leases,” the Company accounts for rent expense using the straight line method of accounting, accruing the difference between actual rent due and the straight line amount. At December 31, 2005, accrued rent payable totaled $4,296. Rent expense and utilities for the years ended December 31, 2005 and 2004 was $92,678 and $72,721, respectively. Future aggregate minimum lease payments as of December 31, 2005 over the remaining 55 months of the lease period total $569,377, of which approximately $80,000 has been prepaid as a deposit.

      Future minimum rental payments under the above non-cancelable operating leases are as follows:

For the Year Ending December 31,	Amount
2006	$115,025
2007	120,958
2008	127,301
2009	130,164
2010	75,929
$569,377

NOTE 12. WEB HOSTING COMMITMENT:

On October 31, 2003, the Company entered into a two year web hosting agreement with AT&T Corporation. The agreement became effective in April 2004, when the Company began to service their first customer, and provided for the purchase of certain equipment and start-up charges at the time of the agreement and a combination of monthly variable expenses, dependent on volumes, going forward. Expenses for web hosting services totaled $181,245 and $124,595 for the years ended December 31, 2005 and 2004, respectively, and $320,020 since inception. The agreement expired on April 1, 2006. AT&T continues to provide the Company with service under the terms of this agreement while alternative possible contractual arrangements are discussed. The Company is currently reviewing alternative carriers and expects to enter into a new web hosting agreement with AT&T or another carrier in the near future. Based on current negotiations and volumes, the Company expects to incur expenses of from $12,000 to $18,000 per month.

NOTE 13. INCOME TAXES:

The reconciliation of the statutory U.S. Federal income tax rate to the Company’s effective income tax rate is as follows:

	Year ended December 31,
	2005	2004
Statutory federal income tax rate (benefit)	(34.00)%	(34.00)%
Nondeductible expenses:
Permanent differences	8.49	5.32
Deferred start up costs	(0.62)	(1.21)
Stock based compensation	3.99	10.96
Increase in valuation allowance	22.14	18.93
Effective tax rate	0.00%	0.00%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets for financial reporting purposes and the amount used for income tax purposes. The Company’s deferred tax assets are as follows:

	December 31,
	2005	2004
Deferred tax asset:
Deferred start up costs	$113,239	$152,655
Stock based compensation	775,039	521,342
Net operating loss carryforward	2,170,670	763,413
Deferred tax asset	3,058,948	1,437,410
Less: valuation allowance	(3,058,948)	(1,437,410)
Net deferred tax asset	$--	$--
Increase in valuation allowance	$(1,621,538)	$(854,113)

Due to the uncertainty surrounding the realization of the benefits of deferred start-up costs and net operating loss carryforwards, the Company provided a valuation allowance for the entire amount of the deferred tax asset at December 31, 2005 and 2004. At December 31, 2005, the Company had net operating loss carryforwards of approximately $3,058,948 which expire at various dates through 2025.

NOTE 14. RECENTLY ISSUED AND PROPOSED ACCOUNTING PRONOUNCEMENTS:

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123 - Revised”). SFAS 123 - Revised is a revision of SFAS 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and its related implementation guidance. SFAS 123 - Revised establishes accounting standards for recording any transaction in which an entity exchanges its equity instrument for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. It does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS 123 as originally issued and EITF Issue No. 96-18, “Accounting for Equity Instruments that Are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” SFAS 123 - Revised requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (usually the vesting period). The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available). SFAS 123 - Revised eliminates the alternative to use APB 25’s intrinsic value method of accounting that was provided in SFAS 123 as originally issued. Under APB 25, issuing stock options to employees generally resulted in recognition of no compensation cost. SFAS 123 - Revised requires entities to recognize the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards. SFAS 123 - Revised is effective for public entities that file as small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005.

Currently, the Company accounts for stock options issued under stock-based compensation plans under the recognition and measurement principles of APB 25. No stock-based employee compensation cost is reflected in the net loss, as all options granted under these plans had an exercise price equal to the market value of the underlying common stock, as determined by the board of directors, on the date of grant. SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure - an Amendment of FASB Statement No. 123,” requires the disclosure of the effect on net loss and loss per share had the Company applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation.

The Company will adopt the provisions of SFAS 123 - Revised during the first quarter of 2006. Based on the employee options outstanding as of December 31, 2005, the transitional provisions of SFAS 123 - Revised will not have an effect on the Company’s financial position or results of operation as all the outstanding employee options vested prior to December 31, 2005. Additionally, the Company will utilize prospective transition method for any future issuance of equity instruments issued after the implementation date.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - An Amendment of APB No. 29” (“SFAS 153”). SFAS 153 amends APB No. 29 to eliminate the exception of non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expect to change significantly as a result of the exchange. SFAS 153 and APB No. 29 do not apply to the acquisition of non-monetary assets or services on issuance of the capital stock of an entity. Currently, the Company has not had any exchanges of non-monetary assets within the meaning of SFAS 153 and adoption of SFAS 153 has had no effect on the Company’s financial position or results of operations.

In May 2005, SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes and FASB Statement No. 3” was issued which, among other things, changes the accounting and reporting requirements for a change in accounting principle and provides guidance on error corrections. SFAS No. 154 requires retrospective application to prior period financial statements of a voluntary change in accounting principle unless impracticable to determine the period-specific effects or cumulative effect of the change, and restatement with respect to the reporting of error corrections. SFAS No. 154 applies to all voluntary changes in accounting principles, and to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS No. 154 also requires that a change in method of depreciation or amortization for long-lived, non-financial assets be accounted for as a change in accounting estimate that is effected by a change in accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. At this time, adoption of SFAS No. 154 is not expected to significantly impact the Company’s financial statements or future results of operations.

On September 28, 2005, the FASB ratified the following consensus reached in EITF Issue 05-8, “Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature”:  a)  The issuance of convertible debt with a beneficial conversion feature results in a basis difference in applying SFAS No. 109, “Accounting for Income Taxes.” Recognition of such a feature effectively creates a debt instrument and a separate equity instrument for book purposes, whereas the convertible debt is treated entirely as a debt instrument for income tax purposes.  b)  The resulting basis difference should be deemed a temporary difference because it will result in a taxable amount when the recorded amount of the liability is recovered or settled.  c)  Recognition of deferred taxes for the temporary difference should be reported as an adjustment to additional paid-in capital. This consensus is effective in the first interim or annual reporting period commencing after December 15, 2005, with early application permitted. The effect of applying the consensus should be accounted for retroactively to all debt instruments containing a beneficial conversion feature that are subject to EITF Issue 00-27 , “Application of Issue No. 98-5 to Certain Convertible Debt Instruments” (and thus is applicable to debt instruments converted or extinguished in prior periods but which are still presented in the financial statements).  The adoption of this pronouncement is not expected to have a material impact on the Company’s financial statements.

In September 2005, the EITF reached a consensus on, Issue No.  05-7, “Accounting for Modifications to Conversion Options Embedded in Debt Securities and Related Issues,” beginning in the first interim or annual reporting period beginning after December 15, 2005.  Early application of this guidance is permitted in periods for which financial statements have not yet been issued. The disclosures required by Statement 154 should be made excluding those disclosures that require the effects of retroactive application. EITF No. 05-7 is not expected to have material effect on the Company’s financial position.

In June 2005, the FASB ratified EITF Issue No. 05-2, “The Meaning of ‘Conventional Convertible Debt Instrument’ in EITF No. 00-19, ‘Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF No. 05-2”), which addresses when a convertible debt instrument should be considered ‘conventional’ for the purpose of applying the guidance in EITF No. 00-19. EITF No. 05-2 also retained the exemption under EITF No. 00-19 for conventional convertible debt instruments and indicated that convertible preferred stock having a mandatory redemption date may qualify for the exemption provided under EITF No. 00-19 for conventional convertible debt if the instrument’s economic characteristics are more similar to debt than equity. EITF No. 05-2 is effective for new instruments entered into and instruments modified in periods beginning after June 29, 2005. The Company has applied the requirements of EITF No. 05-2 since the required implementation date. The adoption of this pronouncement did not have an impact on the Company’s financial position, results of operations or cash flows.

In June 2005, the EITF released EITF Issue No. 05-4 “The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, ‘Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF No. 05-4”) addresses financial instruments, such as stock purchase warrants, which are accounted for under EITF 00-19 that may be issued at the same time and in contemplation of a registration rights agreement that includes a liquidated damages clause. The consensus for EITF No. 05-4 has not been finalized.

In June 2005, the EITF reached consensus on Issue No. 05-6 “Determining the Amortization Period for Leasehold Improvements Purchased after Lease Inception or Acquired in a Business Combination. (“EITF 05-6”). EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05-6 will be applied prospectively and is effective for periods beginning after June 29, 2005. The adoption of EITF 05-6 did not have an impact on the Company’s financial position, results of operations, or cash flows.

NOTE 15. SUMMARY QUARTERLY FINANCIAL DATA (UNAUDITED):

Prior to the issuance of this report on Form 10-KSB, the Company reviewed its methodology for calculating the expense associated with options issued to non-employees and determined that it should have used the fair value method to calculate this expense, using an average of stock price volatility as a component of the valuation of stock options. Since the Company’s stock was not publicly traded, it developed an index of the volatility reported by comparable companies in accordance with SFAS No. 123. Until this point, the Company had used the minimum value method. Adoption of this methodology increased the previously reported expense of non-employee options and the value of the beneficial conversion feature (BCF) and deferred debt discount (DDD) of the convertible notes issued in connection with its debt offerings in April and June/September of 2005.

The following is the summarized unaudited quarterly financial data for the year ended December 31, 2005 reflecting the impact on expense of the revised methodology for calculating the value of non-employee options and warrants and the BCF and DDD of investor convertible shares and warrants, and the resulting restatement of the first three quarters of 2005:

Year ended December 31, 2005
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	restated	restated	restated
Total revenues, as previously reported	$1,661	$866	$7,306	$13,766

Net loss, as previously reported	(516,943)	(638,636)	(1,097,807)	(2,433,904)
Stock-based compensation adjustments	(355,676)	(48,774)	(70,360)	--
Deferred financing costs adjustments related to valuation of warrants	--	(53,192)	(188,261)	--
Net loss, as restated	(872,619)	(740,602)	(1,356,428)	(2,433,904)

Basic and diluted net loss per common share
Net loss, as previously reported	(0.18)	(0.22)	(0.37)	--
Stock-based compensation adjustments	(0.12)	(0.02)	(0.02)	--
Deferred financing costs adjustments related to valuation of warrants	--	--	(0.06)	--
Net loss, as restated	(0.30)	(0.24)	(0.46)	(0.82)
Average basic and diluted shares outstanding	2,954,979	2,970,390	2,970,390	2,970,390

The following summary of quarterly information for 2004 reflects the information reported in the Form 10-KSB/A No. 2, filed on March 30, 2006:

	Year ended December 31, 2004
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
Total revenues	$--	$--	$2,088	$699

Total operating expenses	519,753	484,078	488,413	1,184,386
Net operating income (loss)	(519,753)	(484,078)	(486,325)	(1,183,687)
Other income/(expense)	2,536	1,009	938	362
Net loss	(517,217)	(483,069)	(485,387)	(1,183,325)

Basic and diluted net loss per common share	(0.18)	(0.17)	(0.17)	(0.41)

Average basic and diluted shares outstanding	2,902,089	2,905,208	2,910,726	2,913,375

NOTE 18. SUBSEQUENT EVENTS:

a.  SEC FILINGS

On February 10, 2006, the Company withdrew its Registration Statement on Form SB-2, which had previously been filed with the Securities and Exchange Commission. Management of the Company has indicated that it intends to refile a revised registration statement at a future date that has not yet been determined.

b.  PRIVATE FINANCINGS

Subsequent to December 31, 2005, the Company has raised $525,000 through the issuance of short term notes carrying an interest rate of 2-1/2% per month and maturing from April 30, 2006 through May 17, 2006. On January 20, 2006, the Company entered into an agreement with an investment banking firm, Capital Growth Financial, LLC (“CGF”), whereby CGF agreed to serve as placement agent for a private financing consisting of the issuance of the Company’s senior convertible promissory notes. As of March 27, 2006, the Company had raised $300,000 under this offering. These notes are convertible at any time at the option of the holder into shares of common stock at a price of $3.30 per share.  If the Company raises the maximum $3,500,000 contemplated by this private financing (not including the $1,000,000 over allotment option), an aggregate of approximately 105,000 shares of common stock will be issuable, upon the consummation of a potential public offering, at a conversion ratio equal to 66.67% of an assumed initial public offering price of $5.00 per share. Maxim Group LLC is acting as the co-placement agent in this private financing.

c. LETTER OF INTENT

On March 10, 2006, the Company entered into a non-binding letter of intent with a privately held collection agency to explore the possibility of purchasing this company. The Company has not entered into any definitive agreements to purchase this collection agency as a result of this letter of intent, but was exploring the possibility of doing so. On April 27, 2006, the parties terminated the letter of intent.

d. INCREASE IN AUTHORIZED SALES

On August 16, 2006, following approvals by the Board of Directors and holders of a majority of Company’s outstanding shares of common stock, the Company’s Certificate of Incorporation was amended to increase the number of the Company’s authorized shares of common stock from 50,000,000 to 100,000,000 shares.

e. REVERSE STOCK SPLIT

On August 25, 2006, Debt Resolve effected a one-for-ten reverse stock split. All share and per share information herein has been retroactively restated to reflect this reverse stock split.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

2,483,819 Shares

Common Stock

P R O S P E C T U S

   November 1, 2006